      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1998



                                                      REGISTRATION NO. 333-53381

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            COMPUTER HORIZONS CORP.

             (Exact name of registrant as specified in its charter)

           NEW YORK                          7371                         132638902
 (State or Other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
              of
Incorporation or Organization)   Classification Code Number)         Identification No.)
           COMPUTER HORIZONS CORP.                            JOHN J. CASSESE
           49 Old Bloomfield Avenue                       Computer Horizons Corp.
    Mountain Lakes, New Jersey 07046-1495                 49 Old Bloomfield Avenue
                (973) 299-4000                     Mountain Lakes, New Jersey 07046-1495
                                                               (973) 299-4000
 (Address, including zip code, and telephone      (Name, address, including zip code, and
                   number,                                       telephone
including area code, of registrant's principal   number, including area code, of agent for
              executive offices)                                  service)

                             ---------------------

                                   COPIES TO:

                           ERICA H. STEINBERGER, ESQ.
                                LATHAM & WATKINS
                                885 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1200

                             ---------------------

     Approximate date of commencement of proposed sale to the public. From time to time after this Registration Statement becomes effective.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.


WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER DULY AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

This Offer Document should be read in conjunction with the accompanying Form of Acceptance.

If you have sold or transferred all your holding of Spargo Shares, please forward this Offer Document and the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN, INTO OR FROM THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN.
--------------------------------------------------------------------------------
                               RECOMMENDED OFFER

                                       BY

                              BROADVIEW ASSOCIATES

                                  ON BEHALF OF

                            COMPUTER HORIZONS CORP.

                                      FOR

                             SPARGO CONSULTING PLC
--------------------------------------------------------------------------------

The Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan and this document and the Form of Acceptance are not being, and must not be, mailed or transmitted in or into the United States, Canada, Australia or Japan.


A letter from the Chairman of Spargo recommending shareholders to accept the Offer is set out on pages 1 to 3 of this Offer Document.



The procedure for acceptance is set out on pages 12 to 14 of this Offer Document and in the accompanying Form of Acceptance. To accept the Offer, the Form of Acceptance must be completed and returned as soon as possible and in any event so as to be received no later than 3:00 p.m. (UK time) on 24 June 1998.


See Appendix VII for definitions of terms used in this Offer Document.


THE SHAREHOLDERS OF SPARGO ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS OFFER DOCUMENT IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO UNDER "INFORMATION REGARDING COMPUTER HORIZONS -- RISK FACTORS" BEGINNING ON PAGE 15 OF THIS OFFER DOCUMENT.


THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES NOR HAS THE SEC OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Broadview Associates, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Computer Horizons and no-one else in connection with the Offer and will not be responsible to anyone other than Computer Horizons for providing the protections afforded to customers of Broadview Associates or for giving advice in relation to the Offer or any matter referred to herein.

Peel Hunt, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Spargo and no-one else in connection with the Offer and will not be responsible to anyone other than Spargo for providing the protections afforded to customers of Peel Hunt or for giving advice in relation to the Offer or any matter referred to herein.

CERTAIN MARKET MAKERS ON THE LSE THAT ARE AFFILIATED WITH THE FINANCIAL ADVISERS TO SPARGO MAY ENGAGE IN "MARKET MAKING" TRANSACTIONS ON THE LSE IN SPARGO SHARES DURING THE OFFER PERIOD.

                             AVAILABLE INFORMATION

Computer Horizons has filed with the SEC the Registration Statement with respect to the offering of Computer Horizons Common Stock to be issued in connection with the Offer. This Offer Document constitutes a part of the Registration Statement and, in accordance with the rules of the SEC, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.


Computer Horizons is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a WorldWide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The site and this Registration Statement may be accessed at http://www.sec.gov. Computer Horizons Common Stock is traded on NASDAQ, and such materials and other information concerning Computer Horizons also can be inspected at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006. The Registration Statement may also be inspected at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN, England, during normal business hours on any weekday (English public holidays excepted) while the Offer remains open for acceptance.


                    INCORPORATION OF DOCUMENTS BY REFERENCE


THIS OFFER DOCUMENT INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COMPUTER HORIZONS HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF SPARGO SHARES, TO WHOM A COPY OF THIS OFFER DOCUMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL DOCUMENTS AND INFORMATION THAT HAVE BEEN INCORPORATED BY REFERENCE HEREIN (NOT INCLUDING EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN). SUCH DOCUMENTS AND INFORMATION ARE AVAILABLE IN THE UNITED STATES UPON REQUEST FROM COMPUTER HORIZONS, 49 OLD BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046-1495 USA, ATTENTION: DENNIS DIVENUTA,
TELEPHONE: 973-299-4000 AND IN THE UNITED KINGDOM UPON REQUEST FROM NORTON ROSE, KEMPSON HOUSE, CAMOMILE STREET, LONDON EC3A 7AN, ENGLAND, ATTENTION: FABIO MAZZOCCHETTI, TELEPHONE: 0171-283 6000. IN ADDITION, SUCH DOCUMENTS AND INFORMATION MAY ALSO BE INSPECTED AT THE OFFICES OF NORTON ROSE, KEMPSON HOUSE, CAMOMILE STREET, LONDON EC3A 7AN, ENGLAND DURING NORMAL BUSINESS HOURS ON ANY WEEKDAY (ENGLISH PUBLIC HOLIDAYS EXCEPTED) WHILE THE OFFER REMAINS OPEN FOR ACCEPTANCE. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY 19 JUNE 1998.


The following documents filed by Computer Horizons with the SEC are hereby incorporated by reference in this Offer Document:

          (a) Annual Report on Form 10-K for the fiscal year ended 31 December 1997 (the "1997 10-K");

          (b) the portions of Computer Horizons' 1997 Annual Report to Stockholders that have been incorporated by reference into the 1997 10-K;

          (c) Report on Form 10-Q for the three months ended 31 March 1998;

          (d) Computer Horizons' Proxy Statement for its 1998 Annual Meeting of Stockholders;

          (e) Current Report on Form 8-K dated 13 March 1998; and

          (f) Current Report on Form 8-K/A dated 17 March 1998.

All documents filed by Computer Horizons pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Document and prior to the date on which the Offer becomes or is declared unconditional in all respects shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer Document to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Offer Document except as so modified or superseded.
                            ------------------------

                                 RULE 8 NOTICES


Any person who, alone or acting together with any other person(s) pursuant to any agreement or understanding (formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, 1 per cent. or more of any relevant securities (as such term is defined on page V-5 of this Offer Document) is required, under the provisions of Rule 8 of the City Code, to notify the Company Announcements Office of the LSE, which will notify the Panel and the United Kingdom press, by no later than 12:00 noon on the business day following the date of the relevant transaction, of every dealing in any relevant securities until the First Closing Date of the Offer or (if later) such time as the Offer becomes or is declared unconditional as to acceptances or lapses, in accordance with Rule 8. Dealings by "associates" (within the meaning of the City
Code) of Computer Horizons or Spargo in relevant securities until such time must also be disclosed. Please consult your legal counsel immediately if you believe Rule 8 may be applicable to you.


                            ------------------------

                             FINANCIAL INFORMATION


The extracts from the consolidated financial statements of, and other information about, Computer Horizons appearing in this Offer Document are presented in US dollars ($) and have been prepared in accordance with US GAAP. Save where this Offer Document indicates to the contrary, the extracts from the consolidated financial statements of, and other information about, Spargo appearing in this Offer Document are presented in pounds sterling (L) and have been prepared in accordance with UK GAAP. All US GAAP information for Spargo appearing in this Offer Document is unaudited. US GAAP and UK GAAP differ in certain significant respects (See "Information regarding Spargo -- Spargo Management's Discussion and Analysis of Financial Condition and Results of Operations -- Reconciliation of US to UK GAAP".



The mid-point of the closing spread of the dollar to sterling spot rate, as shown in the Financial Times (UK edition) on 21 May 1998, the day before the announcement of the Offer, was 1.6318 and on 1 June 1998, the latest practicable date prior to the posting of this Offer Document, was 1.6307. The noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on these dates was
1.6305 and 1.6392, respectively. This information is provided for the convenience of the reader and may differ from the actual rates in effect during the periods covered by the Spargo financial information discussed herein.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Letter from the Chairman of Spargo to Spargo Shareholders...     1
Offer Letter from Broadview Associates to Spargo
  Shareholders..............................................     4
   1. Introduction..........................................     4
   2. The Offer.............................................     4
   3. Dealing Facility......................................     5
   4. Financial Effects of the Offer........................     5
   5. Spargo Share Option Scheme............................     5
   6. Accounting Treatment..................................     6
   7. Illustrative Comparative Per Share Data...............     6
   8. Information regarding Computer Horizons...............     8
   9. Information regarding Spargo..........................     8
  10. Background to and Reasons for the Offer...............     8
  11. Employees.............................................     9
  12. Taxation..............................................    10
  13. Procedure for Acceptance..............................    12
  14. Settlement............................................    14
  15. Further Information...................................    14
Information Regarding Computer Horizons.....................    15
   1. Risk Factors..........................................    15
   2. Selected Financial Information of Computer Horizons...    21
   3. Computer Horizons Management's Discussion and Analysis
      of Financial Condition and   Results of Operations....    22
   4. Nature of Trading Market..............................    28
Information Regarding Spargo................................    29
   1. Business..............................................    29
   2. Selected Financial Information of Spargo..............    29
   3. Spargo Management's Discussion and Analysis of
      Financial Condition and   Results of Operations.......    30
   4. Nature of Trading Market..............................    31


                                   APPENDICES

APPENDIX I     Conditions and Further Terms of the Offer...................    I-1
APPENDIX II    Computer Horizons Financial Statements......................   II-1
APPENDIX III   Spargo Financial Statements.................................  III-1
APPENDIX IV    Certain Market and Dividend Information.....................   IV-1
APPENDIX V     Additional Information......................................    V-1
APPENDIX VI    Description of Computer Horizons Capital Stock and Changes
               in the   Rights of Spargo Shareholders......................   VI-1
APPENDIX VII   Definitions.................................................  VII-1

                                                31 Beaufort Court, Admirals Way,

                                                          Waterside, South Quay,
                                                                  London E14 9XL

                                                      Telephone: 0171 - 538 3388
                                                      Facsimile: 0171 - 538 1847
                                                      E-mail: contact@spargo.com
[Spargo Consulting PLC Letterhead]                    Web site: www.spargo.com


(Registered in England: No. 2337791)

Directors:
A L R Morton F.C.A. (Chairman)
W A R Spargo (Chief Executive)
C P Gouveia F.C.C.A (Finance Director)
M E W Jackson F.C.A. (Non-Executive)
N Whitmey (Non-Executive)

R M Lewis (Non-Executive)
                                                              Registered Office:
                                                               31 Beaufort Court
                                                                    Admirals Way
                                                                       Waterside
                                                                      South Quay
                                                                  London E14 9XL


3 June 1998


To Spargo Shareholders and, for information only, to participants in the Spargo Share Option Scheme

Dear Shareholder

RECOMMENDED OFFER BY COMPUTER HORIZONS FOR SPARGO

The Boards of Spargo and Computer Horizons announced on 22 May 1998 that they had agreed the terms of a recommended share for share offer to be made by Broadview Associates on behalf of Computer Horizons for the whole of the share capital of Spargo. I am writing to explain the background to the Offer and the reasons why your directors consider that the terms of the Offer are fair and reasonable and, accordingly, why they unanimously recommend that you accept the Offer.

BACKGROUND TO AND REASONS FOR THE RECOMMENDATION

Since its flotation in June 1994, Spargo has grown its business and now it is one of the leading information technology consultancy services providers in the United Kingdom. Offering a range of services in software applications encompassing design, build, maintenance and enhancement, Spargo now employs some 170 staff and contractors, largely working with its blue chip client base and some 19 staff working in sales, administration and support, accounting and recruitment.

Against this background, the Board of Spargo has for some time been exploring the strategic options available to maximise shareholder value whilst managing risk.

Spargo is a relatively small company in a global multi-billion dollar market. A merger with Computer Horizons provides the benefits of being part of a larger organisation with all of the benefits that flow therefrom, whilst retaining many of the elements of independence which have been beneficial in creating the essential elements of the growth which Spargo has enjoyed.

Following an initial approach from Computer Horizons in the summer of 1997, which was not progressed, a new approach in April 1998 has led to agreement on the terms of the Offer which your Board considers is fair and reasonable having, in particular, taken into account the constraints facing Spargo as an independent company.

The Board considers that Computer Horizons represents a partner which has both the financial and development resources to enable Spargo to take full advantage of the opportunities available to it. The Board believes that the combination of Spargo's and Computer Horizons' operations and the financial resources which Computer Horizons can provide will result in a business better able to offer successful and highly competitive services to customers.

UNDERTAKINGS TO ACCEPT THE OFFER



Irrevocable undertakings to accept the Offer have been received in respect of all the Spargo Shares currently in issue in which Spargo Directors are interested (including Spargo Shares held, directly or indirectly, by or in trust for the benefit of members of their families) amounting in total to 9,376,500 Spargo Shares, representing approximately 75.01 per cent. of Spargo's issued share capital.


TERMS OF THE OFFER

The formal Offer, which is set out in the letter from Broadview Associates beginning on page 4 of this Offer Document, is being made on the following basis:

FOR EACH SPARGO SHARE      0.15096 OF A SHARE OF COMPUTER HORIZONS COMMON STOCK


As of 1 June 1998 (the latest practicable date prior to the posting of this Offer Document), based on the closing Computer Horizons Common Stock price on NASDAQ on such date and the Illustrative Exchange Rate, the sterling equivalent value of the Offer would be 312p per Spargo Share. This would value the whole of Spargo at approximately L39.7 million on a fully diluted basis. An Offer value of 312p per Spargo Share represents a premium of 7.6 per cent. over the closing middle market price of 290p per Spargo Share as derived from SEDOL on 6 May 1998, the day before the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal.


DEALING FACILITY


The New Computer Horizons Common Stock will be traded on NASDAQ but will not be listed or traded on the LSE. Since Spargo Shareholders may not be able to deal easily or economically in the US market, it is anticipated that Spargo Shareholders should, shortly after the date of this Offer Document, receive information regarding a dealing facility developed by IRG Trustees Limited utilising the services of BT Alex. Brown Inc. This arrangement will enable Spargo Shareholders who wish to sell all of their New Computer Horizons Common Stock to deal through BT Alex. Brown Inc.


MANAGEMENT AND EMPLOYEES

Computer Horizons has given assurances to the Board of Spargo that the existing employment rights, including pension rights, of employees of the Spargo Group will be fully safeguarded.


SPARGO SHARE OPTION SCHEME



The Offer extends to any Spargo Shares which are issued or unconditionally allotted while the Offer remains open for acceptance, including any such shares unconditionally allotted or issued as a result of the exercise of options under the Spargo Share Option Scheme. If the Offer becomes or is declared unconditional in all respects, under the rules of the Spargo Share Option Scheme all outstanding Spargo Options will (irrespective of their date of grant) become exercisable.



If the Offer becomes or is declared unconditional in all respects, Computer Horizons intends to offer to holders of unexercised Spargo Options, in accordance with the rules of the Spargo Share Option Scheme, the opportunity (but such Optionholders will not be obliged) to exchange such Spargo Options for options over shares of Computer Horizons Common Stock, with such options in all other respects continuing to be governed by the provisions of the Spargo Share Option Scheme. It is intended that the aggregate value of the shares of Computer Horizons Common Stock the subject of such options and the aggregate exercise price of such options will equal the current aggregate value of the Spargo Options so exchanged and the current aggregate exercise price of such Spargo Options, and that the ratio of exchange will reflect the terms of the Offer. However, the actual terms of options over Computer Horizons Common Stock to be offered will be subject to approval by the Inland Revenue, and may therefore vary from those described above. Computer Horizons intends to notify participants in the Spargo Share Option Scheme of the definitive terms of the options over Computer Horizons Common Stock promptly following the date on which the Offer becomes or is declared unconditional in all respects.

ACTION TO BE TAKEN TO ACCEPT THE OFFER


The procedure for acceptance of the Offer is set out under "Procedure for Acceptance" in paragraph 13 of the letter from Broadview Associates beginning on page 4 of this Offer Document. IN ORDER TO ACCEPT THE OFFER, YOU SHOULD RETURN YOUR COMPLETED FORM OF ACCEPTANCE IN ACCORDANCE WITH THE INSTRUCTIONS THEREON AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY IRG NOT LATER THAN
3.00 P.M. ON 24 JUNE 1998. You must also take the other action described in paragraph 13 of the letter from Broadview Associates.


TAXATION


Your attention is drawn to the discussion under "Taxation" in paragraph 12 of the letter from Broadview Associates beginning on page 10 of this Offer Document. IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION, YOU SHOULD CONSULT YOUR INDEPENDENT PROFESSIONAL ADVISER.



CURRENT TRADING AND PROSPECTS



Spargo has maintained the significant progress made in the second half of last year and current trading is at a record level with the continuing gain of new clients and a growing billable head count.



Market conditions for Spargo's services remain buoyant and Spargo's new employee recruitment division is being very successful in engaging new personnel to service Spargo's clients' growing needs.


RECOMMENDATION

YOUR DIRECTORS, WHO HAVE BEEN SO ADVISED BY PEEL HUNT, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. IN PROVIDING ADVICE TO THE DIRECTORS OF SPARGO, PEEL HUNT HAS TAKEN INTO ACCOUNT THE COMMERCIAL ASSESSMENTS OF THE DIRECTORS OF SPARGO.

YOUR DIRECTORS THEREFORE UNANIMOUSLY RECOMMEND YOU TO ACCEPT THE OFFER. IRREVOCABLE UNDERTAKINGS TO ACCEPT THE OFFER HAVE BEEN RECEIVED BY COMPUTER HORIZONS IN RESPECT OF ALL THE SPARGO SHARES CURRENTLY IN ISSUE IN WHICH SPARGO DIRECTORS ARE INTERESTED (INCLUDING SPARGO SHARES HELD, DIRECTLY OR INDIRECTLY, BY OR IN TRUST FOR THE BENEFIT OF MEMBERS OF THEIR FAMILIES) AMOUNTING IN TOTAL TO 9,376,500 SPARGO SHARES, REPRESENTING APPROXIMATELY 75.01 PER CENT. OF SPARGO'S ISSUED SHARE CAPITAL.

                              Yours sincerely

                              Bob Morton
                              Chairman

[BROADVIEW ASSOCIATES LETTERHEAD]



                                                                     3 June 1998


            To Spargo Shareholders and, for information only, to participants in the Spargo Share Option Scheme

            Dear Shareholder

                        RECOMMENDED OFFER FOR SPARGO CONSULTING PLC

            1  INTRODUCTION

            It was announced on 22 May 1998 that the Boards of Computer Horizons and Spargo had reached agreement on the terms of a recommended share for share offer to be made by Broadview Associates on behalf of Computer Horizons for the whole of the share capital of Spargo. This letter contains the formal offer from Broadview Associates on behalf of Computer Horizons.


            YOUR ATTENTION IS DRAWN TO THE LETTER FROM YOUR CHAIRMAN, BOB MORTON, BEGINNING ON PAGE 1 OF THIS OFFER DOCUMENT, FROM WHICH YOU WILL SEE THAT THE BOARD OF SPARGO CONSIDERS THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE AND UNANIMOUSLY RECOMMENDS SPARGO SHAREHOLDERS TO ACCEPT THE OFFER.


            IRREVOCABLE UNDERTAKINGS TO ACCEPT THE OFFER HAVE BEEN RECEIVED IN RESPECT OF ALL THE SPARGO SHARES CURRENTLY IN ISSUE IN WHICH SPARGO DIRECTORS ARE INTERESTED (INCLUDING SPARGO SHARES HELD, DIRECTLY OR INDIRECTLY, BY OR IN TRUST FOR THE BENEFIT OF MEMBERS OF THEIR FAMILIES) AMOUNTING IN TOTAL TO 9,376,500 SPARGO SHARES, REPRESENTING APPROXIMATELY 75.01 PER CENT. OF SPARGO'S ISSUED SHARE CAPITAL.

            2  THE OFFER

            The Offer is being made on and subject to the terms and conditions set out in this Offer Document and the Form of Acceptance on the following basis:


               FOR EACH SPARGO SHARE  0.15096 OF A SHARE OF COMPUTER HORIZONS
                                        COMMON STOCK



            As of 1 June 1998 (the latest practicable date prior to the posting of this Offer Document), based on the closing Computer Horizons Common Stock price on NASDAQ on such date and the Illustrative Exchange Rate, the sterling equivalent value of the Offer would be 312p per Spargo Share. An Offer value of 312p per Spargo Share represents a premium of 7.6 per cent. over the closing middle market price of 290p per Spargo Share as derived from SEDOL on 6 May 1998, the day before the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal.



            On the basis of full acceptance of the Offer on a fully diluted basis, the Offer would involve the issue of 1,920,928 shares of Computer Horizons Common Stock, representing 6.2 per cent. of the number of shares of Computer Horizons Common Stock outstanding immediately following, and giving effect to, such issue.



            Spargo Shareholders should bear in mind that the sterling equivalent value of any investment in Computer Horizons Common Stock will be affected by the dollar/sterling exchange rate. See "Information Regarding Computer Horizons -- Risk Factors -- Risks Relating to the Offer -- Risks Associated with Currency Exchange Rate Fluctuations" beginning on page 15 of this Offer Document.


            The Spargo Shares which are the subject of the Offer will be acquired fully paid and free from all liens, charges, equitable interests, rights of pre-emption and other third party rights of any nature and together with all rights attaching thereto, including the right to receive all dividends and other distributions declared, paid or made after 22 May 1998.

      LOGO

     (I)  TREATMENT OF FRACTIONS

If the Offer becomes or is declared unconditional in all respects, fractions of a share of Computer Horizons Common Stock will not be issued to accepting Spargo Shareholders who will instead receive an amount in cash from Computer Horizons (in sterling calculated at the Settlement Exchange Rate) in lieu of any entitlement to fractions of shares of Computer Horizons Common Stock. However, individual entitlements of less than L3.00 will not be paid to Spargo Shareholders but will be retained for the benefit of the Enlarged Computer Horizons Group.

     (II)  COMPUTER HORIZONS COMMON STOCK

The New Computer Horizons Common Stock will be issued credited as fully paid and will rank pari passu in all respects with the existing Computer Horizons Common Stock, including the right to any dividend or other distribution declared, paid or made after 22 May 1998. The New Computer Horizons Common Stock will be issued free from all liens, equities, charges, encumbrances and other interests.

3  DEALING FACILITY

The New Computer Horizons Common Stock will be traded on NASDAQ but will not be listed or traded on the LSE. Since Spargo Shareholders may not be able to deal easily or economically in the US market, it is anticipated that Spargo Shareholders should, shortly after the date of this Offer Document, receive information regarding a dealing facility developed by IRG Trustees Limited utilising the services of BT Alex. Brown Inc. This arrangement will enable Spargo Shareholders who wish to sell all of their New Computer Horizons Common Stock to deal through BT Alex. Brown Inc.

4  FINANCIAL EFFECTS OF THE OFFER

     (A)  CAPITAL VALUE

The following table illustrates, on the bases and assumptions set out in the Notes thereto, the increase in capital value under the Offer for a holder of 100 Spargo Shares who accepts the Offer if the Offer becomes or is declared unconditional in all respects:


Sterling equivalent value of New Computer Horizons Common
  Stock issued in exchange for 100 Spargo Shares under the
  Offer(1)..................................................  L312
Market value of 100 Spargo Shares(2)........................  L290
                                                              --------------
Increase in value(3)........................................  L22
                                                              --------------
Percentage increase(3)......................................  7.6 per cent.


Notes:


(1) The sterling equivalent value of New Computer Horizons Common Stock is based on the closing Computer Horizons Common Stock price on NASDAQ of $33.75 on 1 June 1998 (the latest practicable date prior to the posting of this Offer Document) and the Illustrative Exchange Rate.



(2) The market value attributed to one Spargo Share is based on the closing middle market price of a Spargo Share of 290p as derived from SEDOL on 6 May 1998, the day before the announcement that Spargo had received an approach that might or might not lead to an agreed merger proposal.


(3) No account has been taken of any liability to taxation or for the treatment of fractional entitlements to Computer Horizons Common Stock.

     (B)  INCOME

Computer Horizons intends to continue its policy of retaining earnings for use in its operations and in the expansion of its business and therefore does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future. Historically, Computer Horizons has never paid a cash dividend.


With respect to the year ended 31 December 1997, a holder of 100 Spargo Shares would have received net dividend income totalling L6.00.


5  SPARGO SHARE OPTION SCHEME


The Offer extends to any Spargo Shares which are issued or unconditionally allotted while the Offer remains open for acceptance, including any such shares unconditionally allotted or issued as a result of the exercise of options under the Spargo Share Option Scheme. If the Offer becomes or is declared unconditional in all respects, under the rules of the Spargo Share Option Scheme all outstanding Spargo Options will (irrespective of their date of grant) become exercisable.



If the Offer becomes or is declared unconditional in all respects, Computer Horizons intends to offer to holders of unexercised Spargo Options, in accordance with the rules of the Spargo Share Option Scheme, the opportunity (but such Optionholders will not be obliged) to exchange such Spargo Options for options over shares of Computer Horizons Common Stock, with such options in all other respects continuing to be governed by the provisions of the Spargo Share Option Scheme. It is intended that the aggregate value of the shares of Computer Horizons Common Stock the subject of such options and the aggregate exercise price of such options will equal the current aggregate value of the Spargo Options so exchanged and the current aggregate exercise price of such Spargo Options, and that the ratio of exchange will reflect the terms of the Offer. However, the actual terms of options over Computer Horizons Common Stock to be offered will be subject to approval by the Inland Revenue, and may therefore vary from those described above. Computer Horizons intends to notify participants in the Spargo Share Option Scheme of the definitive terms of the options over Computer Horizons Common Stock promptly following the date on which the Offer becomes or is declared unconditional in all respects.



6  ACCOUNTING TREATMENT


   POOLING OF INTERESTS

It is a condition of the Offer that Computer Horizons receives a letter from Grant Thornton, Computer Horizons' auditors, dated as of the date on which the Offer otherwise becomes or is declared unconditional in all respects, confirming that they continue to concur with Computer Horizons management's conclusion that the acquisition of Spargo may be accounted for as a pooling of interests under US GAAP.

Grant Thornton have confirmed to Computer Horizons as of the date of this Offer Document that they concur with Computer Horizons management's current conclusion that the acquisition of Spargo may be accounted for as a pooling of interests under US GAAP.

   AFFILIATE AGREEMENTS

The shares of Computer Horizons Common Stock to be issued pursuant to the Offer have been registered under the Securities Act pursuant to a Registration Statement on Form S-4, thereby allowing such shares to be traded without restriction by any former holder of Spargo Shares if such holder (i) is not deemed to be an "affiliate" (as defined in Rule 144 under the Securities Act) of Spargo at any time during the period commencing 30 days prior to the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal and ending on the date on which the Offer becomes or is declared unconditional in all respects, and (ii) does not become an affiliate of Computer Horizons.

In order that the acquisition of Spargo may be treated as a pooling of interests under US GAAP, the Directors of Spargo and certain persons associated with them have entered into Affiliate Agreements with Computer Horizons in respect of a total of 9,376,500 Spargo Shares (representing approximately 75.01 per cent. of Spargo's issued share capital). Under the terms of the Affiliate Agreements, the Affiliates agree not to deal in their Spargo Shares (other than to accept the Offer) or their New Computer Horizons Common Stock until Computer Horizons has published financial statements incorporating at least 30 days of combined operations of Computer Horizons and Spargo. Financial statements reflecting the combined operations of Computer Horizons and Spargo are required to be included in Computer Horizons' Quarterly Report on Form 10-Q, filed with the SEC, for the quarter in which the Offer becomes or is declared unconditional in all respects.

7  ILLUSTRATIVE COMPARATIVE PER SHARE DATA


The following table illustrates certain historical and pro forma comparative per share data of Computer Horizons and Spargo giving effect to the Offer as a pooling of interests for accounting purposes. In addition, the following unaudited information reflects Spargo on a pro forma equivalent basis. The unaudited pro forma data presented is for comparative purposes only and is not necessarily indicative of future combined earnings or the financial position that would have been reported had the Offer become or been declared unconditional in all respects at the beginning of the respective periods or as of the dates for which such unaudited pro forma information is presented. For the convenience of the reader, the financial information of Spargo used in the preparation of the pro forma information appearing below has been adjusted to comply with US GAAP and contains translations of pounds sterling amounts into US dollars at rates specified in "Information Regarding Spargo -- Selected Spargo Financial Information". Such translations should not be construed as representa-tions that the pounds sterling amounts represent, or have been, or could be, converted into US dollars at that or any other rate. Pro forma information for the three months ended 31 March 1998 has not been provided because historical financial information of Spargo for such period is not available. Spargo will constitute an insignificant foreign subsidiary of Computer Horizons following consummation of the Offer.

                                                   YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                31 DECEMBER 1997   31 DECEMBER 1996   31 DECEMBER 1995
                                                ----------------   ----------------   ----------------
Computer Horizons Historical(1), (2), (3)
  Net income per common share(4):
     Basic...................................        $0.88              $0.48              $0.46
     Diluted.................................        $0.84              $0.46              $0.44
  Book value per common share(5).............        $6.60
  Cash dividends declared per common
     share(4)................................        $0.00              $0.00              $0.00
Spargo Historical(6)
  Net income per common share(4):
     Basic...................................        $0.15              $0.10              $0.06
     Diluted.................................        $0.15              $0.10              $0.06
  Book value per common share(5).............        $0.29
  Cash dividends declared per common
     share(4)................................        $0.10              $0.08              $0.06
Computer Horizons/Spargo Pro Forma
  Combined(7), (8)
  Net income per common share(4):
     Basic...................................        $0.89              $0.50              $0.46
     Diluted.................................        $0.85              $0.47              $0.43
  Book value per common share(5).............        $6.30
  Cash dividends declared per common
     share(4)................................        $0.04              $0.04              $0.03
Spargo Equivalent Pro Forma(9)
  Net income per common share(4):
     Basic...................................        $1.01              $0.63              $0.43
     Diluted.................................        $1.00              $0.63              $0.42
  Book value per common share(5).............        $1.89
  Cash dividends declared per common
     share(4)................................        $0.65              $0.51              $0.41

Notes:


(1) On 28 February 1998 a wholly-owned subsidiary of Computer Horizons merged with and into Princeton Softech, Inc. ("Princeton"), as a result of which Princeton became a wholly-owned subsidiary of Computer Horizons in a stock-for-stock transaction which was accounted for as an immaterial pooling of interests. The results of Princeton have been included in the historical financial data for Computer Horizons as of 1 January 1998. The financial data for the years ended 31 December 1997, 1996 and 1995 have not been restated.



(2) The year ended 31 December 1997 included a one-time charge for merger related costs of $976,000.


(3) All per share data have been adjusted retroactively to reflect Computer Horizons' three-for-two stock splits declared May 1997, December 1995 and April 1995.

(4) Basic net income and cash dividends declared per share data were calculated based on the weighted average number of shares outstanding without consideration of common stock equivalents. Diluted net income was calculated based on the weighted average number of common and common equivalent shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average trading price of shares of common stock during the year.

(5) The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock as of the end of each of the periods presented.

(6) Pound sterling amounts have been converted into US dollars at either the exchange rate at the end of the period presented or the weighted average exchange rate, as appropriate. See "Information Regarding Spargo -- Selected Financial Information of Spargo" for the pound-dollar exchange rate at the end of certain financial periods, the average rate for each period and the range of high and low rates for each period.


(7) Excludes merger-related costs, which will be charged to combined operations during the period in which the combination is consummated. Also excluded are restructuring costs associated with the integration of Computer Horizons' and Spargo's operations. An estimate of these costs has not yet been determined as management are still in the process of finalising their plans.


(8) The pro forma data presents Computer Horizons' historical data combined with Spargo's historical data assuming the combination of Computer Horizons and Spargo had occurred on 1 January 1995.


(9) The Spargo equivalent pro forma per share information is calculated by dividing the Spargo historical per share amounts by 0.15096, the fraction of a share of Computer Horizons Common Stock that will be exchanged for each Spargo Share.

8  INFORMATION REGARDING COMPUTER HORIZONS

Computer Horizons is a diversified information technology services and products company providing its clients with resource augmentation and advanced technology solutions to business problems through applications development, client/server migration, network management, emerging technologies and legacy systems maintenance, including "Year 2000" services.


Computer Horizons employs over 4,000 people across an international network of 45 offices. Computer Horizons' clients include AT&T, Chase Manhattan Corporation, Citicorp, Dow Chemical Company, Florida Power & Light Company, Ford Motor Company, International Business Machines Corporation, MCI Communications Corporation, NYNEX Corporation and Prudential Insurance Company of America. See "Information Regarding Computer Horizons" beginning on page 15 of this Offer Document for additional information.



For the year ended 31 December 1997, Computer Horizons generated income before taxes of $40.2 million (L24.6 million at the Illustrative Exchange Rate) on revenues of $334.7 million (L205.1 million at the Illustrative Exchange Rate). As at 31 December 1997 Computer Horizons had total stockholders' equity (shareholders' funds) of $182.5 million (L111.8 million at the Illustrative Exchange Rate). See "Information Regarding Computer Horizons -- Selected Financial Information of Computer Horizons" beginning on page 21 of this Offer Document and Appendix II for Computer Horizons' results for the three months ended 31 March 1998.



Computer Horizons Common Stock is traded on NASDAQ under the symbol "CHRZ" and Computer Horizons had a market capitalisation of approximately $977.1 million (L598.8 million at the Illustrative Exchange Rate) as of 1 June 1998, the latest practicable date prior to the posting of this Offer Document, based on the closing Computer Horizons Common Stock price on NASDAQ of $33.75 on such date. See Appendix IV for additional information regarding the historical trading price of Computer Horizons Common Stock.


The Board of Computer Horizons believes that Computer Horizons will benefit from the IT industry's positive growth pattern and is optimistic about its prospects for the future.


On 26 May 1998 Computer Horizons announced that it had decided to sell its 50 per cent. share in the Joint Venture to its partner for $5.75 million. In 1995, Computer Horizons invested $500,000 to start the Joint Venture. The sale is pending Indian government approval, which Computer Horizons expects to receive early in the summer 1998.


9  INFORMATION REGARDING SPARGO


Spargo is one of the leading information technology consultancy services providers in the United Kingdom offering a range of services in software applications which encompass design, build, maintenance and enhancement to a largely blue chip client base in the United Kingdom. See "Information Regarding Spargo" beginning on page 29 of this Offer Document for additional information.


Spargo's target customer base is large computer users comprising major blue chip companies, financial institutions and leading consulting companies based in the UK, the US and Western Europe. Spargo's clients include Lloyds TSB Plc, Xerox Limited, J.P. Morgan, J.H. Marsh & McLellan Limited and Ladbroke Racing Limited.


For the year ended 31 December 1997, Spargo's turnover was L9.5 million and reported profit before tax was L1.7 million. At that date the Spargo Group's net assets were L1.7 million. See "Information Regarding Spargo -- Selected Financial Information of Spargo" beginning on page 29 of this Offer Document and Appendix III for additional information.


10  BACKGROUND TO AND REASONS FOR THE OFFER

Having grown strongly since its foundation in 1969, Computer Horizons has succeeded in organically building a services infrastructure across the United States to service its corporate client base, making selective acquisitions in specific areas where it felt the opportunity warranted such action. In line with its strategy for growth, it engaged Broadview Associates LLC on 19 November 1996 to assist it in managing an ongoing proactive corporate development program covering the US.

As many of Computer Horizons' major clients (including AT&T, Chase Manhattan Corporation, Citicorp, Dow Chemical Company, Ford Motor Company and International Business Machines Corporation) operate internationally and have substantial UK activities, Computer Horizons entered the UK market in the first quarter of 1997, setting up its own office in London, which currently employs five staff.

Computer Horizons has since experienced rapid growth in demand for its services in the UK and faces challenges in recruiting sufficient staff and building its infrastructure in a timely fashion. Against this background, Computer Horizons therefore requested that Broadview Associates LLC expand its efforts to cover the UK. As a result of Broadview Associates' research into the UK market, Computer Horizons requested on 9 May 1997 that Broadview Associates approach Spargo to discuss possible business opportunities. These discussions were subsequently halted in August 1997.

Following a review by Computer Horizons during the spring of 1998 of both its overall corporate development programme and the continuing growth in demand for its services in the UK, Computer Horizons reassessed its position with respect to an acquisition of Spargo and reopened discussion with Spargo through Broadview Associates with respect to the possibility of a combination of Computer Horizons and Spargo.


On 13 April 1998, a discussion took place by telephone between Broadview Associates and Bob Morton, Chairman of Spargo, during which the parties discussed the valuation of Spargo. Following such discussion, Computer Horizons issued a non-binding proposal to Spargo detailing general terms and conditions under which it would consider a business combination with Spargo, which was acknowledged by Spargo on 14 April 1998.



On 22 April 1998, Bob Morton and Tony Spargo, Chief Executive of Spargo, met with John J Cassese, Chief Executive Officer of Computer Horizons, and William J Murphy, Chief Financial Officer of Computer Horizons, and Broadview Associates to discuss the valuation of Spargo and further terms and conditions to closing.



Subsequent to this meeting, Spargo engaged Peel Hunt as its financial adviser in connection with discussions regarding a potential offer by Computer Horizons for the shares of Spargo. Between 23 April and 7 May 1998 a series of meetings took place between, inter alios, various senior officers of Computer Horizons and Spargo, Broadview Associates, Peel Hunt, the firms of Norton Rose and Latham & Watkins, legal advisers to Computer Horizons, and Theodore Goddard, legal advisers to Spargo, and Grant Thornton and KPMG Audit Plc, the independent accountants to Computer Horizons and Spargo, respectively. The purpose of these meetings was to discuss matters relating primarily to the terms and structure of any potential offer for Spargo, regulatory requirements relating to any such offer, the due diligence investigation to be performed by Computer Horizons in order to assess the perceived benefits of a potential combination with Spargo, and the required documentation necessary for a formal offer to be made by Computer Horizons for Spargo.


On 7 May 1998, Spargo announced that it had received an approach which might or might not lead to an agreed merger proposal being put to it. This announcement was felt to be necessary following a period commencing 22 April 1998 during which the Spargo share price rose by over 20 per cent.

Following Spargo's announcement on 7 May 1998, the parties entered into further discussion regarding valuation and Computer Horizons began to conduct due diligence with a view to reaching a definitive agreement on the terms of the Offer. On 21 May 1998, the parties completed due diligence.


On 21 May 1998, the board of directors of each of Computer Horizons and Spargo approved the terms of the Offer, the form of the Offer Document and related documents, and the board of directors of Computer Horizons approved the filing of the Registration Statement with the SEC.


On 22 May 1998, Computer Horizons and Spargo issued a press release announcing the terms of the Offer and filed the Registration Statement with the SEC.

Computer Horizons is making the Offer because it is consistent with Computer Horizons' policy of growth through both internal development and strategic acquisitions of complementary businesses. Computer Horizons believes that a combination with Spargo will complement Computer Horizons' existing strength in the US market and will permit it to service in the UK its existing customers sooner than by relying on internal growth alone. Furthermore, Computer Horizons believes that there is a significant potential enhancement of the strategic and market position of the combined companies beyond that achievable by Computer Horizons alone.

11  EMPLOYEES

The existing employment rights, including pension rights, of all of the employees of the Spargo Group will be fully safeguarded.

12  TAXATION


The following discussion of taxation is included for general information and only relates to the position of a person who is a UK Resident and who is the absolute beneficial owner of Spargo Shares. In particular, the following does not discuss all of the tax consequences that may be relevant to a Spargo Shareholder in light of such shareholder's particular circumstances or to holders subject to special rules, such as life insurance companies or dealers in securities. The explanation of UK and US tax laws set out below is based on laws and, in the case of the UK, practice at present in effect, including the Treaty, and, in the case of both the UK and the US, judicial and administrative precedent as of 1 June 1998. This explanation is subject to any changes in those laws (which may apply retroactively) or in the interpretation thereof by the relevant taxation authorities, practice (in the case of the UK) and precedent occurring after that date and does not discuss any tax laws other than those of the UK and the US. Spargo Shareholders who are in any doubt as to their taxation position or are subject to taxation in any jurisdiction other than the UK or the US are urged to consult their professional advisers as to the specific tax consequences to them of the Offer.


     UK Taxation

The following discussion summarises in general terms for a Spargo Shareholder who is a UK Resident and who holds Spargo Shares as an investment the principal UK tax consequences associated with the exchange of securities pursuant to the Offer.


Taxation of Capital Gains. The exchange of Spargo Shares by a Spargo Shareholder in return for New Computer Horizons Common Stock will not be treated as a disposal of Spargo Shares for the purposes of UK taxation of capital gains, provided that the Spargo Shareholder, together with persons connected with him, owns not more than 5 per cent. of, or of any class of, the shares in or debentures of Spargo. The New Computer Horizons Common Stock will instead be treated as the same asset as the Spargo Shares, acquired as and when the Spargo Shares were acquired.



Each Spargo Shareholder who, either alone or together with persons connected with him, holds more than five per cent. of the shares in, or any class of the shares in or debentures of, Spargo is advised that the Inland Revenue has granted a tax clearance under section 138 of the Taxation of Chargeable Gains Act 1992 which confirms that the Inland Revenue is satisfied that the exchange of securities pursuant to the Offer is being effected for bona fide commercial reasons and not for tax avoidance purposes. As a result of the granting of this clearance any such holder of Spargo Shares will be treated in the manner described in the previous paragraph.


A Spargo Shareholder will, to the extent that he receives cash in lieu of a fraction of a share of New Computer Horizons Common Stock, be treated as making a part disposal of his Spargo Shares which may, depending upon his individual circumstances, give rise to a liability to UK taxation of capital gains.

A subsequent disposal of New Computer Horizons Common Stock by a UK Resident may give rise to a liability to UK taxation of capital gains.

Stamp Duty and Stamp Duty Reserve Tax. No UK stamp duty or stamp duty reserve tax will be payable by a Spargo Shareholder on the transfer of Spargo Shares to Computer Horizons. Any liability to UK stamp duty or stamp duty reserve tax on the transfer of such Spargo Shares to Computer Horizons will be borne by Computer Horizons. No UK stamp duty or stamp duty reserve tax will be payable on the issue of New Computer Horizons Common Stock.

Dividends. A UK Resident will generally be liable to income tax or corporation tax in the UK on the aggregate of any dividend received from Computer Horizons and any tax withheld at source in the US (see below under "Taxation of UK Residents-US Taxation") and any tax withheld in the UK (see below). In computing that liability to taxation, credit will be given for any tax withheld in the US and any tax withheld in the UK. No repayment of the US tax credit will be available to a UK Resident. In the case of a corporate UK Resident which controls 10 per cent. or more of the voting stock of Computer Horizons, credit will also be available for underlying tax against UK taxes in respect of the dividend.

Special rules apply to UK Residents who are not domiciled in the UK.

An agent in the UK who, on behalf of a UK Resident, collects a dividend paid by Computer Horizons may be required to withhold a sum on account of UK income tax or corporation tax, currently at the rate of 20 per cent. Regulations, however, allow credit to be given for tax withheld in the US, thereby reducing the aggregate withholding to 20 per cent. of the gross dividend.

Inheritance Tax. Where Computer Horizons Common Stock is held by an individual who is neither domiciled nor deemed to be domiciled in the UK, no liability to UK inheritance tax will arise. Where Computer Horizons Common Stock is held by an individual who is either domiciled or deemed to be domiciled in the UK, liability to UK inheritance tax may arise on the death of, or on a gift (or disposal at an undervalue) of the Computer Horizons Common Stock by, that individual.

     US Taxation


The following is a general summary of certain US federal income tax consequences expected to result under current law from the ownership, sale and disposition of Computer Horizons Common Stock by UK shareholders who are not "United States persons" for the purposes of US federal income tax. This summary does not address foreign, state or local tax consequences. Spargo Shareholders are urged to consult their tax advisors regarding the US federal, state and local income and other tax consequences of owning Computer Horizons Common Stock.



US Tax Treatment of the Offer and Related Transactions. Computer Horizons plans to structure the Spargo Acquisition in a manner which would permit the Spargo Acquisition to be treated as a qualified stock purchase within the meaning of the United States Internal Revenue Code of 1986, as amended. IT IS STRONGLY RECOMMENDED THAT SPARGO SHAREHOLDERS WHO ARE "UNITED STATES PERSONS" (FOR PURPOSES OF US FEDERAL INCOME TAX), IF ANY, CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT OF SUCH TREATMENT ON SUCH SHAREHOLDERS. However, such structure would not have any impact on the tax consequences described herein with respect to Spargo Shareholders who are not "United States persons".


Dividends. UK persons acquiring Computer Horizons Common Stock will be subject to US taxation on dividends received from Computer Horizons. Generally, such dividends would be subject to a 30 per cent. withholding tax. However, under the terms of the Treaty, with respect to UK residents (as defined in the Treaty) the rate of withholding tax may be reduced to 15 per cent. of the gross dividend or, in the case of any corporate UK resident shareholder of Computer Horizons controlling at least 10 per cent. of the voting stock of Computer Horizons, the rate of withholding tax may be reduced to 5 per cent. of the gross dividend. Such tax will be withheld by Computer Horizons in its capacity as withholding agent. Under the currently applicable United States Treasury regulations, dividends paid to an address in the UK will be presumed to be paid to a resident of the UK for purposes of the withholding (unless Computer Horizons has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under the recently issued United States Treasury regulations (which will become effective for payments made after 31 December 1999, subject to certain transition rules), a UK resident of Computer Horizons Common Stock who wishes to claim the benefit of the applicable treaty rate discussed above would be required to satisfy certain certification and other requirements. Dividends paid to a UK resident shareholder of Computer Horizons Common Stock that are effectively connected with a United States trade or business conducted by such UK shareholder (or, under the Treaty, attributable to a permanent establishment maintained in the United States by such UK shareholder) are taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and are not subject to withholding tax if the UK shareholder gives an appropriate statement to Computer Horizons or its paying agent in advance of the dividend payment. In addition to the graduated tax described above, unless the benefit of the Treaty could be claimed as income attributable to a permanent establishment, effectively connected dividends received by a UK shareholder that is a corporation may also be subject to an additional branch profits tax at a rate of 30 per cent.


Sale or Disposition. A UK shareholder of Computer Horizons Common Stock generally will not be subject to United States federal income tax or withholding on gain recognised upon the sale or other disposition of Computer Horizons Common Stock unless, subject to applicable provisions of the Treaty,: (i) the gain is effectively connected with the conduct of a trade or business (or, under the Treaty, is attributable to a permanent establishment maintained) within the United States by the UK shareholder, (ii) in the case of a UK shareholder who is a non-resident individual for US tax purposes and holds the Computer Horizons Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are met; or
(iii) the Computer Horizons Common Stock constitutes a United States real property interest by reason of Computer Horizons' status as a "United States real property holding corporation" ("USRPHC") for US federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such UK shareholder's holding period for such Computer Horizons Common Stock. Computer Horizons does not believe that it is or it will become a USRPHC for US federal income tax purposes.

Information and Backup Withholding. Computer Horizons will, where required, report to the holders of Computer Horizons Common Stock and the US Internal Revenue Service the amount of any dividend paid on Computer Horizons Common Stock in each calendar year and the amounts of tax withheld, if any, with respect to such payments. Dividends paid to a UK shareholder that are subject to the 30 per cent. or reduced US withholding tax previously discussed will be exempt from US backup withholding tax. Otherwise a backup withholding tax at a rate of 31 per cent may apply to dividends paid to UK shareholders that are not "exempt recipients" and that fail to provide certain information regarding their foreign status. In addition, gain on sale or disposition may also be subject to information reporting and backup withholding. Backup withholding, if applied, is not an additional tax. If backup withholding results in an overpayment of US taxes, a refund may be obtained, provided that the required information is furnished to the US Internal Revenue Service.

13  PROCEDURE FOR ACCEPTANCE

THIS SECTION SHOULD BE READ TOGETHER WITH THE NOTES ON THE FORM OF ACCEPTANCE.

You should note that, if you hold Spargo Shares in both certificated form and uncertificated form (that is, in CREST), you should complete a separate Form of Acceptance for each holding. If you hold Spargo Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID. Similarly, if you hold Spargo Shares in certificated form but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

  TO ACCEPT THE OFFER

To accept the Offer, the Form of Acceptance must be completed and returned, whether or not your Spargo Shares are in CREST. You should complete Boxes 1 and 3 and (if your Spargo Shares are in CREST) Box 4, and in all cases sign Box 2 of the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed therein.

  RETURN OF FORM OF ACCEPTANCE


The completed Form of Acceptance, together, if your Spargo Shares are in certificated form, with your share certificate(s) for such Spargo Shares and/or other document(s) of title, should be returned by post or (during normal business hours) by hand to IRG Plc, Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ as soon as possible but in any event so as to be received not later than 3:00 p.m. (UK time) on 24 June 1998. A reply-paid envelope is enclosed for your convenience and may be used by Spargo Shareholders for returning the Form of Acceptance within the UK. No acknowledgment of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer.


  SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)


If your Spargo Shares are in uncertificated form, you should insert in Box 4 of the enclosed Form of Acceptance the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Spargo Shares in respect of which you wish to accept the Offer to an escrow balance, specifying IRG Plc (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible and in any event so that the transfer to escrow settles not later than 3:00 p.m. on 24 June 1998.


If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Spargo Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your Spargo Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo. This must be properly authenticated in accordance with CRESTCo's specifications and must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

- the number of Spargo Shares to be transferred to an escrow balance;

- your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 4 of the Form of Acceptance;

- your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 4 of the Form of Acceptance;

- the participant ID of the escrow agent, IRG, in its capacity as a CREST receiving agent. This is RA06;

- the member account ID of IRG. This is CRYS;

- the Form of Acceptance Reference Number. This is the Reference Number that appears on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable IRG to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference; and


- the intended settlement date. This should be as soon as possible and in any event not later than 3:00 p.m. on 24 June 1998.


After settlement of the TTE instruction, you will not be able to access the Spargo Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, IRG will transfer the Spargo Shares concerned to itself in accordance with paragraph (e) of Part C of Appendix I.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedure outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, Computer Horizons may treat any amount of Spargo Shares transferred to an escrow balance in favour of IRG specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form of Acceptance which relates to the same member account ID and participant ID (up to the amount of Spargo Shares inserted or deemed to be inserted on the Form of Acceptance concerned).


YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES, IN CREST, FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO SPARGO SHARES TO SETTLE PRIOR TO 3:00 P.M. ON 24 JUNE 1998. IN THIS CONNECTION YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.


Computer Horizons will make an appropriate announcement if any of the details contained under "Procedure for Acceptance -- Shares in Uncertificated Form (that is, in CREST)" alter for any reason.

  SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST


If your Spargo Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and returned as stated above so as to arrive not later than 3:00 p.m. on 24 June 1998, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgment of receipt of documents will be given. In the case of loss, you should write as soon as possible to Spargo's registrars, Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA, for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to IRG Plc at Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ.


  DEPOSITS OF SPARGO SHARES INTO, AND WITHDRAWALS OF SPARGO SHARES FROM, CREST


Normal CREST procedures (including timings) will be applied in relation to any Spargo Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Spargo Shares or otherwise). Spargo Shareholders who are proposing so to convert any such shares are recommended to ensure that the conversion procedure is implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3:00 p.m. on 24 June 1998.

  VALIDITY OF ACCEPTANCE

Subject to provisions of the City Code and without prejudice to paragraph 5 of Part B of Appendix I, Computer Horizons reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow or (as applicable) the relevant share certificate(s) and/or other document(s) of title. However, in that event, no shares of Computer Horizons Common Stock will be issued, and no payment of cash (if applicable) made, under the Offer until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Computer Horizons have been received.

  OVERSEAS SHAREHOLDERS

The attention of shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 7 of Part B and Part C of Appendix I and to the relevant provisions of the Form of Acceptance, including Box 5.


FORMS OF ACCEPTANCE SHOULD BE RETURNED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED BY NO LATER THAN 3:00 P.M. (UK TIME) ON 24 JUNE 1998.


IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT IRG PLC BY TELEPHONE ON 0181 639 2000 OR AT THE ADDRESS REFERRED TO ABOVE. YOU ARE REMINDED THAT, IF YOU ARE A CREST MEMBER, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY SPONSORED ACTION.

14  SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects and, in the case of Spargo Shareholders who are citizens, nationals or residents of jurisdictions outside the UK or who are in the United States, Canada, Japan or Australia, except as provided in paragraph 7 of Part B of Appendix I, settlement of the consideration to which any Spargo Shareholder is entitled under the Offer will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date or (ii) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but whilst it remains open for acceptance, within 14 days of such receipt. Certificates for New Computer Horizons Common Stock and, where applicable, cheques representing fractional entitlements will be dispatched to Spargo Shareholders or as they may direct. In the case of joint holders of Spargo Shares, these will be dispatched to the joint holder whose name appears first in the register of members. All documents will be sent by pre-paid post at the risk of the person entitled thereto. Dealings in New Computer Horizons Common Stock are expected to commence on NASDAQ shortly after the Offer becomes or is declared unconditional in all respects. Pending dispatch of certificates, transfers of New Computer Horizons Common Stock will be certified against the register of members of Computer Horizons.

If the Offer does not become or is not declared unconditional in all respects,
(i) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside the United States, Canada, Japan and Australia is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first named holder at his or her registered address outside the United States, Canada, Japan and Australia and
(ii) IRG will, as soon as reasonably practicable after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapsing, as the Panel may approve), give TFE instructions to CRESTCo to transfer all Spargo Shares held in escrow balances to the original available balances of the Spargo Shareholders concerned.

All documents and remittances sent by, to, or from Spargo Shareholders or their appointed agents will be sent at their own risk.

15  FURTHER INFORMATION

Your attention is drawn to the Appendices contained in this Offer Document which contain certain additional relevant information.

                                Yours faithfully
                   for and on behalf of Broadview Associates

                                 Patrick Seely
                               Managing Director

                    INFORMATION REGARDING COMPUTER HORIZONS

1  RISK FACTORS

Statement Regarding Forward-Looking Statements. This Offer Document and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The statements contained in this Offer Document that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including without limitation statements regarding Computer Horizons' expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to Computer Horizons on the date hereof, and Computer Horizons assumes no obligation to update any such forward-looking statements. Computer Horizons' actual results could differ materially from those anticipated in these forward-looking statements due to the factors set forth in this section and elsewhere in this Offer Document. In evaluating Computer Horizons' business, prospective investors should consider carefully the factors set forth below in addition to the other information set forth in this Offer Document.

  RISKS RELATING TO THE OFFER


Risks Associated with the Exchange Ratio. Upon exchange, each Spargo Share will be exchanged for a fraction of a share of Computer Horizons Common Stock. The exchange ratio is a fixed ratio and will not be adjusted in the event of any increases or decreases in the price of either Spargo Shares or Computer Horizons Common Stock. Computer Horizons Common Stock and Spargo Shares historically have been subject to volatility, particularly in the weeks prior to the posting of this Offer Document. A decrease in the price of Computer Horizons Common Stock would result in a reduction of the premium over the trading price of Spargo Shares as of 6 May 1998 available under the Offer, depending on the exchange rate of US dollars for pounds sterling at the time of determination. See "Risks Associated with Currency Exchange Rate Fluctuations." Moreover, a holder of Spargo Shares accepting the Offer will be subject to significant restrictions on such holder's ability to withdraw such acceptance in the event of a decline in the price of shares of Computer Horizons Common Stock and/or an increase in the price of Spargo Shares. The market prices of Computer Horizons Common Stock and Spargo Shares as of various recent dates are set forth herein under "Financial Effects of the Offer" in paragraph 4 of the letter from Broadview Associates included in this Offer Document, under "Information Regarding Computer
Horizons -- Nature of Trading Market", "Information Regarding Spargo -- Nature of Trading Market" and in "Appendix IV -- 1. Market and Price Data." Spargo Shareholders are advised to obtain recent market quotations for Computer Horizons Common Stock and Spargo Shares. No assurance can be given as to the market prices of Computer Horizons Common Stock or Spargo Shares at any time.


Risks Associated with Currency Exchange Rate Fluctuations. No market for the shares of Computer Horizons Common Stock being offered under the Offer exists in the UK or anywhere else outside of the US. The Computer Horizons Common Stock is traded in the US on NASDAQ, and the price at which such shares may from time to time be purchased and sold are quoted on NASDAQ in US dollars. Consequently, a reduction in the value of the US dollar relative to the local currency of any location outside of the US would result in a decrease in the local currency value of shares of Computer Horizons Common Stock held by a person resident in such location.

Effect of Offer on Operating Results, Customers and Partners. Certain of Spargo's existing customers or strategic partners may take the opportunity following a change of control of Spargo to review their contractual relationships. Such a review could result in delayed or lost revenues to either Computer Horizons or Spargo.

Rights of Holders of Spargo Shares Following the Offer. Following the completion of the Spargo Acquisition, Spargo Shareholders will become holders of Computer Horizons Common Stock. Certain differences exist between the rights of Spargo Shareholders under Spargo's Articles of Association and the rights of Computer Horizons Stockholders under Computer Horizons' Certificate of Incorporation and Computer Horizons' Bylaws. See Appendix VI.

Failure to Qualify for Pooling of Interests Accounting Treatment. The Offer is intended to qualify for pooling of interests treatment under US GAAP. Under pooling of interests treatment, the accounts of Computer Horizons will be combined with those of Spargo at their historical carrying amounts and Computer Horizons' financial statements for all prior periods will be restated, if material, to reflect the accounts of Computer Horizons as if the two companies had been combined for all periods.

Computer Horizons anticipates that most of the requirements necessary for the transaction to be treated as a pooling of interests will be met at the date that the Offer becomes or is declared unconditional in all respects. Certain requirements will continue after such date, including the requirement that no Affiliate of either company may reduce its risk relative to its shareholdings within the period beginning 30 days prior to the date that the Offer becomes or is declared unconditional in all respects and ending when financial results covering at least 30 days of post-combination operations have been published. Computer Horizons has entered into Affiliate Agreements with Spargo's Directors and certain persons associated with them to restrict the disposition of shares by such persons to the extent necessary to preserve pooling of interests treatment. There can be no assurance, however, that the acquisition of Spargo, if consummated, will qualify for pooling of interests treatment.

Should the transaction become or be declared unconditional in all respects and not qualify for pooling of interests treatment, the purchase method of accounting would be applied. Under that method, the fair market value of the New Computer Horizons Common Stock issued to effect the transaction would be recorded as the cost of acquiring Spargo's business. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values. The fair market value of the New Computer Horizons Common Stock to be issued in the transaction is in excess of the amounts at which the net assets are carried in Spargo's accounts, and such excess would be amortised over subsequent periods. Such treatment could have a material adverse impact on the reported operating results of the combined companies as compared to that under pooling of interests treatment.


Future Sales of Shares Issued under the Offer. Assuming full acceptance of the Offer on a fully diluted basis, if the Offer becomes or is declared unconditional in all respects, 1,920,928 shares of Computer Horizons Common Stock will be issued. Such shares will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to persons who may be deemed to be "affiliates" of Computer Horizons or Spargo pursuant to Rule 144 and/or Rule 145 under the Securities Act. Spargo's Directors and certain persons associated with them have entered into agreements with Computer Horizons providing that such persons will not transfer any shares of New Computer Horizons Common Stock (a) except in compliance with the Securities Act and (b) until Computer Horizons has published financial results covering at least 30 days of combined operations. Sales of a substantial number of the shares of Computer Horizons Common Stock issued in connection with the Offer within a short period of time could adversely affect the market price of Computer Horizons Common Stock.


  RISKS RELATING TO COMPUTER HORIZONS' BUSINESS

Potential Volatility of Stock Price. The trading price of Computer Horizons' Common Stock has been subject to significant fluctuations in the past. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, particularly among technology companies, which often have been unrelated to the operating performance of particular companies. Any announcement with respect to any unfavourable variance in revenues or net income from levels generally expected by securities analysts or investors for a given period would have an immediate and significant effect on the trading price of Computer Horizons Common Stock. In addition, factors such as announcements of technological innovations or new services or products by Computer Horizons, its competitors or other third parties, rumours of such innovations or new services or products, changing market conditions in the IT services industry, changes in estimates by securities analysts, announcements of extraordinary events, such as acquisitions or litigation, or general economic conditions may have a significant impact on the market price of Computer Horizons Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such companies. There can be no assurance that such litigation will not occur in the future with respect to Computer Horizons. Such litigation could result in substantial costs and a significant diversion of management's attention and resources, which could have a material adverse effect upon Computer Horizons' business, operating results and financial condition.

Fluctuations in Quarterly Operating Results. Computer Horizons' revenues and operating results are subject to significant variation from quarter to quarter. Revenues are subject to fluctuation based upon a number of factors, including the timing and number of client projects commenced and completed during the quarter, delays incurred in connection with projects, Computer Horizons' ability to retain key personnel, the ability of Computer Horizons to develop, introduce and market new and enhanced services, announcements by Computer Horizons or its competitors, the growth rate of the market for IT staffing and solution services, including Year 2000 services, and general economic conditions. Unanticipated termination of a project or the decision by a client not to proceed to the stage of a project anticipated by Computer Horizons could result in decreased revenues and lower employee utilisation rates which could have a material adverse effect on

Computer Horizons' business, operating results and financial condition. For example, in the second quarter of 1996, Computer Horizons lost a contract with a major client which resulted in a decline in solutions revenues and net income. There can be no assurance that Computer Horizons will not experience a similar loss in the future. The principal factors affecting Computer Horizons' gross margin are the level of salary and other compensation related expenses necessary to attract and retain qualified technical personnel and the mix of staffing versus solutions business during the quarter. Compensation levels can be impacted by a variety of factors including competition for highly-skilled employees and inflation. Computer Horizons' operating results are also subject to fluctuation as a result of other factors including the accuracy of estimates of fixed-price projects, employee utilisation rates and extraordinary events such as acquisitions or litigation. Computer Horizons' operating results may also be affected in the future by the licensing of its Signature 2000 Toolset which it has recently begun to offer to third parties. To date, Computer Horizons has only licensed the software to two clients and there can be no assurance that it will be successful in its future licensing activities. However, to the extent Computer Horizons does license its software, the revenues from such licensing activities may result in significant fluctuations in Computer Horizons' revenues and operating results.


Due to all of the foregoing factors, in some future quarter or quarters Computer Horizons' operating results may be below the expectations of securities analysts and investors. For example, in the second quarter of 1996, Computer Horizons failed to meet the expectations of securities analysts as a result of the loss of a contract with a major client. Failure of Computer Horizons to meet such expectations would have a material adverse effect on the price of Computer Horizons Common Stock. See "Potential Volatility of Stock Price."


Recruitment and Retention of IT Professionals. Computer Horizons' business is labour intensive and depends to a large extent on its ability to attract, train, motivate and retain highly-skilled IT professionals and project managers. Computer Horizons must continually identify and recruit technical personnel for both its staffing and solutions businesses to fill new positions and to replace employees who have left Computer Horizons. Qualified IT professionals are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. In addition, the IT services industry has experienced high employee turnover rates which have increased in recent periods and Computer Horizons' experience has been consistent with such trends. There can be no assurance that Computer Horizons will be successful in attracting a sufficient number of highly-skilled employees in the future, or that it will be successful in retaining existing and future employees, and the failure to do so could have a material adverse effect on Computer Horizons' business, operating results and financial condition. In addition, to the extent that the number of companies in the IT services industry increases and such companies seek to expand their employee bases, the competition for skilled employees and the compensation being offered to such employees is likely to increase. As a result of the foregoing, Computer Horizons may in the future be required to incur higher recruiting expenses and increase its compensation levels, either of which could have a material adverse effect on its business, operating results and financial condition.

Risks Associated with Year 2000 Business; Risks Associated with New
Services. Computer Horizons expects to derive a significant percentage of its solutions revenues from Year 2000 services through at least 1999. There can be no assurance that Computer Horizons will be successful in increasing its Year 2000 business or, to the extent that such business increases, that Computer Horizons will be able to meet the demand for such services on a timely basis. Any failure of Computer Horizons to increase such business or meet such demand could have a material adverse effect on Computer Horizons' business, operating results and financial condition. While a substantial majority of Computer Horizons' current solutions bookings are for Year 2000 projects, Computer Horizons expects this demand to begin to decrease as the implementation and testing of many Year 2000 conversion projects is completed. Any such decrease, to the extent it is not offset by an increase in Computer Horizons' other businesses, could have a material adverse effect on Computer Horizons' business, operating results and financial condition. In addition, by devoting significant resources to its Year 2000 services business, Computer Horizons' ability to develop, introduce and market new services could be adversely affected. Computer Horizons is seeking to leverage its knowledge of clients' IT systems and applications obtained during Year 2000 projects into additional engagements involving other solutions services including services not previously provided by Computer Horizons. Computer Horizons' ability to develop new services successfully depends on a number of factors, including its ability to identify and integrate effectively new services into Computer Horizons' existing operating structure. The identification and offering of new services in which Computer Horizons has little or no experience or expertise could result in a significant diversion of management's attention and place disproportionate demands on Computer Horizons' operational, administrative and financial resources. There can be no assurance that Computer Horizons will be successful in generating additional business from its Year 2000 clients for other services or that the performance of any new service offerings will meet management's expectations or provide the same gross margins as Computer Horizons' existing operations.


Dependence on Staffing Business. In the years ended 31 December 1996 and 31 December 1997, Computer Horizons' staffing business accounted for approximately 75 per cent. and 67 per cent. of revenues respectively. As a result, Computer Horizons' future operating results depend in large part on the continued growth and profitability of Computer Horizons' staffing business. Any decline in Computer Horizons' staffing business, or failure of such business to grow at anticipated rates, as a result of competition or otherwise, would have a material adverse effect on Computer Horizons' business, operating results and financial condition.



Concentration of Revenues; Dependence on Large Projects. Computer Horizons has derived, and believes that it will continue to derive, a significant portion of its revenues from a limited number of large clients. In each of the years ended 31 December 1996 and 31 December 1997, Computer Horizons' ten largest clients accounted for approximately 38 per cent. and 43 per cent., respectively, of its revenues. One customer, AT&T, accounted for approximately 9 per cent. and 12 per cent. of revenues in the years ended 31 December 1996 and 31 December 1997, respectively. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use Computer Horizons' services in a subsequent year. For example, in the second quarter of 1996, Computer Horizons lost a contract with a major client which resulted in a decline in solutions revenues and net income. The loss of any large client could have a material adverse effect on Computer Horizons' business, operating results and financial condition.


Most of Computer Horizons' contracts are terminable by the client following limited notice and without significant penalty. In addition, each stage of a project represents a separate contractual commitment at the end of which the client may elect not to proceed to the next stage of the project. There can be no assurance that in the future one or more of Computer Horizons' major clients will not terminate a contract, reduce the scope of a large project or elect not to proceed to the stage of a project anticipated by Computer Horizons. The cancellation or significant reduction in the scope of a large project could have a material adverse effect on Computer Horizons' business, operating results and financial condition.

Competition. The markets for Computer Horizons' services are highly competitive. Computer Horizons believes that the market for IT staffing services is highly fragmented and regionalised. As a result, in addition to competing with larger providers of IT staffing services such as Cap Gemini SA, Computer Task Group, Inc., Keane, Inc. and Mastech Corporation, Computer Horizons also competes with a large number of regional providers of staffing services. In addition, Computer Horizons competes for staffing projects with the information systems groups of its prospective clients. In its solutions business, including its Year 2000 services business, Computer Horizons competes with consulting and system integration firms, including Analysts International Corporation, Andersen Consulting, CIBER, Inc., Computer Sciences Corporation, Electronic Data Systems Corp., Information Management Resources, Inc., International Business Machines Corporation, Keane, Inc. and certain internationally recognised accounting firms. Computer Horizons also competes in the IT solutions market with vendors of application software. In addition, there are relatively low barriers to entry into Computer Horizons' markets and Computer Horizons has faced, and expects to continue to face, additional competition from other established and emerging companies. Increased competition may result in greater pricing pressure which could have a material adverse effect on Computer Horizons' operating results.

Computer Horizons believes competition will continue to intensify as the market for IT services continues to develop and competitors focus on additional service offerings such as Year 2000 services and European Monetary Union ("EMU") conversion services. There can be no assurance that other companies will not develop services, products and marketing approaches that will be more successful than those of Computer Horizons. Many of Computer Horizons' current and potential competitors have significantly greater financial, technical, marketing and other resources than Computer Horizons. As a result, they may be able to respond more quickly to new or emerging technologies and changes in clients' requirements, or to devote greater resources to the development, promotion, sale and support of their services and products than Computer Horizons. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services or products to address the staffing and solutions needs of Computer Horizons' prospective clients. Accordingly, it is possible that new competitors, alliances among competitors or alliances between competitors and third parties may emerge and acquire significant market share. If this were to occur, it could have a material adverse effect on Computer Horizons' business, operating results and financial condition.

Computer Horizons believes that the principal competitive factors in its market include quality of services and deliverables, speed of development and implementation, price, project management capability and technical and business expertise. Computer Horizons believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate project managers and other IT professional staff, the development by others of software that is competitive with Computer Horizons' services and products and the extent of its competitors' responsiveness to client needs. There can be no assurance that Computer Horizons can maintain its competitive position against current and potential competitors or that competitive pressures faced by Computer Horizons will not have a material adverse effect on Computer Horizons' business, operating results and financial condition.

Risks of Technological Change and Evolving Industry Standards. The IT services industry is characterised by rapid technological change, changing client requirements and new service and product introductions. The introduction of competitive IT solutions embodying new technologies and the emergence of new industry standards may render Computer Horizons' existing IT solutions or underlying technologies obsolete or unmarketable. As a result, Computer Horizons will be dependent in large part upon its ability to develop new IT solutions that address the increasingly sophisticated needs of its clients, keep pace with new competitive service and product offerings and emerging industry standards and achieve broad market acceptance. There can be no assurance that Computer Horizons will be successful in developing and marketing new IT solutions that respond to technological change, changing client requirements or evolving industry standards, that Computer Horizons will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these new IT solutions or that its IT solutions will adequately meet the requirements of the marketplace and achieve market acceptance.

Fixed-Price Contracts. Computer Horizons offers certain of its services on a fixed-price rather than on a time and materials or best efforts basis. Although Computer Horizons draws upon the past experience of its project managers and senior technical personnel to estimate the cost of performing fixed-price projects, Computer Horizons has a limited history upon which to base such estimates. Since under the terms of such contracts Computer Horizons bears the risk of cost overruns and inflation in connection with these projects, Computer Horizons' failure to estimate accurately the resources and time required for a project or its failure to complete its contractual obligations within the timeframe committed could have a material adverse effect on Computer Horizons' operating results and financial condition. In the past, Computer Horizons has been required to commit unanticipated additional resources to complete certain projects, which negatively affected Computer Horizons' profitability on such projects, and there can be no assurance that Computer Horizons will not experience similar situations in the future.

Risks Associated with Failure to Manage Growth and a Changing
Business. Computer Horizons has recently experienced a period of significant growth that has placed, and could continue to place, a significant strain on its management and operations. From December 1996 to December 1997, the number of Computer Horizons' billable consultants has increased from approximately 2,600 to 3,100 full-time employees and independent contractors, and further increases are expected during 1998. Computer Horizons has also expanded geographically, through acquisitions similar to the Spargo Acquisition and by opening new offices, and it intends to make additional acquisitions and open additional offices which will require that Computer Horizons successfully replicate its current business model in remote locations. In addition, Computer Horizons is seeking to further expand its solutions business. Computer Horizons' ability to manage future growth, if any, will require Computer Horizons to continually enhance its operational and financial control systems, implement new systems as necessary, and will depend on its ability to attract, train, assimilate and retain qualified personnel. Computer Horizons has selected and is currently implementing a new accounting and information system in order to provide it with the flexibility to address the variations in billing arrangements required for its solutions business. Although Computer Horizons intends to run its existing and new systems in parallel for some period of time, there can be no assurance that Computer Horizons will not experience difficulties in the operation of its new accounting system which could result in delays or disruptions in billing its clients. Any significant delays or disruptions in Computer Horizons' billing cycle could have a material adverse effect on Computer Horizons' operating results in the affected period. The failure of Computer Horizons' management to respond effectively to future growth, if any, and the changing nature of its business could have a material adverse effect on Computer Horizons' business, operating results and financial condition.

Risks Associated with Acquisitions. As part of Computer Horizons' growth strategy, it has consummated three acquisitions since December 1997, and intends to continue to pursue strategic acquisitions such as the Spargo Acquisition. The Spargo Acquisition and such other acquisitions could present significant challenges to Computer Horizons' management. There is significant competition for acquisition opportunities in the IT services industry which may make the completion of such acquisitions more difficult and expensive. In addition, some competitors for these acquisition candidates have greater resources than Computer Horizons. If Computer Horizons is successful in completing the Spargo Acquisition or any other such acquisition, it will face numerous risks, including difficulties assimilating new operations and personnel, the need to manage geographically remote businesses and the diversion of management attention from other business concerns. Any other acquisition, depending on its size, could result in the use of a significant portion of Computer Horizons' cash, or if such acquisition is made utilising Computer Horizons' securities, could result in significant dilution to Computer Horizons' shareholders. Furthermore, there can be no assurance that any acquired service capacity or technology acquired in other transactions will gain acceptance in Computer Horizons' markets. Should Computer Horizons' management fail to respond effectively to these challenges, the Spargo Acquisition or any other such acquisition could have a material adverse effect on Computer Horizons' business, operating results and financial condition.



Dependence on Key Personnel. Computer Horizons is dependent to a significant extent on the efforts, direction and guidance of its senior management, including John J Cassese, Computer Horizons' Chairman of the Board, President and Chief Executive Officer, and other key personnel. Computer Horizons has entered into employment agreements with its executive officers, each of which contains provisions limiting these employees' rights to compete with Computer Horizons and hire its employees. Computer Horizons maintains and is the beneficiary under a key person life insurance policy in the amount of $3.8 million with respect to Mr. Cassese. The loss of any of Computer Horizons' senior management or key personnel and, in particular, Mr. Cassese, or the inability to attract and retain key management personnel in the future, could have a material adverse effect on Computer Horizons' business, operating results and financial condition.


Increasing Significance of Non-US Operations and Risks Associated with International Operations. Computer Horizons anticipates that over the next several years it will increase its investment in international operations, through acquisitions such as the Spargo Acquisition and otherwise, and that an increasing percentage of its revenues may be generated outside of the US. Computer Horizons' international operations depend greatly upon business, immigration and technology transfer laws in those countries, and upon the continued development of technology infrastructure. As a result, Computer Horizons' business is subject to the risks generally associated with non-US operations, including unexpected changes in regulatory environments, difficulties in managing international operations, dependence on foreign partners, fluctuations in currency exchange rates, longer accounts receivable payment cycles and greater difficulties in collecting accounts receivable, potential foreign tax consequences, including the impact of repatriation of earnings, tariffs and other trade barriers, political unrest and changing conditions in countries in which Computer Horizons' services are provided or facilities are located. If as Computer Horizons' non-US operations increase any such factors were to render the conduct of business in a particular country undesirable or impracticable, there could be a material adverse effect on Computer Horizons' business, operating results and financial condition.


Risks Associated with IT Industry Trend Toward Preferred Vendor
Relationships. To reduce their need to manage a large number of IT service providers and to obtain more favourable pricing, certain businesses are seeking to use a limited number of "preferred vendors." Computer Horizons believes that this trend toward preferred vendors will become increasingly common in the marketplace, may result in pricing pressure and will decrease the number of available business opportunities. Computer Horizons is aggressively pursuing preferred vendor contracts in order to obtain new or additional business from large clients. However, there can be no assurance that Computer Horizons will be awarded preferred vendor contracts, and Computer Horizons' inability to win such contracts could have a material adverse effect on Computer Horizons' business, operating results and financial condition. In addition, while preferred vendor contracts often generate higher volumes, they may result in lower gross margins. As a result, there can be no assurance that Computer Horizons will be able to maintain its gross margin if it is awarded preferred vendor contracts. Computer Horizons' inability to sustain its gross margins on such contracts could have a material adverse effect on Computer Horizons' business, operating results and financial condition.


Risk of Increased Government Regulation of Immigration. Computer Horizons has relied and in the future expects to rely increasingly upon attracting and retaining individuals with technical and project management skills from other countries. There is a limit to the number of new H-1B petitions that the Immigration and Nationalization Service may approve in any government fiscal year, and in years, such as 1997, in which the limit is reached, Computer Horizons may be unable to obtain H-1B visas necessary to bring critical foreign employees to the US with existing US immigration laws, or changes in such laws making it more difficult to hire foreign nationals or limiting the ability of Computer Horizons to retain H-1B employees in the US, could increase competition for technical personnel and increase Computer Horizons' cost of recruiting and retaining the requisite number of IT professionals which could have a material adverse effect on Computer Horizons' business, operating results and financial condition.

Risks Related to Intellectual Property Protection. While Computer Horizons to date has not received any claims that its intellectual property rights infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against Computer Horizons in the future, that the assertion of such a claim will not result in litigation or that Computer Horizons would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. The risk of infringement claims against Computer Horizons will increase if other parties are able to successfully obtain patents for software products and processes related to Computer Horizons' business. Any such claims, regardless of their outcome, could result in substantial cost to Computer Horizons, require Computer Horizons to modify the manner in which it provides services and divert management's attention from Computer Horizons' operations, any of which could have a material adverse effect on Computer Horizons' business, operating results and financial condition.

Potential Liability to Clients. Much of Computer Horizons' business involves projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against Computer Horizons, regardless of Computer Horizons' responsibility for such failure. While Computer Horizons attempts to limit its liability for damages arising from its IT services contractually, there can be no assurance the limitations of liability set forth in its service contracts will be enforceable in all instances or would otherwise protect Computer Horizons from liability for damages. While Computer Horizons currently maintains general liability insurance, including coverage for errors and omissions, there can be no assurance that Computer Horizons will avoid significant claims and attendant publicity. Furthermore, there can be no assurance that Computer Horizons' insurance coverage will be adequate or that such coverage will remain available at acceptable costs. Successful claims brought against Computer Horizons in excess of its insurance coverage could have a material adverse effect on Computer Horizons' business, operating results and financial condition.

Employment Liability Risks. As a provider of staffing services, Computer Horizons places employees (and independent contractors) at its clients' businesses. Risks associated with this activity include possible claims of discrimination and harassment, liabilities for errors and omissions by Computer Horizons' employees (and independent contractors), misuse of client proprietary information or intellectual property, injury to Company or client employees, misappropriation of client property, other criminal activity, torts and other similar claims. In certain circumstances, Computer Horizons may be held responsible for the actions of persons not under Computer Horizons' direct control. While Computer Horizons has not had significant problems with respect to such employment liability, there can be no assurance that Computer Horizons will not experience such problems in the future.

Anti-Takeover Provisions. Computer Horizons' Board of Directors has the authority to issue up to 200,000 shares of preferred stock (the "Preferred Stock") and to determine the rights, preferences, privileges and restrictions, including voting and conversion rights of such shares, without any further vote or action by the shareholders. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Computer Horizons. Computer Horizons has no present plan to issue Preferred Stock. Computer Horizons is also subject to the anti-takeover provisions of Section 912 of the New York Business Corporation Law, which will prohibit Computer Horizons from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The application of Section 912 could have the effect of delaying or preventing a change in control of Computer Horizons. In addition, Computer Horizons has adopted a shareholder rights plan or "poison pill" which would have certain anti-takeover effects. The distribution of the Preferred Stock Purchase Rights, under the terms of the Rights Agreement dated 9 July 1989, as amended, would cause substantial dilution to a person or group that attempts to acquire Computer Horizons on terms not approved by the Board of Directors of Computer Horizons. See "Appendix VI -- Computer Horizons Preferred Stock Rights Plan." Furthermore, Computer Horizons' option plans also provide for acceleration upon certain events resulting in changes of control. Each of the foregoing provisions could delay or make more difficult a merger, tender offer or proxy contest involving Computer Horizons. There can be no assurance that such provisions will not have an adverse effect on the value received by the holders of Computer Horizons' Common Stock.

2  SELECTED FINANCIAL INFORMATION OF COMPUTER HORIZONS

The following tables summarise certain consolidated historical financial data of Computer Horizons. The selected consolidated historical financial data as of 31 December 1997 and 31 December 1996 and for the years ended 31 December 1997, 1996 and 1995 are derived from the historical financial statements of

Computer Horizons included in Appendix II and should be read in conjunction with such historical financial statements and the notes thereto. The income statement data for the year ended 31 December 1994 and the balance sheet data as of 31 December 1995 and 1994 have been restated to reflect the business combination of Computer Horizons and CG Computer Services ("CG") which occurred in 1997 and are derived from the audited consolidated financial statements of Computer Horizons and CG. The income statement data for the year ended 31 December 1993 and the balance sheet data as of 31 December 1993 have been restated to reflect the business combination of Computer Horizons and CG and all other adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary to present fairly the data as of such date and for such period and are derived from the audited consolidated financial statements of Computer Horizons and the unaudited statements of CG. The selected financial data as of 31 March 1998 and 1997 are unaudited and reflect all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary to present fairly the data as of such dates and for such periods. The results for interim periods are not necessarily indicative of results to be expected for the year.



                            AS OF AND FOR THE
                         QUARTER ENDED 31 MARCH                  AS OF AND FOR THE YEAR ENDED 31 DECEMBER
                        -------------------------   -------------------------------------------------------------------
                               (UNAUDITED)
                        -------------------------
                          1998(1)        1997          1997          1996          1995          1994          1993
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
  DATA(2):
  Revenues............  $   107,101   $    73,940   $   334,729   $   249,152   $   213,165   $   163,987   $   131,936
  Net income..........        8,174         4,265        22,644        11,864        10,425         5,919         3,749
  Net income per
    common share(3)
    Basic.............         0.28          0.17          0.88          0.48          0.46          0.29          0.17
    Diluted...........         0.27          0.16          0.84          0.46          0.44          0.27          0.17
BALANCE SHEET DATA:
  Total assets........      232,072        96,389       211,601        91,760        78,984        51,103        42,347
  Long term debt,
    including current
    portion...........        2,010         3,299         1,432         3,299         5,684         5,852         7,656
  Stockholders'
    equity............      195,395        76,144       182,532        70,993        55,814        30,947        26,504
                        -----------   -----------   -----------   -----------   -----------   -----------   -----------
Weighted number of
  shares:(3)
  Basic...............   28,827,000    24,848,000    25,680,000    24,493,000    22,425,000    20,559,000    21,160,000
  Diluted.............   30,367,000    26,174,000    27,102,000    26,028,000    23,931,000    21,962,000    23,074,000


---------------
Notes


(1) The results of Princeton Softech, Inc., which is being accounted for as an immaterial pooling of interests, are included from 1 January 1998.



(2) Computer Horizons has never paid dividends.



(3) All share and per share data have been adjusted retroactively to reflect Computer Horizons' three-for-two stock splits declared May 1997, December 1995 and April 1995.



3 COMPUTER HORIZONS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



The following discussion should be read in conjunction with "Selected Financial Information of Computer Horizons" and the Computer Horizons Financial Statements, including the notes related thereto, appearing elsewhere in this Offer Document. Certain statements set forth below constitute "forward-looking statements" for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially. See "Information Regarding Computer Horizons -- Risk Factors -- Statement Regarding Forward-Looking Statements."

RESULTS OF OPERATIONS



QUARTERS ENDED 31 MARCH 1998 AND 1997



  Revenues



Revenues increased to $107.1 million in the first quarter of 1998 from $73.9 million in the first quarter of 1997, an increase of $33.2 million or 44.9 per cent. Staffing revenues increased to $58.6 million in the first quarter of 1998 from $53.0 million in the first quarter of 1997, an increase of $5.6 million or
10.6 per cent. Total solutions revenues, including Year 2000 revenues, increased to $45.0 million in the first quarter of 1998 from $20.9 million in the first quarter of 1997, an increase of $24.1 million or 115.3 per cent. Year 2000 services revenues increased to $33.2 million in the first quarter of 1998 from $11.4 million in the first quarter of 1997, an increase of $21.8 million. Computer Horizons' Year 2000 business accounted for 31.0 per cent. of total revenues in the first quarter of 1998 versus 15.4 per cent. of total revenues in the first quarter of 1997. Solutions revenues, excluding Year 2000 services, increased to $11.8 million in the first quarter of 1998 from $9.5 million in the first quarter of 1997, an increase of $2.3 million or 24.2 per cent. Computer Horizons' product revenues totaled $3.5 million for the first quarter of 1998.



  Direct Costs



Direct costs increased to $68.2 million in the first quarter of 1998 from $50.4 million in the first quarter of 1997. Gross margin increased to 36.3 per cent. in the first quarter of 1998 from 31.8 per cent. in the first quarter of 1997. The increase in gross margin was primarily due to stable margins in Computer Horizons' staffing business and an increase in Computer Horizons' higher margin Year 2000 business. Computer Horizons' margins are subject to fluctuations due to a number of factors, including the level of salary and other compensation necessary to attract and retain qualified technical personnel, and the mix of staffing versus solutions business during a particular quarter.



  Selling, General and Administrative



Selling, general and administrative expenses (excluding merger-related expenses) increased to $23.3 million in the first quarter of 1998 from $16.3 million in the first quarter of 1997, an increase of $7.0 million or 42.9 per cent. As a percentage of revenues, selling, general and administrative expenses decreased slightly to 21.8 per cent. of revenues in the first quarter of 1998 from 22.0 per cent. of revenues in the first quarter of 1997. The increase in dollars in selling, general and administrative expenses was primarily a result of salaries and commissions for additional sales and recruiting personnel and, to a lesser extent, growth in Computer Horizons' general and administrative infrastructure. In the first quarter of 1998, Computer Horizons incurred merger-related expenses of approximately $1.3 million, or 1.2 per cent. of revenues.



  Income from Operations



Operating margins increased to 13.3 per cent. in the first quarter of 1998 from
9.8 per cent. in the first quarter of 1997. These increases were primarily due to increases in Computer Horizons' higher margin Year 2000 business, partially offset by merger-related expenses in the first quarter of 1998. Computer Horizons' business is labour-intensive and, as such, is sensitive to inflationary trends. This sensitivity applies to client billing rates, as well as to payroll costs.



  Other Income



Other income increased to $1.2 million in the first quarter of 1998 from $0.2 million in the first quarter of 1997, an increase of $1.0 million. This increase was primarily the result of increased interest income resulting from the follow-on offering of approximately $84 million completed in the third quarter of 1997. This increase was partially offset by a decrease in earnings from the Joint Venture. The Joint Venture's decreased earnings in 1998 were primarily due to costs associated with increased headcount, particularly in marketing and project management personnel as it expanded its solutions business.



  Provision for Income Taxes



The effective tax rate for Federal, state and local income taxes was 47.1 per cent. and 42.5 per cent. for the first quarter of 1998 and 1997, respectively. The increase in the 1998 rate was primarily due to certain non-deductible merger-related expenses incurred during the quarter.

  Net Income



Net income increased to $8.2 million for the first quarter of 1998 from $4.3 million for the first quarter of 1997, an increase of $3.9 million or 90.7 per cent. Net income per share (diluted) was $0.27 versus $0.16 for the first quarter of 1998 and 1997, respectively. The effect of merger-related expenses amounted to $.04 per share for the first quarter of 1998.



YEARS ENDED 31 DECEMBER 1997, 1996 AND 1995



The following table sets forth certain operating data as a percentage of consolidated revenues for the periods indicated. All percentages include the operations of CG, acquired by Computer Horizons on 19 December 1997. This acquisition has been accounted for as a pooling of interests. Comparisons with prior years are based on restated combined results:



                                                              YEAR ENDED 31 DECEMBER
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----    -----    -----
Revenues....................................................  100.0%   100.0%   100.0%
Costs and expenses:
  Direct costs..............................................   67.0     69.3     69.7
  Selling, general and administrative.......................   21.1     22.9     21.6
  Merger-related expenses...................................    0.3
Income from operations......................................   11.6      7.8      8.7
Other income (expense):
  Interest income/(expense), net............................    0.4     (0.1)    (0.2)
  Equity in net earnings of joint venture...................     --      0.4      0.2
Income before income taxes..................................   12.0      8.1      8.7
Income taxes:
  Current...................................................    5.5      3.5      4.0
  Deferred..................................................   (0.3)    (0.2)    (0.2)
Net income..................................................    6.8      4.8      4.9



YEAR ENDED 31 DECEMBER 1997 COMPARED TO YEAR ENDED 31 DECEMBER 1996



  Revenues



Revenues increased to $334.7 million in the year ended 31 December 1997 from $249.2 million in the year ended 31 December 1996, an increase of $85.5 million or 34 per cent. Staffing revenues increased to $224.5 million in the year ended 31 December 1997 from $186.0 million in the year ended 31 December 1996, an increase of $38.5 million or 21 per cent. Revenues from the acquisition of CG amounted to approximately $17.4 million in 1997 and $15.3 million in 1996. Solutions revenues, including Year 2000 services, increased to $110.3 million in the year ended 31 December 1997 from $63.2 million in the year ended 31 December 1996, an increase of $47.1 million or 75 per cent. Year 2000 services revenues increased to $72.1 million in the year ended 31 December 1997, an increase of $61.7 million from $10.4 million in the year ended 31 December 1996. Computer Horizons' Year 2000 business accounted for approximately 22 per cent. of total revenues in the year ended 31 December 1997 versus approximately 4 per cent. of total revenues in 1996. Solutions revenues, excluding Year 2000 services, decreased to $38.1 million for the year ended 31 December 1997 from $52.7 million for the year ended 31 December 1996, a decrease of $14.6 million or 28 per cent. Computer Horizons' solutions revenues were impacted by a shift in client demand, Computer Horizons' increased focus on its Year 2000 business, as well as the unexpected termination of a large contract in the second quarter of 1996.



  Direct Costs



Direct costs increased to $224.1 million in the year ended 31 December 1997 from $172.7 million in the year ended 31 December 1996. Gross margin increased to
33.0 per cent. in the year ended 31 December 1997 from 30.7 per cent. in the year ended 31 December 1996. The increase in gross margin was primarily due to stable margins in Computer Horizons' staffing business and an increase in Computer Horizons' higher margin Year 2000 business.

  Selling, General and Administrative



Selling, general and administrative expenses (excluding merger-related expenses) increased to $70.7 million in the year ended 31 December 1997 from $56.9 million in the year ended 31 December 1996, an increase of $13.8 million or 24.2 per cent. As a percentage of revenues, selling, general and administrative expenses decreased to 21.1 per cent. of revenues in the year ended 31 December 1997 from
22.9 per cent. of revenues in the year ended 31 December 1996. The increase in selling, general and administrative expenses in dollars was primarily a result of salaries and commissions for additional sales and recruiting personnel and, to a lesser extent, growth in Computer Horizons' administrative infrastructure. In the fourth quarter of 1997, Computer Horizons incurred merger-related expenses of approximately $1.0 million or 0.3 per cent. of total 1997 revenues.



  Income from Operations



Operating margins increased to 11.6 per cent. in the year ended 31 December 1997 from 7.8 per cent. in the year ended 31 December 1996. This increase was primarily due to an increase in Computer Horizons' higher margin Year 2000 business and lower selling, general and administrative expenses as a percentage of revenue. Computer Horizons' business is labour intensive and, as such, is sensitive to inflationary trends. This sensitivity applies to client billing rates, as well as to payroll costs.



  Other Income



Other income increased to $1.3 million in the year ended 31 December 1997 from $0.7 million in the year ended 31 December 1996, an increase of $0.6 million or 82 per cent. This increase was primarily the result of increased interest income resulting from the follow-on offering of approximately $84 million completed in the third quarter of 1997. This increase was partially offset by a decrease in earnings from the Joint Venture. The Joint Venture's decreased earnings in the year ended 31 December 1997 were primarily due to costs associated with increased headcount, particularly in marketing and project management personnel as it expanded its solutions business.



  Provision for Income Taxes



The effective tax rate for Federal, state and local income taxes was 43.6 per cent. and 41.3 per cent. in the years ended 31 December 1997 and 1996 respectively. The increase in the 1997 effective tax rate was partially due to certain non-deductible merger-related expenses incurred in the fourth quarter of 1997. The 1997 rate also reflects a decrease in undistributed earnings of the Joint Venture, for which taxes were not provided.



  Net Income



Net income increased to $22.6 million in the year ended 31 December 1997 from $11.9 million in the year ended 31 December 1996, an increase of $10.7 million, or 90 per cent. Net income per share (diluted) increased to $0.84 in the year ended 31 December 1997 from $0.46 in the year ended 31 December 1996 on higher weighted average shares outstanding (27.1 million in 1997 versus 26.0 million in 1996). The effect of merger-related expenses amounted to $.03 per share in 1997. All net income per share and share amounts have been adjusted to reflect a three-for-two common stock split, effected as a 50 per cent. stock distribution, distributed on 9 June 1997.



YEAR ENDED 31 DECEMBER 1996 COMPARED TO YEAR ENDED 31 DECEMBER 1995



  Revenues



Revenues increased to $249.2 million in the year ended 31 December 1996 from $213.2 million in the year ended 31 December 1995, an increase of $36.0 million or 17 per cent. Staffing revenues increased to $186.0 million in the year ended 31 December 1996 from $154.0 million in the year ended 31 December 1995, an increase of $32.0 million or 21 per cent. Revenues from the acquisition of CG amounted to approximately $15.3 million in 1996 and $13.1 million in 1995. Solutions revenues, including Year 2000 services, increased to $63.2 million in the year ended 31 December 1996 from $59.1 million in the year ended 31 December 1995, an increase of $4.1 million or 7 per cent. Year 2000 revenues increased to $10.4 million in the year ended 31 December 1996 from nil in the year ended 31 December 1995. Solutions revenues, excluding Year 2000 services, decreased to $52.7 million in the year ended 31 December 1996 from $59.1 million in the year ended 31 December 1995, a decrease of $6.4 million or 11 per cent. The decrease in solutions revenues, excluding

Year 2000 services, was primarily related to the unexpected termination of a large contract in the second quarter of 1996.



  Direct Costs



Direct costs increased to $172.7 million in the year ended 31 December 1996 from $148.5 million in the year ended 31 December 1995. Gross margin increased to
30.7 per cent. in the year ended 31 December 1996 from 30.3 per cent. in the year ended 31 December 1995. The increase in gross margin was primarily due to stable margins in Computer Horizons' staffing business and an increase in Computer Horizons' higher margin Year 2000 business. Computer Horizons' margins are subject to fluctuation due to a number of factors, including the level of salary and other compensation-related expenses necessary to attract and retain qualified technical personnel and the mix of staffing versus solutions business during the year.



  Selling, General and Administrative



Selling, general and administrative expenses increased to $56.9 million in the year ended 31 December 1996 from $46.2 million in the year ended 31 December 1995, an increase of $10.7 million or 23.2 per cent. As a percentage of revenues, selling, general and administrative expenses increased to 22.9 per cent. in the year ended 31 December 1996, from 21.6 per cent. in the year ended 31 December 1995. The increase in selling, general and administrative expenses in 1996 was primarily a result of salaries and commissions for additional personnel, infrastructure necessary to pursue large, high-profile opportunities, and marketing expenses incurred to raise Computer Horizons' visibility through public relations, trade shows and conferences.



  Income from Operations



Income from operations increased to $19.5 million in the year ended 31 December 1996 from $18.5 million in the year ended 31 December 1995, an increase of $1.0 million or 5.4 per cent. Operating margins decreased to 7.8 per cent. in the year ended 31 December 1996 from 8.7 per cent. in the year ended 31 December 1995. The increase in dollars was attributable to increased revenues and improved gross margins, offset by the impact of the unexpected termination of a large contract in the second quarter of 1996 and the increase in selling, general and administrative expenses in 1996. Computer Horizons' business is labour-intensive and, as such, is sensitive to inflationary trends. This sensitivity applies to client billing rates, as well as to payroll costs.



  Other Income



Other income increased to $0.7 million in the year ended 31 December 1996 from nil in the year ended 31 December 1995. This increase was primarily a result of reduced interest expense as Computer Horizons reduced its outstanding debt with a portion of the net proceeds from its June 1995 follow-on offering and by the increased earnings of the Joint Venture.



  Provision for Income Taxes



The effective tax rate for Federal, state and local income taxes was 41.3 per cent. and 43.5 per cent. in the years ended 31 December 1996 and 1995 respectively. The 1996 rate reflects an increase in undistributed earnings of the Joint Venture for which taxes have not been provided.



  Net Income



Net income increased to $11.9 million in the year ended 31 December 1996 from $10.4 million in the year ended 31 December 1995, an increase of $1.5 million or
14.4 per cent. Net income increased to $0.46 per share (diluted) in the year ended 31 December 1996 from $0.44 per share (diluted) in the year ended 31 December 1995. All net income per share and share amounts have been adjusted to reflect a three-for-two common stock split, effected as a 50 per cent. stock distribution, distributed on 9 June 1997.



LIQUIDITY AND CAPITAL RESOURCES



Since 1995, Computer Horizons has financed its operations primarily through cash generated from operations and the public sale of its common stock. At 31 March 1998, Computer Horizons had $166.1 million in working capital, of which $101.2 million was cash, cash equivalents and short-term investments. At 31 December 1997, Computer Horizons had $157.4 million in working capital, of which $101.8 million was cash, cash equivalents and short-term investments (including $83.7 million of net proceeds of its public offering of common stock completed on 23 September 1997). There were no borrowings under its bank lines of credit.



Net cash provided by operating activities in the first three months of 1998 was $1.8 million, consisting primarily of net income, offset in part by an increase in accounts receivable. During the first three months of 1997, net cash used in operating activities was $5.8 million, primarily as a result of an increase in accounts receivable, largely due to growth in Computer Horizons' solutions business. Net cash provided by operating activities was $14.2 million, $5.3 million and $2.2 million, for the years ended 31 December 1997, 1996 and 1995 respectively, consisting primarily of net income, offset in part by an increase in accounts receivable.



Net cash used in investing activities in the first three months of 1998 was $11.6 million, consisting primarily of the purchase of short-term investments, as well as purchases of equipment. During the first three months of 1997, cash used in investing activities consisted of equipment purchases, offset by a decrease in other assets. Net cash used in investing activities was $22.0 million, $2.5 million and $6.2 million in the years ended 31 December 1997, 1996 and 1995 respectively. Net cash used in investing activities in 1997 consisted primarily of the purchase of short-term investments. In addition, on 31 December 1997, Computer Horizons acquired the assets of Millennium Computer Technology ("Millennium"), a Chattanooga-based IT services provider, for approximately $5 million. Net cash used in investing activities in the year ended 31 December 1996 consisted primarily of purchases of furniture and equipment. Net cash used in investing activities in 1995 consisted primarily of approximately $3.0 million of additional goodwill resulting from earn-out provisions in connection with Computer Horizons' acquisition of Unified Systems Solutions, Inc. and Strategic Outsourcing Services, Inc., the purchase of furniture and equipment and the establishment of client-specific outsourcing centres.



Net cash provided by financing activities was $0.2 million for the first three months of 1998, with proceeds received from stock option exercises exceeding the amount of repayment of long-term debt. For the first three months of 1997, net cash provided by financing activities was $0.9 million, consisting of proceeds received from stock option exercises. Net cash provided by financing activities was $84.4 million and $11.1 million in the years ended 31 December 1997 and 31 December 1995 respectively, consisting primarily of $83.7 million and $13.3 million in net proceeds from Computer Horizons' public offerings of common stock, offset in part by the repayment following the offering of outstanding bank debt of $6.0 million in 1995. For the year ended 31 December 1996, net cash used in financing activities was $0.7 million, resulting primarily from the scheduled repayment of long-term debt.



At 31 March 1998, Computer Horizons had a current ratio position of 6.1 to 1, approximately $1.0 million of long-term debt and no outstanding borrowings under its two unsecured discretionary lines of credit of $15.0 million and $10.0 million.



At 31 December 1997, Computer Horizons had a current ratio position of 6.9 to 1, no long-term debt and no outstanding borrowings under its two unsecured discretionary lines of credit. Computer Horizons also had outstanding two notes, each bearing interest at a rate of 9.55 per cent. As of 31 December 1997, approximately $1.4 million remained outstanding under the notes, which became due on 15 April 1998.



Computer Horizons' accounts receivable were $79.5 million and $56.4 million at 31 December 1997 and 31 December 1996 respectively. Days sales outstanding were 75 days at 31 December 1997 and 77 days at 31 December 1996, based on fourth quarter sales.



Computer Horizons is currently implementing a new firmwide accounting/information system. In addition to being Year 2000 compliant, the system will support Computer Horizons' future growth. The implementation is expected to be completed in late 1998, and the related cost is not expected to have a material impact on Computer Horizons' financial condition or results of operations.



Computer Horizons believes that its cash and cash equivalents and short-term investments, lines of credit and internally generated funds will be sufficient to meet its working capital needs through 1998.

4  NATURE OF TRADING MARKET



The following table sets forth, for the periods indicated, the high and low closing prices per share of Computer Horizons Common Stock on NASDAQ, retroactively adjusted to reflect the three-for-two common stock split declared by the Board of Directors of Computer Horizons in May 1997.



                                                               HIGH      LOW
                                                              ------    ------
1996
  First Quarter.............................................  $25.67    $12.67
  Second Quarter............................................   36.00     22.00
  Third Quarter.............................................   28.17     10.00
  Fourth Quarter............................................   25.83     16.17
1997
  First Quarter.............................................   25.42     16.83
  Second Quarter............................................   38.88     19.67
  Third Quarter.............................................   44.13     32.13
  Fourth Quarter............................................   45.50     27.00
1998
  First Quarter.............................................   52.19     39.50
  Second Quarter (through 1 June 1998)......................   51.75     30.38

                          INFORMATION REGARDING SPARGO

1  BUSINESS

Spargo is one of the leading information technology consultancy services providers in the United Kingdom offering a range of services in software applications which encompass design, build, maintenance and enhancement to a largely blue chip client base in the United Kingdom. Spargo's strengths include the implementation of change in applications software together with the ongoing maintenance of existing software.

Spargo was established in March 1989 by Tony Spargo and Bob Morton, its chief executive and chairman respectively, to provide information technology consultancy services primarily for the design, build, maintenance and enhancement of applications software.

Spargo was listed on the LSE in June 1994 and was capitalised (at the then placing price) at L11.875 million.

Spargo's target customer base is large computer users comprising major blue chip companies, financial institutions and leading consulting companies based in the UK, the US and Western Europe. Spargo's clients include Lloyds TSB Plc, Xerox Limited, J.P. Morgan, J.H. Marsh & McLellan Limited and Ladbroke Racing Limited.

Spargo's directors believe that by concentrating on this sector of the market, Spargo's marketing activities can be tightly focused; its profile is enhanced by the standing of its customer base; its professional resources can be spread more efficiently across a relatively small number of customers; it is better able to win long term and/or follow on assignments; and its bad debt exposure is minimised.

2  SELECTED FINANCIAL INFORMATION OF SPARGO


                                                              AS OF AND FOR THE YEAR ENDED 31 DECEMBER
                                                             -------------------------------------------
                                                              1997     1996     1995     1994     1993
                                                             -------  -------  -------  -------  -------
                                                                  (IN L'000 EXCEPT PER SHARE DATA)
PROFIT AND LOSS ACCOUNT DATA
Turnover...................................................   9,512    7,853    7,379    6,016    4,869
Operating profit...........................................   1,652    1,159      867    1,201      482
Profit on ordinary activities before taxation..............   1,740    1,204      902    1,211      483
Profit for the year attributable to ordinary
  shareholders.............................................   1,152      771      554      786      323
Earnings per share.........................................   9.22p    6.17p    4.43p    6.29p    2.58p
Dividends per share........................................   6.00p    4.50p    4.00p    3.60p      nil
BALANCE SHEET DATA
Total assets...............................................   3,718    2,812    2,680    2,205    1,260
Net assets.................................................   1,677    1,275    1,067      850      514


The following table shows certain of the above items for Spargo's last three financial years adjusted for US GAAP.

                                                              AS OF AND FOR THE YEAR
                                                                ENDED 31 DECEMBER
                                                              ----------------------
                                                               1997    1996    1995
                                                              ------  ------  ------
Earnings per share
  Basic.....................................................  9.29p   6.14p   4.07p
  Diluted...................................................  9.24p   6.09p   4.06p
Net assets (L'000)..........................................  2,168   1,608   1,363

See Appendix III for additional information.

     The following table shows a five year summary of net dividends per share paid in full and stated in both pounds sterling and US dollars based on the exchange rate at each payment date(1):



                                                            PAID IN RESPECT OF THE FINANCIAL
                                                                 YEAR ENDED 31 DECEMBER
                                                          ------------------------------------
                                                          1997    1996    1995    1994    1993
                                                          ----    ----    ----    ----    ----
Dividend (pence)........................................  4.75    4.25    3.75    1.60    --
Dividend (cents)........................................  7.67    6.47    5.95    2.49    --


---------------

(1) The pounds sterling to US dollar exchange rate used in this table is the noon buying rate used in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.


     The following table shows the pound-dollar exchange rate at the end of certain financial periods, the average rate for each period and the range of high and low rates for each period(1):

                                                              AS OF AND FOR THE
                                                       FINANCIAL YEAR ENDED 31 DECEMBER
                                                ----------------------------------------------
                                                 1997      1996      1995      1994      1993
                                                ------    ------    ------    ------    ------
End of financial period.....................    1.6427    1.7123    1.5535    1.5665    1.4775
Average for period..........................    1.6370    1.5610    1.5780    1.5320    1.5900
High........................................    1.7035    1.7123    1.6440    1.6368    1.5020
Low.........................................    1.5775    1.4948    1.5302    1.4615    1.4175

---------------
(1) The pounds sterling to US dollar exchange rate used in this table is the noon buying rate used in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York.

3 SPARGO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with "Selected Financial Information of Spargo" and the Spargo Financial Statements, including the notes related thereto, appearing elsewhere in this Offer Document.


  Overview

Spargo provides computer related consultancy services to major corporate accounts. Spargo services essentially a blue chip client base which currently consists of about 40 accounts.

Spargo has been able to build a number of long-term relationships which provide a valuable source of steady business, whilst at the same time attracting new accounts. Spargo has developed considerable knowledge and consulting experience in a wide variety of industries including banking, financial services, pharmaceuticals, insurance, manufacturing, oil and telecommunications.

The business can be broadly split between Development and Enhancement, Maintenance & Support and Applications Facilities Management. Spargo's consultants are predominantly based at the client's site within the client's own IT department. In addition, Spargo provides an off-site facilities Management and Development centre at one of its premises.

Solid growth has been achieved particularly in the banking and financial services sector of the business and Spargo has gained a number of new customers. The growth of Spargo's client portfolio continues to strengthen the customer base, which in turn gives a good spread of business in proportion to total revenue.

During the latter part of 1997 Spargo enhanced its corporate structure and instigated strategic plans to further expand in its chosen markets through continued organic growth. By the end of 1997 both the sales team and the recruitment department had been substantially strengthened.

RESULTS OF OPERATIONS -- YEARS ENDED 31 DECEMBER 1997, 31 DECEMBER 1996, 31 DECEMBER 1995

  Turnover (Revenue)

Currently revenue consists of about 90 per cent. time and materials based services. The remainder of revenue is mainly derived from fixed priced support and maintenance work. Revenue increased by 6.4 per cent. from L7.38 million in 1995 to L7.85 million in 1996 and by 21.1 per cent. from L7.85 million in 1996 to L9.51 million in 1997.

  Costs

The cost of services provided consists of billable personnel representing direct costs, sales, recruitment, marketing and administrative costs, and general costs associated with being a public company.


Costs increased by 17.4 per cent. to L7.86 million in 1997 from L6.69 million in 1996, which itself represented an increase of 8.2 per cent. from L6.19 million in 1995. The increase in 1996 was mainly due to the additional time and manpower invested in account management. The increases in 1997 were attributable to investing in the enhancement of the sales team and the development of the recruitment department.


  Operating Profit

Operating profit increased by 33.7 per cent. from L867,000 in 1995 to L1.16 million in 1996, and by 42.5 per cent. from L1.16 million to L1.65 million in 1997. The growth in 1996, however, reflected an exceptional cost in 1995 of L323,000 which represented a settlement of a dispute with the Inland Revenue for PAYE on round sum allowances. The substantial increase in the operating profit in 1997 reflected improved margins from the increased ratio of employees over independent contractors on billable work.

  Profit on Ordinary Activities before Taxation

Spargo's profit on ordinary activities before taxation increased in 1997 by 44.5 per cent. to L1.74 million from L1.20 million in 1996, which itself represented an increase of 33.5 per cent. from L902,000 in 1995. After adjusting for exceptionals in 1995, the figure in 1996 indicates a flat year with no real growth. The result in 1997, however, reflects good growth in Spargo's activities combined with an excellent improvement in operating margins.

  Taxation on Profit on Ordinary Activities

The effective tax rate was 38.7 per cent., 36.5 per cent. and 33.9 per cent. for financial years 1995, 1996 and 1997 respectively. The high effective rates of tax are due to disallowable expenditure which is attributable to some marketing and entertaining costs. This type of expenditure is an integral part of winning and enhancing the business.

  Profit for the Financial Year before Distributions (Net Income)

For the reasons stated above net income increased by 49.4 per cent. in 1997 to L1.15 million from L771,000 in 1996, which itself represented an increase of
39.2 per cent. from L554,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

Spargo has enjoyed solid growth in its cash balances from L802,000 in 1995 to L1.25 million in 1996 and to L2.10 million in 1997. Spargo also reported improved debtor days outstanding over these years. Spargo is enjoying good corporate health and is well placed to continue developing its growth.

Spargo's business is cash generative. The nature of the business is essentially labour intensive with a minimal capital expenditure requirement. Improved turnover and margins over the years 1995, 1996 and 1997 has had a direct impact on cash balances. The increasing cash position over these years has led to increased interest receivables from deposits held on short term bank accounts. This has led to further improvements in profit before taxation.

RECONCILIATION OF UK TO US GAAP

Certain profit and loss and balance sheet items in the UK published accounts of Spargo have been adjusted for the purposes of this Offer Document principally to reflect the different treatment of proposed dividends, deferred tax and share options for earnings per share calculations under UK GAAP and US GAAP. US GAAP does not permit the recognition of dividends until paid. US GAAP requires the recognition of deferred tax assets, whereas UK GAAP does not. UK GAAP requires fully diluted earnings per share to be stated only if materially different to the basic figure, whereas US GAAP requires both figures to be stated irrespective of the size of the difference. This reconciliation is shown in
Section 2 above.

4  NATURE OF TRADING MARKET

Spargo Shares have been traded on the LSE since 9 June 1994. There is no trading market for Spargo Shares outside the UK.

The following table sets out, for the quarters indicated, the reported highest and lowest middle market quotations for Spargo Shares, as derived from SEDOL:


                                                              PER SPARGO SHARE
                                                            --------------------
                         QUARTER                            HIGH(P)      LOW(P)
                         -------                            --------    --------
1 April 1996-30 June 1996.................................  170.0       151.0
1 July 1996-30 September 1996.............................  160.5       146.0
1 October 1996-31 December 1996...........................  162.5       145.5
1 January 1997-31 March 1997..............................  174.5       142.5
1 April 1997-30 June 1997.................................  143.5       110.0
1 July 1997-30 September 1997.............................  122.5       108.5
1 October 1997-31 December 1997...........................  152.5       119.5
1 January 1998-31 March 1998..............................  265.5       147.5

                                   APPENDIX I

                   CONDITIONS AND FURTHER TERMS OF THE OFFER

                                     PART A

CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:


(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on the 24 June 1998 (or such later time(s) and/or date(s) as Computer Horizons may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as Computer Horizons may decide) of the Spargo Shares to which the Offer relates, provided that this condition will not be satisfied unless Computer Horizons and/or its wholly-owned subsidiaries shall have acquired or agreed to acquire (pursuant to the Offer or otherwise) Spargo Shares carrying in aggregate more than 50 per cent. of the voting rights then exercisable at a general meeting of Spargo. For the purposes of this condition, Spargo Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon their being entered in the register of members of Spargo;


(b) the approval for listing on NASDAQ, subject to official notice of issuance, of the New Computer Horizons Common Stock;

(c) Computer Horizons having received a letter from Grant Thornton, dated as of the date on which the Offer otherwise becomes or is declared unconditional in all respects (with Grant Thornton having received a supporting letter from KPMG Audit Plc, Spargo's auditors), confirming Grant Thornton's earlier letter to Computer Horizons that Grant Thornton concurs with Computer Horizons management's conclusion that the acquisition of Spargo may be accounted for as a pooling of interests under US GAAP;

(d) the board of the Inland Revenue having given clearance under section 138 of the Taxation of Chargeable Gains Act 1992 in relation to transfers of Spargo Shares under the Offer;

(e) the Registration Statement, and any post-effective amendments thereto, having become effective under the Securities Act and no stop order suspending the effectiveness of such Registration Statement or any part thereof having been issued and no proceeding for that purpose having been initiated or threatened by the SEC;

(f) no Third Party having instituted, implemented or threatened, or having decided to institute, implement or threaten, any action, proceeding, suit, investigation, inquiry or reference or having made, proposed or enacted or required any action to be taken or information to be provided, and there not continuing to be outstanding any statute, regulation, order or decision, which would or might reasonably be expected to:

    (i) make the Offer or the acquisition by Computer Horizons of any or all Spargo Shares, or control of Spargo by Computer
         Horizons, void, illegal or unenforceable, or otherwise, directly or indirectly, restrict, prohibit, materially delay or otherwise interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise materially challenge, the Offer or the acquisition of any or all Spargo Shares or control of Spargo by Computer Horizons;
    (ii) require or prevent the divestiture by the Wider Computer
         Horizons Group or by the Wider Spargo Group of all or any material portion of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses or to own their respective assets or property or any part of them;
    (iii) impose any limitation on the ability of any member of the Wider Computer Horizons Group to acquire, directly or indirectly, or to hold or exercise effectively all or any rights of ownership of Spargo Shares or on the ability of Spargo or any member of the Wider Spargo Group or Computer
         Horizons to hold or exercise effectively any rights of ownership of shares in any member of the Wider Spargo Group held or owned by it;
    (iv) result in a delay in the ability of any member of the Wider
         Computer Horizons Group, or render any member of the Wider
         Computer Horizons Group unable, to acquire some or all of the Spargo Shares;
    (v)  save pursuant to the Offer or Part XIIIA of the Companies
         Act, require any member of the Wider Computer Horizons Group or of the Wider Spargo Group to offer to acquire any shares in any member of the Wider Spargo Group owned by any third party; or

    (vi) otherwise materially and adversely affect the business, profits or prospects of any member of the Wider Spargo
         Group,

     and all applicable waiting periods during which any Third Party could institute, implement or threaten any such action, proceeding, suit, investigation, inquiry or reference under the laws of any jurisdiction having expired, lapsed or been terminated;

(g) all necessary filings having been made and all appropriate waiting periods under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and no notice of any intention to revoke any of the same having been received, in each case as may be necessary in connection with the Offer or the acquisition by any member of the Wider Computer Horizons Group of any shares in, or control of, Spargo and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals necessary or appropriate for or in respect of the Offer or the proposed acquisition of Spargo by any member of the Wider Computer Horizons Group having been obtained in terms and in a form reasonably satisfactory to Computer Horizons from all appropriate Third Parties and all such authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals remaining in full force and effect at the time the Offer becomes or is declared otherwise unconditional and there being no intimation of any intention to revoke or amend or not to renew the same in connection with the Offer under the laws or regulations of any jurisdiction and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(h) except as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, there being no provision of any arrangement, agreement or other instrument to which any member of the Wider Spargo Group or any partnership or company in which any member of the Wider Spargo Group is interested (an "associate") is a party or by or to which any member or associate or any of their respective assets may be bound or be subject which could, in consequence of the Offer or the proposed acquisition of Spargo Shares by Computer Horizons, result in:

    (i) any moneys borrowed by or any other indebtedness, actual or contingent, of any such member or associate becoming repayable or capable of being declared repayable immediately or prior to the stated repayment date in such arrangement, agreement or instrument or the ability of such member or associate to incur any indebtedness being withdrawn or inhibited;
    (ii) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or associate or any such security (whenever arising or having arisen) becoming enforceable;
    (iii) any such arrangement, agreement or instrument being terminated or adversely modified or any action of an adverse nature being taken or onerous obligation arising thereunder;
    (iv) any assets or interests of any such member or associate being or falling to be disposed of or charged, or any right arising under which any such asset or interest could be required to be disposed of or charged, otherwise than in the ordinary course of business;
    (v) the respective financial or trading position, profits or prospects of any such member or associate being prejudiced or adversely affected;
    (vi) the interests or business of any such member or associate in or with any other person, firm or company (or any arrangements relating to such interests or business) being adversely affected; or
    (vii) any such member or associate ceasing to be able to carry on business under any name under which it presently does so,

     and in any such case the result will be adverse to and material in the context of the Wider Spargo Group taken as a whole;

(i) except as disclosed in the Annual Report and Accounts of Spargo for the year ended 31 December 1997 or as publicly announced to the LSE prior to 22 May 1998 or as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, no member of the Spargo Group having since 31 December 1997:

    (i) save for transactions solely with wholly-owned subsidiaries of Spargo, issued or agreed to or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities save for options granted, and the issue of shares pursuant to the exercise of options granted, on or before 21
         May 1998 under the Spargo Share Option Scheme;

    (ii) save for the final dividend of 3.75p in respect of the period to 31 December 1997 paid on 1 May 1998, declared, paid or made or proposed to declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than to Spargo or wholly-owned subsidiaries of Spargo;
    (iii) authorised, proposed or announced an intention to authorise or propose any merger or acquisition, demerger, disposal or transfer of assets (other than in the ordinary course of trading);
    (iv) authorised, proposed or announced its intention to authorise or propose any change to its share or loan capital (save for any Spargo Shares allotted upon the exercise of options granted on or before 21 May 1998 under the Spargo Share
         Option Scheme);
    (v) disposed of or transferred, mortgaged or encumbered any assets or any right, title or interest in any asset (save in the ordinary course of trading) which in any such case is adverse to and material in the context of the Spargo Group taken as a whole;
    (vi) issued or proposed the issue of any debentures or (save in the ordinary course of business) incurred any indebtedness or contingent liability which in any such case is adverse to and material in the context of the Spargo Group taken as a whole;
    (vii) entered into any arrangement, agreement, transaction or commitment (whether in respect of capital expenditure, trading obligations or otherwise) which is of a loss making, long term, onerous or unusual nature or which involves or could involve an obligation of such a nature or magnitude which in any such case is adverse to and material in the context of the Spargo Group taken as a whole;
    (viii) entered into or varied the terms of any service agreement or agreement for services with any director of Spargo;
    (ix) purchased any of its own shares or other securities convertible into or exchangeable for its own shares;
    (x)  proposed any voluntary winding-up;
    (xi) waived or compromised any claim which is adverse to and material in the context of the Spargo Group taken as a whole;
    (xii) terminated or varied the terms of any agreement or arrangement between any member of the Wider Spargo Group and any other person in a manner which would or might be expected to have a material adverse effect on the position or prospects of the Spargo Group;
    (xiii) entered into any arrangement, agreement or commitment or passed any resolution with respect to any of the transactions, matters or events referred to in this paragraph (i); or
    (xiv) proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Spargo Group which, taken as a whole, are adverse to and material in the context of the Spargo Group taken as a whole.

(j) except as disclosed in the Annual Report and Accounts of Spargo for the year ended 31 December 1997, or as publicly announced to the LSE prior to 22 May 1998 or as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, since 31 December 1997 and prior to the date on which the Offer becomes or is declared otherwise unconditional:

    (i) there having been no adverse change in the business, financial or trading position or profits or prospects of any member of the Wider Spargo Group; and
    (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced, intimated or instituted by or remaining outstanding against any member of the Wider Spargo Group (whether as plaintiff, defendant or otherwise); and
    (iii) no claim being made, and no circumstance having arisen which might lead to a claim being made, under the insurance of any member of the Wider Spargo Group which would or might reasonably be expected to have an effect on the Wider Spargo
         Group; and
    (iv) no contingent liability having arisen or become apparent which might be likely in either case to have an adverse effect on any member of the Wider Spargo Group,

     which in any such case or in the aggregate is adverse to and material in the context of the Spargo Group taken as a whole; and

(k) except as Computer Horizons and Spargo have agreed in writing has been disclosed to Computer Horizons prior to 22 May 1998, Computer Horizons not having discovered that the financial, business or other information publicly disclosed at any time by or on behalf of any member of the Wider Spargo Group contains a misrepresentation of material fact or omits to state a material fact necessary to make the information contained therein not materially misleading.



Computer Horizons reserves the right (but shall be under no obligation) to waive all or any of conditions (f) to (k) both inclusive, in whole or in part. In order for the Offer not to lapse, conditions (f) to (k) both inclusive must be satisfied as at, or waived on or before midnight on, the 21st day after the later of 24 June 1998 and the date on which condition (a) is satisfied (or in each case such later date as the Panel may agree). Computer Horizons shall be under no obligation to waive or treat as satisfied any of conditions (f) to (k) both inclusive by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that the relevant condition may not be capable of satisfaction.


If Computer Horizons is required by the Panel to make an offer or offers for Spargo Shares under the provisions of Rule 9 of the City Code, Computer Horizons may make such alterations to the terms and conditions of the Offer, including condition (a) above, as are necessary to comply with the provisions of that Rule.

                                     PART B

FURTHER TERMS OF THE OFFER

The following further terms apply in this Part B and Part C of this Appendix I and in the Form of Acceptance, unless the context otherwise requires, and references to:

(a) the "Offer" shall mean the Offer and any revision thereof or extension thereto;

(b) "the Offer becoming unconditional" shall include references to the Offer being declared unconditional;

(c) "the Offer becoming unconditional" or "the Offer becoming or being declared unconditional" shall be construed as the Offer becoming or being declared unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled;

(d) the "acceptance condition" shall mean the condition as to acceptances set out in paragraph (a) of Part A of this Appendix I; and

(e) "acceptances of the Offer" shall include deemed acceptances of the Offer.

Any reference to any hour of the day shall refer to such time in the UK.

1  ACCEPTANCE PERIOD


(a) The Offer will initially be open for acceptance until 3:00 p.m. on 24 June 1998. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date on which written notification of the revision is posted to Spargo Shareholders (or such other period as may be permitted by the Panel). Except with the consent of the Panel, no such written notification may be posted after 19 July 1998, or if later, the date falling 14 days prior to the last date on which the Offer is capable of becoming unconditional.



(b) The Offer, whether revised or not, shall not be capable of becoming unconditional after midnight on 2 August 1998 (or any earlier time and/or date beyond which Computer Horizons has stated, and has not withdrawn such statement, that the Offer will not be extended) nor of being kept open after that time unless it has previously become unconditional, provided that Computer Horizons reserves the right, with the permission of the Panel, to extend the Offer to a later time(s) and/or date(s). Except with the permission of the Panel, Computer Horizons may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances of the Offer received or purchases of shares made unless all relevant documentation is received by IRG no later than 1:00 p.m. on 2 August 1998 (or any earlier time and/or date beyond which Computer Horizons has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time(s) and/or date(s) as Computer Horizons, with the permission of the Panel, may determine.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days written notice will be given prior to the closing of the Offer. If a competitive situation arises after Computer Horizons has made a "no increase" and/or "no extension" statement in relation to the Offer, Computer Horizons may, if it specifically reserves the right to do so at the time such statement is made, withdraw such statement if it announces such withdrawal within four business days after the announcement of the competing offer and notifies Spargo Shareholders in writing thereof (or, in the case of Spargo Shareholders with registered addresses outside the UK, or whom Computer Horizons knows to be a nominee, trustee or custodian holding Spargo Shares for such persons, by an announcement in the UK) at the earliest opportunity. Computer Horizons may choose not to be bound by the terms of a "no increase" or "no extension" statement if, having reserved the right to do so, it posts an increased or improved offer which is recommended for acceptance by the Spargo Board or in other circumstances permitted by the Panel.

(d) Unless otherwise determined by the Panel, Computer Horizons shall be entitled at any particular time to decide that the acceptance condition is then satisfied taking account only of those Spargo Shares which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all relevant details, has been received before that time by IRG on behalf of Computer Horizons from Spargo or its agents at the address specified in sub-paragraph 3(a) of this Part
     B. Telex, e-mail or facsimile transmission will not be sufficient.

2  ANNOUNCEMENTS

(a) Without prejudice to sub-paragraph 3(a) of this Part B, by 8:30 a.m. on the business day (the "Relevant Day") following the day on which the Offer is due to expire or become unconditional or is revised or extended, as the case may be, (or such later time(s) or date(s) as the Panel may agree), Computer Horizons will make an appropriate announcement and simultaneously inform the LSE of the position. Such announcement will (unless otherwise permitted by the Panel) state (as nearly as practicable) the total number of Spargo Shares and rights over Spargo Shares:

    (i) for which acceptances of the Offer have been received (and to what extent such acceptances have been received from persons acting in concert with Computer Horizons for the purposes of the Offer);
    (ii) acquired or agreed to be acquired by or on behalf of Computer Horizons (or by persons acting in concert with Computer Horizons for the purposes of the Offer) during the Offer Period; and
    (iii) held by or on behalf of Computer Horizons (or by persons acting in concert with Computer Horizons for the purposes of the Offer) prior to the Offer Period,

     and will specify the percentage of Spargo's ordinary share capital represented by each of these figures.

(b) Any decision to extend the date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8:30 a.m. on the Relevant Day (or such later time(s) and/or date(s) as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of Spargo Shares represented by acceptances and purchases there may be included or excluded for announcement purposes, subject to sub-paragraph 5(a) of this Part B, acceptances and purchases not in all respects in order or subject to verification.

(c) In this Appendix I, references to the making of an announcement by or the giving of notice by or on behalf of Computer Horizons include the release of an announcement to the press by public relations consultants or by Broadview Associates and the delivery by hand or telephone, facsimile, telex or other electronic transmission of an announcement to the LSE. An announcement made otherwise than to the LSE shall be notified simultaneously to the LSE.

3  RIGHTS OF WITHDRAWAL

(a) If Computer Horizons, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the Relevant Day (or such later time(s) and/or date(s) as the Panel may agree) with any of the other relevant requirements specified in sub-paragraph 2(a) of this Part B, an accepting Spargo Shareholder may (unless the Panel otherwise agrees) immediately thereafter withdraw his acceptance(s) of the Offer by written notice given by post or by hand to IRG Plc, Balfour House, 390-398 High Road Ilford, Essex IG1 1NQ. Subject to sub-paragraph 1(b) of this Part B, this right of withdrawal may be terminated not less than eight days after the Relevant Day by Computer Horizons confirming, if such be the case, that the Offer is still unconditional and complying with the other requirements specified in sub-paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 days referred to in sub-paragraph 1(c) of this Part B will run from the date of such confirmation and compliance.


(b) If by 3:00 p.m. on 15 July 1998 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting Spargo Shareholder may withdraw his acceptance(s) at any time thereafter by written notice received by IRG on behalf of Computer Horizons at the address and in the manner referred to in subparagraph 3(a) of this Part B, until the earlier of (i) the time when the Offer becomes unconditional; and
     (ii) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with sub-paragraph 1(b) of this Part B.


(c) If a "no increase" and or "no extension" statement has been withdrawn in accordance with sub-paragraph 1(c) of this Part B, any Spargo Shareholder who accepts the Offer after such statement is made may withdraw that acceptance thereafter in the manner referred to in sub-paragraph 3(a) of this Part B not later than the eighth day after the posting of written notice of such withdrawal to Spargo Shareholders.

(d) Except as provided by this paragraph 3 and sub-paragraph 7(c) of this Part B, acceptances and elections shall be irrevocable.

(e) In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Spargo Shareholder(s), or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to Computer Horizons). Telex, e-mail or facsimile transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Computer Horizons or its agents to have been sent from, the United States, Canada, Australia or Japan will be treated as valid.

4  REVISED OFFER


(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form) is revised and such revision represents, on the date on which such revision is announced, (on such basis as Broadview Associates may consider appropriate) an improvement (or no diminution) in the value of the Offer as so revised compared with the value of the overall consideration or terms previously offered, the benefit of the revised Offer will, subject as provided in sub-paragraphs 4(b) and 4(c) and paragraph 7 of this Part B, be made available to Spargo Shareholders who have accepted the Offer in its original or any previously revised form(s) (each a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in sub-paragraphs 4(b), (c), (d) and (e) of this Part B and subject to any election for alternative forms of consideration made as provided in the remainder of this paragraph 4(a), be treated as an acceptance of the Offer as so revised and shall also constitute the separate appointment of Computer Horizons and/or any director of Computer Horizons and/or Broadview Associates and/or any director of Broadview Associates as his attorney and agent with authority to accept any such revised Offer on behalf of the Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make an election as to the form of consideration and/or the proportion thereof on behalf of a Previous Acceptor as such attorney and agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such election, such attorney and agent shall take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.


(b) The deemed acceptance referred to and authorities conferred by sub-paragraph 4(a) of this Part B shall not apply or (as the case may be) be exercised if as a result thereof the Previous Acceptor would (on such basis as Broadview Associates may consider appropriate) thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him having regard to any election or previous acceptance originally made by him, unless the Previous Acceptor has previously agreed in writing to receive less aggregate consideration.

(c) The deemed acceptance referred to and exercise of the powers of attorney and agency so conferred by this paragraph 4 shall be ineffective to the extent that a Previous Acceptor shall lodge, within 14 days of the posting of the document pursuant to which the revision of the Offer is made available to Spargo Shareholders (or such later date as Computer Horizons may determine), a form in which he validly elects (to the extent possible) to receive the consideration receivable by him under the revised Offer in some other manner.

(d) Subject to sub-paragraph 4(c) of this Part B, the authorities referred to in this paragraph 4 and any acceptance of a revised Offer and any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 of this Part B and duly does so.

(e) Computer Horizons reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration and such acceptance shall constitute an authority and request in the terms of paragraph 4(a) of this Part B, mutatis mutandis, on behalf of the relevant Spargo Shareholder.

5  ACCEPTANCES AND PURCHASES

Except as otherwise agreed by the Panel:

(a) an acceptance of the Offer shall not be treated as valid for the purposes of the acceptance condition unless the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it;

(b) a purchase of Spargo Shares by Computer Horizons or its nominee(s) or any person acting in concert with it or its or their nominees will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it; and

(c) before the Offer may become unconditional, IRG must have issued a certificate to Computer Horizons and/or to Broadview Associates which states the number of Spargo Shares in respect of which acceptances have been received and which comply with paragraph 5(a) of this Part B, and the number of Spargo Shares otherwise acquired, whether before or during the Offer Period, which comply with paragraph 5(b) of this Part B. Copies of such certificate will be sent to the Panel and to the financial advisers of Spargo as soon as possible after issue.

6.   GENERAL


(a) Save with the consent of the Panel, the Offer will lapse unless all the conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Computer Horizons in its reasonable opinion to be or remain satisfied by, or where appropriate at, midnight on 15 July 1998 or on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as Computer Horizons may, with the consent of the Panel, decide. In such a case the Offer shall cease to be capable of further acceptance, and Computer Horizons and Broadview Associates and Spargo Shareholders shall thereupon cease to be bound by prior acceptances.


(b) The expression "Offer Period" when used in this Offer Document means, in relation to the Offer, the period commencing on 7 May 1998 and ending on whichever of the following times shall be the latest:


      (i) 3:00 p.m. on 24 June 1998; and


     (ii) the earlier of:

          (A) the time at which the Offer lapses; and

          (B) the time at which the Offer becomes unconditional.

(c) Except with the consent of the Panel, settlement of the consideration to which any Spargo Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Computer Horizons may otherwise be, or claim to be, entitled as against any such shareholder.

(d) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this Offer

     Document have the same meanings when used in the Form of Acceptance unless the context otherwise requires.

(e) The Offer and the Form of Acceptance and all acceptances of the Offer and elections in respect thereof and all contracts made pursuant to the Offer and action taken or deemed to be taken under any of the foregoing shall be governed by and construed in accordance with English law.

(f) Execution by or on behalf of a Spargo Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and the relevant shareholder's agreement that nothing shall limit the right of Computer Horizons or Broadview Associates to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.


(g) All references in this Offer Document and in the Form of Acceptance to 24 June 1998 shall (except in sub-paragraph 6(b) of this Part B and except where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.


(h) Any omission to despatch the Offer Document and/or the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is being made shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person, and any such person to whom the Offer Document, the Form of Acceptance and any related documents have not been despatched or who has not received such documents may, subject to the provisions of paragraph 7 of this Part B, collect copies of such documents from IRG at the address set out in paragraph 3(a) of this Part B.

(i) Computer Horizons and Broadview Associates reserve the right to notify Spargo Shareholders regarding any matter, including the making of the Offer, to all or any Spargo Shareholders with a registered address outside the UK or whom Spargo knows to be a nominee, trustee or custodian holding Spargo Shares for persons outside the UK, by announcement or paid advertisement in a daily newspaper published and circulated in the UK, or any part thereof, in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by any such shareholder(s) to receive or see such notice, and all references in the Offer Document to notice or the provision of information in writing by or on behalf of Computer Horizons and/or Broadview Associates and/or their respective agents shall be construed accordingly.

(j) Due completion of a Form of Acceptance will constitute an instruction to Computer Horizons, on the Offer becoming unconditional in all respects, to cancel all mandates and other instructions entered in the records of Spargo in force relating to holdings of Spargo Shares. Such mandates and other instructions will not continue in force in relation to New Computer Horizons Common Stock issued to such shareholders.

(k) Without prejudice to any other provisions of this Part B, Computer Horizons and Broadview Associates reserve the right to treat acceptances as valid if received by or on behalf of either of them at any place or places or in any manner which may be otherwise than as set out herein or in the Form of Acceptance.


(l) If sufficient acceptances are received and/or sufficient Spargo Shares are otherwise acquired, Computer Horizons intends to apply the provisions of sections 428-430F of the Companies Act to acquire compulsorily any outstanding Spargo Shares and to apply for the cancellation of the listing of such shares on the LSE.


(m) All powers of attorney, appointment of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Spargo Shareholder concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the grantor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.


(n) No acknowledgment of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) or other document(s) will be given by or on behalf of Computer Horizons. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Spargo Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(o) If the Offer does not become unconditional in all respects or lapses:

      (i) the Form of Acceptance, share certificate(s) and other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address is set out in Box 6 on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address; and

     (ii) IRG will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give instructions to CRESTCo to transfer all Spargo Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of Spargo Shareholders concerned.

(p) The Spargo Shares which are the subject of the Offer will be acquired fully paid and free from all liens, charges, equitable interests, rights of pre-emption and other third party rights of any nature and together with all rights attaching thereto, including the right to receive all dividends and other distributions declared, paid or made after 22 May 1998.

(q) Save, in the case of any New Computer Horizons Common Stock to be issued to any Affiliate, as agreed under the terms of the Affiliate Agreements with respect to restrictions on transfer:

      (i) the New Computer Horizons Common Stock will be issued free from all liens, charges and other encumbrances or other equitable interests; and

     (ii) the New Computer Horizons Common Stock will rank pari passu in all respects with existing Computer Horizons Common Stock, including the right to receive in full all dividends (which are payable in US dollars), if any, and other distributions declared, paid or made on such shares after the date hereof.


(r) The Offer is made at 3:00 p.m. on 3 June 1998 and is capable of acceptance from and after that time. Copies of this Offer Document and Forms of Acceptance are available at IRG from that time at the address set out in paragraph 3(a) of this Part B.


(s) In relation to any acceptance of the Offer in respect of a holding of Spargo Shares which are in uncertificated form, Computer Horizons reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(t) All references in this Appendix I to statutory provisions shall include a statute or statutory provision which corrects, consolidates or replaces the same (whether before or after the date hereof).

7  OVERSEAS SHAREHOLDERS

(a) The making of the Offer in, or to persons resident in or nationals of or citizens of jurisdictions outside the UK or who are nominees of, or custodians or trustees for, citizens or nationals of other countries ("overseas shareholders") may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself/herself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such overseas shareholder will be responsible for any such issue, transfer or other taxes or other payments by whomsoever payable and Computer Horizons and Broadview Associates (and any person acting on behalf of either of them) shall be fully indemnified and held harmless by such overseas shareholder for any such issue, transfer of other taxes or duties as Computer Horizons or Broadview Associates (and any person acting on behalf of either of them) may be required to pay.

(b) In particular, the Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan. Furthermore, no steps have been taken to qualify the New Computer Horizons Common Stock for distribution in Japan or any province or territory of Canada and no prospectus in relation to the New Computer Horizons Common Stock has been, or will be, lodged with or registered by the Australian Securities Commission. Computer Horizons will not (unless otherwise determined by Computer Horizons in its sole discretion and save as provided for in paragraph 7(c) below) mail or deliver, or authorise the mailing or delivery of, this Offer Document, the Form of Acceptance or any related offering document in or into the United States, Canada, Australia or Japan, including to Spargo Shareholders with registered addresses in the United States, Canada, Australia or Japan or to persons whom Computer Horizons knows to be trustees, nominees or custodians holding Spargo Shares for persons in the United States, Canada, Australia or Japan ("Restricted Overseas Person"). Persons receiving such documents (including, without limitation, trustees, nominees or custodians) should not distribute or send them in or into the United States, Canada, Australia or Japan or use such mails or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer and so doing may invalidate any purported acceptance. Persons wishing to accept the Offer should not use such mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer. Envelopes containing the Form of Acceptance should not be postmarked in the United States, Canada, Australia or Japan or otherwise despatched from the United States, Canada, Australia or Japan and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the receipt of the consideration available under the Offer or for the return of the Form of Acceptance, certificate(s) for Spargo Shares and/or other document(s) of title. Unless an exemption under the relevant securities laws is available, Computer Horizons will not issue New Computer Horizons Common Stock or authorise the delivery of any document(s) of title in respect of New Computer Horizons Common Stock to (i) any person who is, or who Computer Horizons has reason to believe is, a Restricted Overseas Person, or (ii) to any person who is unable or fails to give the warranty set out in paragraph
     (b) of Part C below or (iii) to any person with a registered address in the United States, Canada, Australia or Japan. Computer Horizons is not aware of any Spargo Shareholder with a registered address in the United States or which holds Spargo Shares as nominee for any beneficial holder with a registered address in the United States.

(c) These provisions and any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Spargo Shareholders or on a general basis by Computer Horizons in its absolute discretion. Subject thereto, the provisions of this paragraph 7 supersede any terms of the Offer inconsistent therewith. References in this paragraph 7 to a Spargo Shareholder include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 7 shall apply to them jointly and severally.

                                     PART C

FORM OF ACCEPTANCE

Each Spargo Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Computer Horizons, Broadview Associates and IRG, so as to bind such shareholder, such shareholder's personal representatives, heirs, successors and assigns, to the following effect:

(a) that the execution of a Form of Acceptance (whether or not any boxes therein are completed) shall constitute:

      (i) an acceptance of the Offer in respect of the number of Spargo Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance,


     (ii) an undertaking to execute any further documents and give any further assurances which may be required to enable Computer Horizons to obtain the full benefit of this Part C and for Computer Horizons and/or any of its directors and/or Broadview Associates and/or any of its directors and/or IRG and/or any of its directors to perfect any of the authorities to be given hereunder, in each case on and subject to the terms and conditions set out in this Offer Document and the Form of Acceptance and, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable;

(b) unless "YES" is put in Box 5 of the Form of Acceptance, such Spargo Shareholder has not received or sent copies of this Offer Document, the Form of Acceptance or any related offering documents in, into or from the United States, Canada, Australia or Japan;

(c) that the Spargo Shares in respect of which the Offer is accepted or deemed to be accepted are fully paid up and are sold free from all liens, equitable interests, charges, restrictions (including restrictions imposed by law), third party rights and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends and other distributions hereafter declared, paid or made;


(d) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Spargo Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of Computer Horizons and/or any of its directors and/or Broadview Associates and/or any of its directors and/or IRG and/or any of its directors as such Spargo Shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent to complete and execute all or any form(s) of transfer and/or other document(s) at the attorney's and/or agent's discretion in relation to the Spargo Shares referred to in sub-paragraph (a)(i) of this Part C held in (or subsequently converted into) certificated form in favour of Computer Horizons or such other person or persons as Computer Horizons may direct and to deliver such form(s) of transfer and/or other document(s) at the attorney's and/or agent's discretion together with the share certificate(s) and/or other document(s) relating to such Spargo Shares for registration within 6 months of the Offer becoming or being declared unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purposes of or in connection with the acceptance of the Offer and to vest in Computer Horizons or any subsidiary or nominee(s) of such company the Spargo Shares as aforesaid;


(e) that the execution of the Form of Acceptance constitutes the irrevocable appointment of IRG as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Spargo Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Computer Horizons or its agents may direct) by means of CREST all or any of the Relevant Spargo Shares (but not exceeding the number of Spargo Shares in respect of which the Offer is accepted or deemed to be accepted) and (ii), if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant Spargo Shares to the original available balance of the accepting Spargo Shareholder. "Relevant Spargo Shares" means Spargo Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in the letter from Broadview Associates contained in this Offer Document and where the transfer(s) to escrow was or were made in respect of Spargo Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(f) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming or being declared unconditional in all respects in accordance with its terms and to the accepting Spargo Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

      (i) to Spargo or its agents to procure the registration of the transfer of the Spargo Shares pursuant to the Offer and, if applicable, the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Computer Horizons or as it may direct;

      (ii) to Computer Horizons or its agents to procure that such Spargo Shareholder's name is entered on the share register of Computer Horizons in respect of New Computer Horizons Common Stock to which such shareholder becomes entitled under the Offer (subject to the provisions of Computer Horizons' certificate of incorporation and bylaws); and


     (iii) to Computer Horizons or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the document(s) of title for any New Computer Horizons Common Stock to which an accepting Spargo Shareholder becomes entitled pursuant to such Spargo Shareholder's acceptance of the Offer, at the risk of such Spargo Shareholder, to the person whose name and address is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at such holder's registered address, or otherwise as such Spargo Shareholder may elect, provided in each case that this is outside the United States, Canada, Australia or Japan;

(g) that the execution of the Form of Acceptance constitutes separate authority to Computer Horizons and/or its directors and/or Broadview Associates and/or its directors and/or their respective agents and the irrevocable appointment of Computer Horizons and/or its directors and/or Broadview Associates and/or its directors as such shareholder's attorney and agent within the terms of paragraph 4 of Part B of this Appendix I in respect of those Spargo Shares in respect of which the Offer has been accepted and such acceptance has not been validly withdrawn;

(h) that Computer Horizons shall be entitled, after the Offer has become unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration, to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Spargo or of any class of its shareholders) attaching to any Spargo Shares in respect of which the Offer has been accepted and such acceptance has not been validly withdrawn, and with regard to any such Spargo Shares, the execution of the Form of Acceptance will constitute an authority to Spargo from such Spargo Shareholder to send any notice, warrant or other document or communication (including any share certificate(s) and/or other document(s) of title issued as a result of conversion of such Spargo Shares into certificated form) which may be required to be sent to him (as a member of Spargo) to Computer Horizons at its registered office or such other address nominated by Computer Horizons, and an authority to Computer Horizons or any person appointed by Computer Horizons to sign any consent to short notice of a general or separate class meeting on his behalf and/or execute a form of proxy in respect of such Spargo Shares appointing and/or to appoint any person determined by Computer Horizons to attend general meetings and separate class meetings of Spargo or its members or any of them (and any adjournment thereof) and to exercise the votes attaching to such Spargo Shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer, and will also (subject as aforesaid) constitute the agreement of such Spargo Shareholder not to exercise any of such rights without the consent of Computer Horizons and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend any such general meetings or separate class meetings;

(i) that he will deliver to IRG at the address given in paragraph 3(a) of Part B of this Appendix I his share certificate(s) and or other document(s) of title in respect of the Spargo Shares referred to in sub-paragraph (a)(i) of this Part C held by him in (or subsequently converted into) certificated form or an indemnity acceptable to Computer Horizons in lieu thereof, as soon as possible and in any event within six months of the Offer becoming or being declared unconditional in all respects;

(j) that he will take (or procure to be taken) the action set out in paragraph 13 of the letter from Broadview Associates contained in this Offer Document to transfer all Spargo Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him in (or subsequently converted into) uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within 6 months of the Offer becoming unconditional in all respects;

(k) that if, for any reason, any Spargo Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 13 of the letter from Broadview Associates contained in this Offer Document are converted to certificated form, he will (without prejudice to paragraph (g) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Spargo Shares as so converted to IRG at the address referred to in paragraph 3(a) of Part B of this Appendix I or to Computer Horizons at its registered office or as Computer Horizons or its agents may direct;

(l) that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England;

(m) that on execution the Form of Acceptance shall take effect as a deed;

(n) that the terms of this Part C and the Offer generally shall be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(o) that, if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in Computer Horizons or its subsidiaries or nominees or such other persons as it may decide the Spargo Shares aforesaid and all such acts and things as may be necessary or expedient to enable IRG to perform its functions as escrow agent for the purposes of the Offer;

(p) that he agrees to ratify each and every act or thing which may be done or effected by Computer Horizons and/or any of its directors and/or Broadview Associates and/or any of its directors and/or IRG or their respective agents or Spargo or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities hereunder; and

(q) that he undertakes, if any provisions of Part B of this Appendix I or this Part C shall in any way be unenforceable, invalid or not operate so as to afford Computer Horizons and/or Broadview Associates and/or IRG and/or their respective agents the full benefit of the authorities expressed be given herein, with all practicable speed to do all such acts and things and execute all such documents as may be required or desirable to enable Computer Horizons and/or any of its directors and/or Broadview Associates and/or any of its directors and/or IRG to secure the full benefit of the authorities and powers of attorney conferred by or referred to in Part B of this Appendix I or this Part C.

References in this Part C to a Spargo Shareholder shall include references to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of this Part C shall apply to them jointly and to each of them.

                                  APPENDIX II

                     COMPUTER HORIZONS FINANCIAL STATEMENTS
                INDEX TO COMPUTER HORIZONS FINANCIAL STATEMENTS

(i)    Computer Horizons Unaudited Results for Quarter Ended 31
       March 1998..................................................  II-2
(ii)   Report of Independent Certified Public Accountants..........  II-6
(iii)  Computer Horizons Audited Financial Statements..............  II-7

(I)  COMPUTER HORIZONS UNAUDITED RESULTS FOR QUARTER ENDED 31 MARCH 1998

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                              MARCH 31,   DECEMBER 31,
                                                                1998          1997
                                                              ---------   ------------
                                                               (DOLLARS IN THOUSANDS)
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 78,992      $ 88,633
  Short-term investments....................................    22,199        13,165
  Accounts receivable, net of allowance for doubtful
     accounts of $1,859,000 and $1,742,000 at March 31, 1998
     and December 31, 1997, respectively....................    94,046        79,526
  Deferred income tax benefit...............................     1,937         1,818
  Other.....................................................     1,201         1,087
                                                              --------      --------
     TOTAL CURRENT ASSETS...................................   198,375       184,229
                                                              --------      --------
PROPERTY AND EQUIPMENT......................................    16,294        12,479
  Less accumulated depreciation.............................     8,031         7,101
                                                              --------      --------
                                                                 8,263         5,378
                                                              --------      --------
OTHER ASSETS -- NET:
  Goodwill..................................................    16,939        17,090
  Deferred income tax benefit...............................       947           816
  Other.....................................................     7,548         4,088
                                                              --------      --------
     TOTAL OTHER ASSETS.....................................    25,434        21,994
                                                              --------      --------
          TOTAL ASSETS......................................  $232,072      $211,601
                                                              ========      ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $  1,010      $  1,432
  Accrued payroll, payroll taxes and benefits...............    17,502        17,526
  Accounts payable..........................................     2,187         1,830
  Income taxes payable......................................     7,090         3,394
  Other accrued expenses....................................     4,493         2,634
                                                              --------      --------
     TOTAL CURRENT LIABILITIES..............................    32,282        26,816
                                                              --------      --------
LONG-TERM DEBT..............................................     1,000            --
                                                              --------      --------
OTHER LIABILITIES...........................................     3,395         2,253
                                                              --------      --------
SHAREHOLDERS' EQUITY
  Preferred stock, $.10 par; authorized and unissued 200,000 shares, including 50,000 Series A
  Common stock, $.10 par; authorized 60,000,000 shares;
     issued 30,314,282 shares and 29,360,069 shares at March
     31, 1998 and December 31, 1997, respectively...........     3,031         2,936
  Additional paid-in capital................................   117,533       117,718
  Retained earnings.........................................    86,531        75,750
                                                              --------      --------
                                                               207,095       196,404
  Less shares held in treasury, at cost; 1,427,198 shares
     and 1,692,253 shares at March 31, 1998 and December 31,
     1997, respectively.....................................   (11,700)      (13,872)
                                                              --------      --------
     TOTAL SHAREHOLDERS' EQUITY.............................   195,395       182,532
                                                              --------      --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $232,072      $211,601
                                                              ========      ========


           See notes to unaudited consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                                      THREE MONTHS ENDED
                                                              ----------------------------------
                                                              MARCH 31, 1998      MARCH 31, 1997
                                                              --------------      --------------
                                                                    (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE DATA)
REVENUES:
  Services..................................................      $103,563             $73,940
  Products..................................................         3,538                  --
                                                               -----------         -----------
                                                                   107,101              73,940
                                                               -----------         -----------
COSTS AND EXPENSES:
  Direct costs -- Services..................................        67,584              50,418
  Direct costs -- Products..................................           593                  --
  Selling, general and administrative.......................        23,329              16,291
  Merger-related expenses...................................         1,328                  --
                                                               -----------         -----------
                                                                    92,834              66,709
                                                               -----------         -----------
INCOME FROM OPERATIONS......................................        14,267               7,231
                                                               -----------         -----------
OTHER INCOME AND EXPENSE:
  Interest income...........................................         1,310                 112
  Interest expense..........................................           (41)                (80)
  Equity in Joint Venture net earnings (loss)...............           (90)                150
                                                               -----------         -----------
                                                                     1,179                 182
                                                               -----------         -----------
INCOME BEFORE INCOME TAXES..................................        15,446               7,413
                                                               -----------         -----------
INCOME TAXES
  Current...................................................         7,596               3,097
  Deferred..................................................          (324)                 51
                                                               -----------         -----------
                                                                     7,272               3,148
                                                               -----------         -----------
NET INCOME..................................................        $8,174              $4,265
                                                               ===========         ===========
EARNINGS PER SHARE:
  Basic.....................................................         $0.28               $0.17
  Diluted...................................................         $0.27               $0.16
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic.....................................................    28,827,000          24,848,000
                                                               ===========         ===========
  Diluted...................................................    30,367,000          26,174,000
                                                               ===========         ===========


           See notes to unaudited consolidated financial statements.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                THREE MONTHS ENDED
                                                              ----------------------
                                                              MARCH 31,    MARCH 31,
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES........................  $  1,794      $(5,734)
                                                              --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of short-term investments.......................    (8,384)           0
  Purchases of property and equipment.......................    (2,786)        (383)
  (Increase) decrease in other assets.......................      (465)         424
                                                              --------      -------
                                                               (11,635)          41
                                                              --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of long-term debt...............................    (1,432)           0
  Stock options exercised...................................     1,632          886
                                                              --------      -------
                                                                   200          886
                                                              --------      -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (9,641)      (4,807)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............    88,633       11,993
                                                              --------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 78,992      $ 7,186
                                                              ========      =======


           See notes to unaudited consolidated financial statements.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE QUARTERS ENDED MARCH 31, 1998 AND 1997

The information furnished reflects all adjustments which, in the opinion of Computer Horizons, are necessary to present fairly its consolidated financial position and the results of its operations and changes in financial position for the periods indicated.

Reference is made to Computer Horizons' annual financial statements for the year ended December 31, 1997, for a description of the accounting policies, which have been continued without change. Also refer to the footnotes with those annual statements for additional details of Computer Horizons' financial condition, results of operations and changes in cash flows. The details in those notes have not changed except as a result of normal transactions in the interim.

The results of operations for 1997 have been retroactively adjusted to reflect the three-for-two common stock split in the form of a 50% stock distribution declared by Computer Horizons on May 7, 1997, as well as the acquisition of CG Computer Services Corp., which has been accounted for as a pooling of interests. The results of Princeton Softech, Inc., which is being accounted for as an immaterial pooling of interests, are included from January 1, 1998.


Earnings per Share: Basic Earnings Per Share ("EPS") is based on the weighted average number of common shares outstanding without consideration of common stock equivalents. Diluted earnings per share is based on the weighted average number of common and common equivalent shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average price during the year.


In accordance with SFAS No. 128, the table below presents both basic and diluted earnings per share:

                                                                    THREE MONTHS
                                                                  ENDED MARCH 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Numerator:
  Net income................................................      $8,174        $4,265
Denominator:
  Denominator for basic earnings per share
     Weighted average shares outstanding....................  28,827,000    24,848,000
Effect of stock options.....................................   1,540,000     1,326,000
Dilutive potential earnings per share:
  Denominator for diluted earnings per share
     Adjusted weighted average shares outstanding and
       assumed conversions..................................  30,367,000    26,174,000
Basic earnings per share....................................       $0.28         $0.17
Diluted earnings per share..................................       $0.27         $0.16

The computation of diluted earnings per share excludes options with exercise prices greater than the average market price. All options to purchase shares of common stock were included in the computation of diluted earnings per share in 1998. During 1997, there were 33,750 excluded options outstanding at March 31, 1997, with an exercise price of $38.50 per share.

SUBSEQUENT EVENTS

At Computer Horizons' annual meeting of shareholders on May 6, 1998, the shareholders approved an amendment to Computer Horizons' Certificate of Incorporation, increasing the number of shares of common stock authorized for issuance to 100,000,000 from 60,000,000. At that same meeting, shareholders approved an amendment to Computer Horizons' 1991 Director's Stock Option Plan, as amended, to decrease the number of options granted to a director upon his or her initial election to the Board, to 10,000 options from 75,938 options. The amendment also eliminated the maximum number of Annual Grants that could be made to a director, which had been five prior to the amendment.

(II) REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Computer Horizons Corp.

We have audited the accompanying consolidated balance sheets of Computer Horizons Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Computer Horizons Corp. and subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP
GRANT THORNTON LLP

Parsippany, New Jersey
January 29, 1998
(except for Note 2, as to which
the date is February 27, 1998)

(III)  COMPUTER HORIZONS AUDITED FINANCIAL STATEMENTS

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                              1997             1996             1995
                                                           -----------      -----------      -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES...............................................     $334,729         $249,152         $213,165
  Costs and expenses:
     Direct costs......................................      224,123          172,734          148,530
     Selling, general and administrative...............       70,741           56,903           46,156
     Merger-related expenses...........................          976
                                                            --------         --------         --------
                                                             295,840          229,637          194,686
                                                            --------         --------         --------
INCOME FROM OPERATIONS.................................       38,889           19,515           18,479
                                                            --------         --------         --------
  Other income (expense):
     Interest income...................................        1,543              307              266
     Interest expense..................................         (263)            (480)            (642)
     Equity in net earnings of joint venture (Note
       4)..............................................           13              885              361
                                                            --------         --------         --------
                                                               1,293              712              (15)
                                                            --------         --------         --------
INCOME BEFORE INCOME TAXES.............................       40,182           20,227           18,464
                                                            --------         --------         --------
  Income taxes (Notes 1 and 7):
     Current...........................................       18,485            8,737            8,533
     Deferred..........................................         (947)            (374)            (494)
                                                            --------         --------         --------
                                                              17,538            8,363            8,039
                                                            --------         --------         --------
NET INCOME.............................................     $ 22,644         $ 11,864         $ 10,425
                                                            ========         ========         ========
  Earnings per share (Notes 1 and 8):
     Basic.............................................           $.88           $.48               $.46
                                                              ======           ======           ======
     Diluted...........................................         $.84               $.46             $.44
                                                              ======           ======           ======
  Weighted average number of shares outstanding:
     Basic.............................................    25,680,000       24,493,000       22,425,000
                                                           =========        =========        =========
     Diluted...........................................    27,102,000       26,028,000       23,931,000
                                                           =========        =========        =========

        The accompanying notes are an integral part of these statements.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 88,633      $11,993
  Short-term investments (Note 1)...........................     13,165           --
  Accounts receivable (Note 3)..............................     79,526       56,378
  Deferred income tax benefits (Note 7).....................      1,818        1,119
  Other.....................................................      1,087          979
                                                               --------      -------
     Total current assets...................................    184,229       70,469
  Property and equipment:
     Furniture, equipment and other.........................     12,479        9,685
     Less accumulated depreciation..........................      7,101        5,389
                                                               --------      -------
                                                                  5,378        4,296
  Other assets -- net:
     Goodwill (Note 1)......................................     17,090       13,322
     Deferred income tax benefit (Note 7)...................        816          568
     Other (Note 4).........................................      4,088        3,105
                                                               --------      -------
                                                                 21,994       16,995
                                                               --------      -------
       Total Assets.........................................   $211,601      $91,760
                                                               ========      =======
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 5)................   $  1,432      $ 1,867
  Accrued payroll, payroll taxes and benefits...............     17,526       12,775
  Accounts payable..........................................      1,830        1,217
  Income taxes payable......................................      3,394        1,100
  Other accrued expenses....................................      2,634          749
                                                               --------      -------
     Total current liabilities..............................     26,816       17,708
                                                               --------      -------
  Long-term debt (Note 5)...................................         --        1,432
                                                               --------      -------
  Other liabilities (Note 9)................................      2,253        1,627
                                                               --------      -------
  Commitments (Note 10)
                                                               --------      -------
Shareholders' equity:
  Preferred stock, $.10 par; authorized and unissued,
     200,000 shares, including 50,000 Series A
  Common stock $.10 par; authorized, 60,000,000 shares;
     issued 29,360,069 shares and 26,485,029 shares at
     December 31, 1997 and 1996, respectively...............      2,936        2,648
  Additional paid-in capital................................    117,718       29,887
  Retained earnings.........................................     75,750       53,106
                                                               --------      -------
                                                                196,404       85,641
  Less shares held in treasury, at cost; 1,692,253 shares
     and 1,786,883 shares at December 31, 1997 and 1996,
     respectively...........................................    (13,872)     (14,648)
                                                               --------      -------
     Total shareholders' equity.............................    182,532       70,993
                                                               --------      -------
          Total Liabilities and Shareholders' Equity........   $211,601      $91,760
                                                               ========      =======

        The accompanying notes are an integral part of these statements.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                     COMMON STOCK       ADDITIONAL                TREASURY STOCK
                                  -------------------    PAID-IN     RETAINED   -------------------
                                    SHARES     AMOUNT    CAPITAL     EARNINGS    SHARES     AMOUNTS
                                  ----------   ------   ----------   --------   ---------   -------
                                        (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
BALANCE, DECEMBER 31, 1994, AS
  PREVIOUSLY REPORTED...........   7,739,576   $  774    $ 13,940    $29,851    1,786,883    14,648
  Pooling of interests with CG
     Computer Services
     Corporation................     167,901       17          46        966
                                  ----------   ------    --------    -------    ---------   -------
BALANCE, DECEMBER 31, 1994, AS
  RESTATED......................   7,907,477      791      13,986     30,817    1,786,883    14,648
  Three-for-two stock split
     declared:
     April 1995.................   3,086,949      309        (309)
     December 1995..............   5,332,803      533        (533)
  Stock options exercised.......     318,063       32       1,138
  Sale of common stock, net of
     expenses...................   1,140,000      114      13,159
  Net income for the year.......                                      10,425
                                  ----------   ------    --------    -------    ---------   -------
BALANCE, DECEMBER 31, 1995......  17,785,292    1,779      27,441     41,242    1,786,883    14,648
  Stock options exercised.......     467,022       46       1,680
  Tax benefits related to stock
     option plans...............                            1,589
  Net income for the year.......                                      11,864
                                  ----------   ------    --------    -------    ---------   -------
BALANCE, DECEMBER 31, 1996......  18,252,314    1,825      30,710     53,106    1,786,883    14,648
  Three-for-two stock split
     declared May 1997..........   8,232,715      823        (823)
  Stock options exercised.......     375,040       38       1,759                 (94,630)     (776)
  Tax benefits related to stock
     option plans...............                            2,610
  Sale of common stock, net of
     expenses...................   2,500,000      250      83,462
  Net income for the year.......                                      22,644
                                  ----------   ------    --------    -------    ---------   -------
BALANCE, DECEMBER 31, 1997......  29,360,069   $2,936    $117,718    $75,750    1,692,253   $13,872
                                  ==========   ======    ========    =======    =========   =======


         The accompanying notes are an integral part of this statement.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                1997      1995       1996
                                                              --------   -------   --------
                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $ 22,644   $11,864   $ 10,425
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Deferred taxes.........................................      (947)     (374)      (494)
     Depreciation...........................................     1,711     1,216        704
     Amortization of intangibles............................       602       587        505
     Provision for bad debts................................       575        54        170
  Changes in assets and liabilities, net of acquisitions:
     Accounts receivable....................................   (22,829)   (9,869)   (14,768)
     Other current assets...................................      (108)       13       (519)
     Accrued payroll, payroll taxes and benefits............     4,751     1,555      3,266
     Accounts payable.......................................       371      (582)     1,198
     Income taxes payable...................................     4,904       959        725
     Other accrued expenses.................................     1,885      (637)       578
     Other liabilities......................................       626       465        424
                                                              --------   -------   --------
       Net cash provided by operating activities............    14,185     5,251      2,214
                                                              --------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of furniture and equipment......................    (2,363)   (1,373)    (1,521)
  Acquisitions, net of cash.................................    (5,467)     (363)    (2,966)
  Change in other assets....................................      (968)     (761)    (1,673)
  Purchases of short-term investments.......................   (13,165)
                                                              --------   -------   --------
       Net cash used in investing activities................   (21,963)   (2,497)    (6,160)
                                                              --------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Notes payable -- banks, net...............................                         (3,200)
  Long-term debt............................................    (1,867)   (2,385)      (168)
  Stock options exercised...................................     2,573     1,727      1,170
  Proceeds from issuance of stock...........................    83,712               13,273
                                                              --------   -------   --------
       Net cash provided by (used in) financing
          activities........................................    84,418      (658)    11,075
                                                              --------   -------   --------
       Net increase in cash and cash equivalents............    76,640     2,096      7,129
Cash and cash equivalents at beginning of year..............    11,993     9,897      2,768
                                                              --------   -------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 88,633   $11,993   $  9,897
                                                              ========   =======   ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest...............................................  $    236   $   443   $    608
     Income taxes...........................................    12,950     7,592      6,840
-------------------------------------------------------------------------------------------
Details of Acquisition:
  Fair value of assets......................................  $  5,590
  Liabilities...............................................       242
                                                              --------   -------   --------
  Cash paid for acquisition.................................  $  5,348
                                                              ========   =======   ========


        The accompanying notes are an integral part of these statements.

               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DECEMBER 31, 1997, 1996 AND 1995

  DESCRIPTION OF BUSINESS

Computer Horizons Corp. is a diversified information technology services company that provides clients with resource augmentation and advanced technology solutions to business problems through applications development, client/server migration, network management, emerging technologies, and legacy systems maintenance, including its solution to the millennium date-change problem, Computer Horizons' Signature 2000(TM).

  PRINCIPLES OF CONSOLIDATION


The consolidated financial statements include the accounts of Computer Horizons and its wholly-owned subsidiaries (for purposes of this Appendix II Computer Horizons and its wholly-owned subsidiaries shall be referred to collectively as "Computer Horizons"). Computer Horizons' investment in a joint venture (Note 4) is accounted for under the equity method of accounting. All material intercompany accounts and transactions have been eliminated.


  REVENUE RECOGNITION

Computer Horizons recognizes revenues as professional services are performed. On fixed fee engagements, revenue and gross profit adjustments are made to reflect revisions in estimated total costs and contract values. Estimated losses are recorded when identified.

  RECRUITMENT COSTS

Recruitment costs are charged to operations as incurred.

  CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all highly liquid instruments with a maturity of three months or less at the time of purchase and consist of the following at December 31:

                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Cash........................................................   $ 3,448      $ 2,053
Money market funds..........................................    45,460        5,926
Commercial paper............................................    21,924        1,247
Demand obligations..........................................    17,801        2,767
                                                               -------      -------
                                                               $88,633      $11,993
                                                               =======      =======

  SHORT-TERM INVESTMENTS

Computer Horizons classifies investments with an original maturity of more than three months at the time of purchase as short-term investments. Short-term investments are classified as held-for-sale and carried at cost, which approximates fair value. At December 31, 1997, short-term investments maturing within one year consist of:

                                                                          FAIR
                                                               COST       VALUE
                                                              -------    -------
                                                                 (DOLLARS IN
                                                                  THOUSANDS)
Commercial paper............................................  $ 8,711    $ 8,711
Corporate bonds.............................................    2,452      2,450
Government bonds............................................    2,002      2,000
                                                              -------    -------
                                                              $13,165    $13,161
                                                              =======    =======

  CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject Computer Horizons to concentrations of credit risk, regardless of the degree of such risk, consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. Computer Horizons invests the majority of its excess cash in money market funds, commercial paper and demand obligations of high-credit, high-quality financial institutions or companies, with certain limitations as to the amount that can be invested in any one entity.

Computer Horizons maintains its cash balances principally in three financial institutions located in New York, New Jersey and California. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000 for each entity at each institution. At December 31, 1997, uninsured amounts held at these financial institutions total approximately $7,312,000.

Computer Horizons' customers are generally very large, Fortune 500 companies in many industries and with wide geographic dispersion. Computer Horizons' largest customer accounts for approximately 4% of billed accounts receivable at December 31, 1997. Computer Horizons establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

Computer Horizons' largest client accounted for 11.7%, 9.2% and 7.3%, respectively, of Computer Horizons' consolidated revenues in 1997, 1996 and 1995. No other client accounted for more than 8% in those years.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments (principally consisting of cash and cash equivalents, short-term investments, accounts receivable and payable and long-term debt) approximates fair value because of the short maturities or, as to long-term debt, the rates currently offered to Computer Horizons.

  PROPERTY AND EQUIPMENT AND DEPRECIATION

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  GOODWILL

Goodwill, the cost in excess of the net assets of acquired businesses, is being amortized by the straight-line method, primarily over thirty years. Accumulated amortization is $4,523,000 and $3,921,000 at December 31, 1997 and 1996,
respectively. On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, Computer Horizons estimates the value and future benefits of income generated, to determine that no impairment has occurred.

  INCOME TAXES

Computer Horizons and its domestic subsidiaries file a consolidated Federal income tax return. The foreign subsidiaries file in each of their local jurisdictions.

Deferred income taxes result from temporary differences between income reported for financial and income tax purposes. These temporary differences result primarily from the allowance for doubtful accounts provision and certain accrued expenses which are deductible, for tax purposes, only when paid.

Tax benefits from early disposition of the stock by optionees under incentive stock options and from exercise of non-qualified options are credited to additional paid-in capital.


Computer Horizons intends to permanently reinvest the unremitted earnings at December 31, 1997 from its foreign corporate joint venture and, accordingly, has not provided deferred taxes on these amounts. Computer Horizons' Canadian and United Kingdom subsidiaries have no unremitted earnings at December 31, 1997.


  EARNINGS PER SHARE

In 1997, Computer Horizons adopted SFAS No. 128, "Earnings Per Share," which requires public companies to present basic earnings per share and, if applicable, diluted earnings per share. In accordance with SFAS No. 128, all comparative periods have been restated as of December 31, 1997. Basic EPS is based on the weighted average number of common shares outstanding without consideration of common stock equivalents. Diluted earnings per share is based on the weighted average number of common and common equivalent shares outstanding. The calculation takes into account the shares that may be issued upon exercise of stock options, reduced by the shares that may be repurchased with the funds received from the exercise, based on the average price during the year.

  USE OF ESTIMATES IN FINANCIAL STATEMENTS

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," governing the reporting and display of comprehensive income and its components, and Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information," requiring that all public businesses report financial and descriptive information about their reportable operating segments. Both statements are applicable to fiscal years beginning after December 15, 1997. The impact of adopting SFAS No. 130 is not expected to be material to the consolidated financial statements or notes to consolidated financial statements. Management is currently evaluating the effect of SFAS No. 131 on consolidated financial statement disclosures.

NOTE 2  ACQUISITIONS

On December 31, 1997, Computer Horizons acquired, for approximately $5 million cash, certain assets from Millennium Computer Technology, Inc. ("Millennium"), a Chattanooga-based IT services provider. The acquisition was recorded under the purchase method of accounting. Had the acquisition of Millennium occurred on January 1, 1997, the effect on revenues and net income would have been immaterial.

On December 19, 1997, Computer Horizons acquired all the common stock of CG Computer Services Corporation ("CG") in exchange for 566,666 shares of Computer Horizons common stock. CG provides IT provisioning and staffing solutions with offices in San Francisco, Los Angeles, Chicago, and Parsippany, New Jersey. This transaction was accounted for as a pooling of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of CG.

The reconciliation below details the effects of the pooling noted above on the previously reported revenues, net income and earnings per share of the separate companies for the periods preceding the acquisition:

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 27,      YEAR ENDED      YEAR ENDED
                                                        1997              1996            1995
                                                   ---------------    ------------    ------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Computer Horizons Corp. .......................      $226,846         $233,858        $200,050
  CG.............................................        12,820           15,294          13,115
                                                       --------         --------        --------
  Combined.......................................      $239,666         $249,152        $213,165
                                                       ========         ========        ========
Net Income
  Computer Horizons Corp. .......................      $ 14,903         $ 11,232        $  9,907
  CG.............................................           468              632             518
                                                       --------         --------        --------
  Combined.......................................      $ 15,371         $ 11,864        $ 10,425
                                                       ========         ========        ========
Earnings per share
  Basic
  Computer Horizons Corp.........................      $    .61         $    .47        $    .45
  CG.............................................           .00              .01             .01
                                                       --------         --------        --------
  Combined.......................................      $    .61         $    .48        $    .46
                                                       ========         ========        ========
Diluted
  Computer Horizons Corp.........................      $    .58         $    .44        $    .42
  CG.............................................           .00              .02             .02
                                                       --------         --------        --------
  Combined.......................................      $    .58         $    .46        $    .44
                                                       ========         ========        ========

In June 1994, Computer Horizons acquired the net shares of Strategic Outsourcing Services, Inc. ("SOS"), a New Jersey-based provider of data processing services, for approximately $250,000. The acquisition agreement also provides for contingent consideration based on the future performance of SOS, through 1998. The acquisition was accounted for as a purchase. In 1997, 1996 and 1995, Computer Horizons recorded contingent consideration, totaling approximately $119,000, $137,000 and $202,000, respectively, as additional goodwill.

In January 1993, Computer Horizons acquired Unified Systems Solutions, Inc. ("USS"), a New Jersey-based provider of systems and network integration services, for approximately $750,000. The acquisition agreement also provided for contingent consideration based on the future performance of USS through 1996. The acquisition was accounted for as a purchase. The excess of cash over the fair value of assets acquired, totaling approximately $509,000, was recorded as goodwill in 1994. In 1995 and 1994, Computer Horizons recorded contingent consideration, totaling approximately $390,000 and $245,000, as additional goodwill. These contingent consideration payments are not dependent upon the continued employment of the former shareholders. Also in 1995, Computer Horizons entered into an agreement with the former shareholders of USS to pay approximately $2,396,000, plus interest, in lieu of any amounts that may have been due for the remaining contingent period ending March 31, 1996. The $2,396,000 was also recorded as goodwill in 1995.

     Subsequent Event

On February 27, 1998, Computer Horizons acquired all of the common stock of Princeton Softech, Inc. ("Princeton") in exchange for 954,213 shares of Computer Horizons common stock. Princeton specializes in relational databases, data synchronization, intelligent data migration and data management tools, and is based in Princeton, New Jersey. This transaction will be accounted for as a pooling of interests.

NOTE 3  ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at December 31:

                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Billed......................................................   $58,253      $39,096
Unbilled....................................................    23,015       18,485
                                                               -------      -------
                                                                81,268       57,581
Less allowance for doubtful accounts........................     1,742        1,203
                                                               -------      -------
                                                               $79,526      $56,378
                                                               =======      =======

NOTE 4  INVESTMENT IN JOINT VENTURE

In 1995, Computer Horizons entered into a software development and services joint venture with the Birla Group, a large multinational conglomerate located in India. The foreign joint venture, known as Birla Horizons International ("BHI"), is headquartered in New Delhi, India and currently has operations in India, the United States, the United Kingdom and Canada.

Computer Horizons and the Birla Group each made cash contributions of $500,000 and each received a 50% interest in the joint venture. The Birla Group has also contributed the net assets of its then existing information technology company to the joint venture and Computer Horizons is providing technological and management support.

Computer Horizons' total investment in BHI is $1,672,000 and $1,746,000 at December 31, 1997 and 1996, respectively, representing the initial cost plus equity in the undistributed net earnings since formation, and is included in other noncurrent assets. BHI provided consultants to Computer Horizons at a total cost of $5,017,000, $4,216,000 and $2,686,000 in 1997, 1996 and 1995,
respectively. Approximately $374,000 was included in accounts payable at December 31, 1997.

NOTE 5  LONG-TERM DEBT AND LINES OF CREDIT

Long-term debt consists of the following at December 31:

                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
9.55% senior notes..........................................   $ 1,432      $ 2,860
Notes payable at prime......................................                    439
                                                               -------      -------
                                                                 1,432        3,299
Less current maturities.....................................     1,432        1,867
                                                               -------      -------
                                                               $    --      $ 1,432
                                                               -------      -------

In 1988, Computer Horizons issued two senior notes aggregating $10,000,000 bearing interest at 9.55%, payable semiannually. The notes are payable in annual installments of $1,428,000 from April 15, 1992 through 1997 with a final payment of $1,432,000 due April 15, 1998, and are subject to the provisions of the loan agreement, including, among other things, restrictions on additional borrowings, prepayments, dividends and stock purchases (which were waived in connection with certain purchases of treasury stock), and maintenance of a minimum net worth of $13,500,000.

The notes payable consist of notes to the four former shareholders of USS. In 1995, an agreement was signed (Note 2) resulting in $957,000 being due in April 1996 and $439,000 in April 1997, with 8.75% imputed interest.

At December 31, 1997, Computer Horizons has two unused bank lines of credit totaling $25,000,000 at rates below the banks' prime lending rates. During 1997, Computer Horizons had no borrowings against either line.

NOTE 6  SHAREHOLDERS' EQUITY

  Authorized Shares

On May 7, 1997, Computer Horizons approved an amendment to Computer Horizons' Certificate of Incorporation increasing the authorized number of shares of Computer Horizons' common stock from 30,000,000 to 60,000,000.

  Stock Splits

The Board of Directors of Computer Horizons has declared three-for-two common stock splits in the form of 50% stock distributions as follows:

  DATE DECLARED    SHAREHOLDER OF RECORD DATE    DATE PAYABLE
  -------------    --------------------------   ---------------
May 7, 1997         May 22, 1997                June 9, 1997
December 12, 1995   December 22, 1995           January 9, 1996
April 24, 1995      May 9, 1995                 May 30, 1995

Amounts equal to the $.10 par value of the common shares distributed have been retroactively transferred from additional paid-in capital to common stock. All references in the financial statements with regard to number of shares of common stock, common stock prices and per share amounts have been restated to reflect the above-mentioned stock splits.

  Stock Options and SFAS No. 123 Pro Forma Disclosure

In 1994, Computer Horizons adopted a stock option plan which provides for the granting, to officers and key employees, of options for the purchase of a maximum of 7,594,000 shares of common stock and stock appreciation rights
(SARs). Options and SARs generally expire five years from the date of grant and become exercisable in specified amounts during the life of the respective options. No SARs have been granted as of December 31, 1997. This plan, which replaces Computer Horizons' 1985 Plan, will terminate on June 15, 2004. There were 5,555,000 shares available for option at December 31, 1997.

     In 1994, Computer Horizons amended the non-qualified Directors' Stock Option Plan increasing the maximum number of shares of common stock that may be acquired pursuant to the exercise of options granted under the plan from 379,000 to 844,000, and providing that each new director of Computer Horizons who is not an employee of Computer Horizons (i) shall immediately receive options to purchase 75,938 shares of its common stock and (ii) shall receive up to five annual grants to purchase 10,125 shares of its common stock. The plan expires on March 4, 2001. There were 504,000 share available for option at December 31, 1997.

The exercise price per share on all options and/or SARs granted may not be less than the fair value at the date of the option grant. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, Computer Horizons' net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                  1997           1996           1995
                                               -----------    -----------    -----------
Net Income....................  As reported    $22,644,000    $11,864,000    $10,425,000
                                Pro Forma       19,749,000      9,533,000      9,619,000
Earnings per share:
  Basic.......................  As reported           $.88           $.48           $.46
                                Pro Forma              .77            .39            .43
  Diluted.....................  As reported           $.84           $.46           $.44
                                Pro Forma              .73            .37            .40

The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: expected volatility of 61%, 97% and 70%; risk-free interest rates of 5.47%, 6.28% and 6.27%; and expected lives of 5.0, 4.9 and 4.5 years. A summary of the status of Computer Horizons' stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below:

                                                             1997                1996                1995
                                                       -----------------   -----------------   -----------------
                                                                WEIGHTED            WEIGHTED            WEIGHTED
                                                                AVERAGE             AVERAGE             AVERAGE
                                                                EXERCISE            EXERCISE            EXERCISE
                                                       SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                                       ------   --------   ------   --------   ------   --------
                                                       (000)               (000)               (000)
Outstanding -- January 1.............................  2,169     $ 6.87    2,214     $ 3.69    2,182     $2.03
Granted..............................................    328      23.55      885      14.65      783      6.01
Exercised............................................   (462)      5.37     (678)      2.50     (749)     1.29
Canceled/forfeited...................................    (36)     13.36     (252)     17.95       (2)     6.78
                                                       -----     ------    -----     ------    -----     -----
Outstanding -- December 31...........................  1,999     $ 9.84    2,169     $ 6.87    2,214     $3.69
                                                       =====     ======    =====     ======    =====     =====
Options exercisable -- December 31...................    833     $ 7.10      764     $ 4.94      999     $2.42
                                                       =====     ======    =====     ======    =====     =====
Weighted average fair value of options granted during
  the year...........................................            $23.54              $11.65              $3.64

The following information applies to options outstanding at December 31, 1997:

                                                     OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                            --------------------------------------   -----------------------
                                                             WEIGHTED
                                            OUTSTANDING      AVERAGE      WEIGHTED   EXERCISABLE    WEIGHTED
                                               AS OF        REMAINING     AVERAGE       AS OF       AVERAGE
                                            DECEMBER 31,   CONTRACTUAL    EXERCISE   DECEMBER 31,   EXERCISE
         RANGE OF EXERCISE PRICES               1997       LIFE (YEARS)    PRICE         1997        PRICE
         ------------------------           ------------   ------------   --------   ------------   --------
                                               (000)                                    (000)
$0.00-$14.99..............................     1,518           5.0         $ 6.13        708         $ 4.55
15.00-29.99...............................       480           6.3          21.53        125          21.47
30.00 and over............................         1           4.7          35.38         --             --
                                               -----           ---         ------        ---         ------
                                               1,999           5.3         $ 9.84        833         $ 7.10
                                               =====           ===         ======        ===         ======

Certain officers have the right to borrow from Computer Horizons against the exercise price of options exercised.

Computer Horizons has issued warrants to purchase shares of its common stock to two outside business/legal consulting firms. Warrants for 8,625, 30,000 and 10,125 shares were granted, respectively, in 1997, 1996 and 1995. The exercise price is the fair value at the date of grant.

     Shareholder Rights Plan

In July 1989, the Board of Directors declared a dividend distribution of .131 preferred stock purchase right on each outstanding share of common stock of Computer Horizons. The rights were amended on February 13, 1990. Each right will, under certain circumstances, entitle the holder to buy one one-hundredth ( 1/100) of a share of Series A preferred stock at an exercise price of $30.00 per one one-hundredth ( 1/100) share, subject to adjustment. Each one one-hundredth ( 1/100) of a share of Series A preferred stock has voting, dividend and liquidation rights and preferences substantively equivalent to one share of common stock.

The rights will be exercisable and transferable separately from the common stock only if a person or group acquires 20% or more, subject to certain exceptions, of Computer Horizons' outstanding common stock or announces a tender offer that would result in the ownership of 20% or more of the common stock. If a person becomes the owner of at least 20% of Computer Horizons' common shares (an "Acquiring Person"), each holder of a right other than the Acquiring Person is entitled, upon payment of the then current exercise price per right (the "Exercise Price"), to receive shares of common stock (or common stock equivalents) having a market value equal to twice the Exercise Price.

Additionally, if Computer Horizons subsequently engages in a merger or other business combination with the Acquiring Person in which Computer Horizons is not the surviving corporation, or in which the outstanding shares of Computer Horizons' common stock are changed or exchanged, or if more than 50% of Computer Horizons' assets or earning power is sold or transferred, a right would entitle a Computer Horizons Corp. shareholder, other than the Acquiring Person and its affiliates, to purchase upon payment of the Exercise Price, shares of the Acquiring Person having a market value of twice the Exercise Price. Prior to a person becoming an Acquiring Person, the rights may be redeemed at a redemption price of one cent per right, subject to adjustment. The rights are subject to amendment by the Board. No shareholder rights have become exercisable. The rights will expire on July 16, 1999.

NOTE 7  INCOME TAXES

The provision for income taxes consists of the following for the years ended December 31:

                                                           1997       1996      1995
                                                          -------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Current:
  Federal...............................................  $13,927    $6,629    $6,180
  State.................................................    4,558     2,108     2,353
Deferred:
  Federal...............................................     (703)     (341)     (358)
  State.................................................     (244)      (33)     (136)
                                                          -------    ------    ------
                                                          $17,538    $8,363    $8,039
                                                          =======    ======    ======

Deferred tax assets and liabilities consist of the following at December 31:

                                                               1997      1996
                                                              ------    ------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Deferred tax assets:
  Accrued insurance.........................................  $  588    $  291
  Accrued payroll and benefits..............................   1,413     1,011
  Deferred lease obligations................................      48        72
  Allowance for doubtful accounts...........................     469       249
  Other.....................................................     239        95
                                                              ------    ------
                                                               2,757     1,718
Deferred tax liabilities:
  Depreciation..............................................     123        31
                                                              ------    ------
Deferred tax assets, net....................................  $2,634    $1,687
                                                              ======    ======

A reconciliation of income taxes, as reflected in the accompanying statements, with the statutory Federal income tax rate of 35% for the years ended December 31, 1997, 1996 and 1995 is as follows:


                                                           1997       1996      1995
                                                          -------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Statutory Federal income taxes..........................  $14,064    $7,079    $6,462
State and local income taxes, net of Federal tax
  benefit...............................................    2,804     1,349     1,441
Amortization of goodwill................................      203       201       180
Equity in net earnings of joint venture.................               (310)     (126)
Other, net..............................................      467        44        82
                                                          -------    ------    ------
                                                          $17,538    $8,363    $8,039
                                                          =======    ======    ======


Deferred income taxes of approximately $413,000 have not been provided on undistributed earnings of a foreign joint venture in the amount of $1,181,000, as the earnings at December 31, 1997 are considered to be permanently reinvested.

NOTE 8  EARNING PER SHARE DISCLOSURE

                                                                                                     PER
                                                                INCOME             SHARES           SHARE
FOR THE YEAR ENDED                                           (NUMERATOR)       (DENOMINATOR)       AMOUNT
------------------                                          --------------    ----------------    ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
December 31, 1997
  Net income..............................................     $22,644
                                                               -------           ----------         ----
Basic earnings per share
  Income available to common shareholders.................     $22,644           25,680,000         $.88
Effect of diluted securities
  Options.................................................                        1,422,000
                                                               -------           ----------         ----
Diluted earnings per share
  Income available to common shareholders plus assumed
     conversions..........................................     $22,644           27,102,000         $.84
                                                               -------           ----------         ----
December 31, 1996
  Net income..............................................     $11,864
                                                               -------           ----------         ----
Basic earnings per share
  Income available to common shareholders.................     $11,864           24,493,000         $.48
Effect of diluted securities
  Options.................................................                        1,535,000
                                                               -------           ----------         ----
Diluted earnings per share
  Income available to common shareholders plus assumed
     conversions..........................................     $11,864           26,028,000         $.46
                                                               -------           ----------         ----
December 31, 1995
  Net income..............................................     $10,425
                                                               -------           ----------         ----
Basic earnings per share
  Income available to common shareholders.................     $10,425           22,425,000         $.46
Effect of diluted securities
  Options.................................................                        1,506,000
                                                               -------           ----------         ----
Diluted earnings per share
  Income available to common shareholders plus assumed
     conversions..........................................     $10,425           23,931,000         $.44
                                                               -------           ----------         ----

Options to purchase 8,713 and 27,375 shares of common stock in 1997 and 1996, respectively, ranging from $25.67 to $35.58, and $18.00 to $33.33 per share were outstanding during 1997 and 1996, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of common shares. The options which expire between December 31,

2001 and January 1, 2007 were still outstanding at December 31, 1997. All options to purchase shares of common stock were included in the computation of diluted earnings per share in 1995.

NOTE 9  SAVINGS PLAN AND OTHER RETIREMENT PLANS


Computer Horizons maintains a defined contribution savings plan covering eligible employees. Computer Horizons makes contributions up to a specific percentage of participants' contributions. Computer Horizons contributed approximately $469,000, $345,000 and $246,000 in 1997, 1996 and 1995,
respectively.


In 1995, Computer Horizons instituted a Supplemental Executive Retirement Plan whereby key executives are entitled to receive lump-sum payments (or, if they elect, a ten-year payout) upon reaching the age of 65 and being in the employ of Computer Horizons. The maximum commitment if all plan members remain in the employ of Computer Horizons until age 65 is approximately $9.7 million. Benefits accrue and vest based on a formula which includes total years with Computer Horizons and total years possible until age 65. The plan is non-qualified and not formally funded. Life insurance policies on the members are purchased to assist in funding the cost. The deferred compensation expense is charged to operations during the remaining service lives of the members and amounted to approximately $183,000, $97,000 and $82,000 in 1997, 1996 and 1995,
respectively.

In addition, Computer Horizons adopted a Deferred Compensation Plan for Key Executives that permits the individuals to defer a portion of their annual salary or bonus for a period of at least five years. There is no effect on Computer Horizons' operating results since any amounts deferred would have previously been expensed. Amounts deferred as of December 31, 1997 have been included in other non-current liabilities.

NOTE 10  COMMITMENTS

  Leases

Computer Horizons leases office space under long-term operating leases expiring through 2006. As of December 31, 1997, approximate minimum rental commitments were as follows:

                                                  (DOLLARS IN
YEAR ENDING                                        THOUSANDS)
-----------                                      --------------
1998...........................................     $ 3,833
1999...........................................       3,141
2000...........................................       1,286
2001...........................................         976
2002...........................................         700
Thereafter.....................................         729
                                                    -------
                                                    $10,665
                                                    =======

Office rentals are subject to escalations based on increases in real estate taxes and operating expenses. Aggregate rent expense for operating leases approximated $3,610,000, $2,799,000, and $2,176,000 in the years ended December 31, 1997, 1996 and 1995, respectively.

  Other

In 1994, the Vice Chairman and Executive Vice President of Computer Horizons announced his resignation effective February 15, 1995. Computer Horizons recorded approximately $400,000 of deferred compensation in 1994 which is to be paid beginning March 1998 through 2005. Computer Horizons also agreed to retain this former officer as a consultant for a three-year period for approximately $75,000 each year and entered into a noncompetition agreement for that period.

NOTE 11  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



     For the years ended December 31, 1997 and 1996, selected quarterly financial data is as follows:



                                                                      QUARTERS
                                                      ----------------------------------------
                                                       FIRST     SECOND      THIRD     FOURTH
                                                      -------    -------    -------    -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Revenues............................................  $73,940    $79,934    $85,792    $95,063
Direct costs........................................   50,418     53,850     57,190     62,665
Selling, general and administrative.................   16,291     17,449     17,847     19,154
Merger-related costs................................                                       976
Income from operations..............................    7,231      8,635     10,755     12,268
Interest income/(expense), net......................       32         (2)        74      1,176
Equity in net earnings of joint venture.............      150         63        (75)      (125)
Income before income taxes..........................    7,413      8,696     10,754     13,319
Income taxes........................................    3,148      3,715      4,630      6,045
Net income..........................................  $ 4,265    $ 4,981    $ 6,124    $ 7,274
Earnings per share:
  Basic.............................................    $0.17      $0.20      $0.24      $0.26
  Diluted...........................................     0.16       0.19       0.23       0.25
1996
Revenues............................................  $60,648    $59,910    $61,092    $67,502
Direct costs........................................   41,654     42,341     42,147     46,592
Selling, general and administrative.................   13,314     13,802     14,289     15,498
Income from operations..............................    5,680      3,767      4,656      5,412
Interest income/(expense), net......................      (44)       (85)       (18)       (26)
Equity in net earnings of joint venture.............      213        230        200        242
Income before income taxes..........................    5,849      3,912      4,838      5,628
Income taxes........................................    2,473      1,666      2,032      2,192
Net income..........................................  $ 3,376    $ 2,246    $ 2,806    $ 3,436
Earnings per share:
  Basic.............................................    $0.14      $0.09      $0.11      $0.14
  Diluted...........................................     0.13       0.09       0.11       0.13

                                  APPENDIX III

                          SPARGO FINANCIAL STATEMENTS
                      INDEX TO SPARGO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
(i) Report of Independent Chartered Accountants.............  III-2
(ii) Spargo Audited Annual Results..........................  III-3
  (a) Profit and Loss Accounts..............................  III-3
  (b) Statements of Movement on Reserves....................  III-3
  (c) Balance Sheet.........................................  III-4
  (d) Group Cash Flow Statement.............................  III-4
  (e) Reconciliation of Net Cash Flow to Movements in Net     III-5
     Funds..................................................
  (f) Notes.................................................  III-5

                                      III-1

(I) EXTRACTS FROM THE REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS CONTAINED IN SPARGO'S AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 1997

The following is an extract from the Report of KPMG Audit Plc contained in Spargo's audited financial statements for the year ended 31 December 1997.

"We have audited the financial statements on pages 16 to 25.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

As described on page 12, the Company's Directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group as at 31 December 1997 and of the profit of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

KPMG AUDIT PLC

Chartered Accountants
Registered Auditor
Leicester

3 March 1998"

                                      III-2

(II)  SPARGO AUDITED ANNUAL RESULTS

(a)  PROFIT AND LOSS ACCOUNT


                                          31 DECEMBER 1995    31 DECEMBER 1996    31 DECEMBER 1997
                                          ----------------    ----------------    ----------------
                                  NOTE     L000      L000      L000      L000      L000      L000
                                  ----    ------    ------    ------    ------    ------    ------
Turnover -- continuing
  operations....................   2                 7,379               7,853               9,512
Cost of sales -- normal.........          (4,490)             (4,917)             (5,770)
              -- exceptional....            (323)                 --                  --
                                                              ------
                                                    (4,813)             (4,917)             (5,770)
                                                    ------
Gross profit....................                     2,566               2,936               3,742
                                                    ------
Selling and distribution
  costs.........................                      (433)               (370)               (312)
Administrative expenses.........                    (1,266)             (1,407)             (1,778)
                                                    ------
Operating profit -- continuing
  operations....................                       867               1,159               1,652
                                                    ------
Interest receivable and similar
  income........................   6                    51                  62                  96
Interest payable and similar
  charges.......................   7                   (16)                (17)                 (8)
                                                    ------
Profit on ordinary activities
  before taxation...............   3                   902               1,204               1,740
Taxation on profit on ordinary
  activities....................   8                  (348)               (433)               (588)
                                                    ------
Profit for the financial year...                       554                 771               1,152
Interim dividend paid
  1995: 1.75p; 1996: 2.00p;
  1997: 2.25p per ordinary
  share.........................                       (56)               (250)               (281)
Proposed final dividend
  1995: 2.25p; 1996: 2.50p;
  1997: 3.75p per ordinary
  share.........................                      (281)               (313)               (469)
                                                    ------
Retained profit for the
  financial year................                       217                 208                 402
                                                    ======


(B)  STATEMENT OF MOVEMENT ON RESERVES


                                                              1995     1996     1997
                                                              L000     L000     L000
                                                              -----    -----    -----
Retained profit brought forward.............................    725      942    1,150
Retained profit for the year................................    217      208      402
                                                              -----    -----    -----
Retained profit carried forward.............................    942    1,150    1,552
                                                              =====    =====    =====
Earnings per ordinary share.................................  4.43p    6.17p    9.22p


                                      III-3

(C)  BALANCE SHEET

                                                                    31 DECEMBER      31 DECEMBER
                                                                        1996             1997
                                                                   --------------   --------------
                                                            NOTE    L000    L000     L000    L000
                                                            ----   ------   -----   ------   -----
FIXED ASSETS
Tangible assets...........................................   10               198              196
CURRENT ASSETS
Debtors...................................................   11     1,368            1,420
Cash at bank and in hand..................................   12     1,246            2,102
                                                                   ------           ------
                                                                    2,614            3,522
CREDITORS: amounts falling due within one year............   13    (1,531)          (2,023)
                                                                   ------           ------
NET CURRENT ASSETS........................................                  1,083            1,499
                                                                            -----            -----
TOTAL ASSETS LESS CURRENT LIABILITIES.....................                  1,281            1,695
CREDITORS: amounts falling due after more than one year...   14                (6)             (18)
                                                                            -----            -----
NET ASSETS................................................                  1,275            1,677
                                                                            =====            =====
CAPITAL AND RESERVES
Called up share capital...................................   15               125              125
Profit and loss account...................................                  1,150            1,552
                                                                            -----            -----
SHAREHOLDERS' FUNDS.......................................   16             1,275            1,677
                                                                            =====            =====

(D)  SPARGO GROUP CASH FLOW STATEMENT

                                                                     31 DECEMBER     31 DECEMBER
                                                                         1996            1997
                                                                     ------------   --------------
                                                              NOTE   L000   L000    L000     L000
                                                              ----   ----   -----   ----    ------
Net cash inflow from operating activities...................   17           1,451            1,909
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................          62             96
Interest element of finance lease payments..................         (17)            (8)
                                                                     ---            ---
Net cash inflow from returns on investment and servicing of
  finance...................................................                   45               88
                                                                            -----           ------
                                                                            1,496            1,997
TAXATION
Corporation tax paid (including advance corporation tax)....                 (400)            (454)
INVESTING ACTIVITIES
Proceeds from disposal of tangible fixed assets.............          --              9
Purchase of tangible fixed assets...........................         (21)           (43)
                                                                     ---            ---
                                                                              (21)             (34)
EQUITY DIVIDENDS PAID.......................................                 (531)            (594)
                                                                            -----           ------
Net cash inflow before use of liquid resources and
  financing.................................................                  544              915
MANAGEMENT OF LIQUID RESOURCES
Increase in term deposits...................................                   --           (1,255)
FINANCING
Capital element of finance lease rental payments............                 (100)             (59)
                                                                            -----           ------
(DECREASE)/INCREASE IN CASH.................................   18             444             (399)
                                                                            =====           ======

                                      III-4

(E)  RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET FUNDS (NOTE 18)

                                                              1996    1997
                                                              L000    L000
                                                              -----   -----
(Decrease)/increase in cash in the period...................    444    (399)
Cash outflow from change in liquid resources................     --   1,255
Cash outflow from investment in finance leases..............    100      59
                                                              -----   -----
CHANGE IN NET FUNDS RESULTING FROM CASH FLOWS...............    544     915
New finance leases..........................................    (78)    (37)
                                                              -----   -----
CHANGE IN NET FUNDS IN THE PERIOD...........................    466     878
Net funds 1 January.........................................    715   1,181
                                                              -----   -----
Net funds 31 December.......................................  1,181   2,059
                                                              =====   =====

(F)  NOTES
(forming part of the financial statements)

1  ACCOUNTING POLICIES

The following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Spargo Group's financial statements.

BASIS OF PREPARATION

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

CONSOLIDATION

The Spargo Group accounts consolidate the financial statements of Spargo Consulting PLC and its subsidiary undertaking. The acquisition method of accounting has been adopted.

In accordance with Section 230 of the Companies Act 1985 a separate profit and loss account of Spargo is not presented.

FIXED ASSETS AND DEPRECIATION

Depreciation is provided by the Spargo Group to write off the cost less the estimated residual value of tangible fixed assets by equal installments over their estimated useful economic lives as follows:

Computer equipment      --  between 20% and 33% per annum
Office equipment        --  between 20% and 50% per annum
Motor vehicles          --  25% per annum
Leasehold improvements  --  10% per annum

LEASES

Where the Spargo Group enters into a lease which entails substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease". The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated over its estimate useful life. Future installments under such leases, net of finance charges, are included with creditors. Rentals payable are apportioned between the finance element, which is charged to the profit and loss account, and the capital element which reduces the outstanding obligation for future installments. All other leases are accounted for as "operating leases" and the rental payments are charged to the profit and loss account on a straight line basis over the life of each lease.

  Taxation

The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

                                      III-5

  Turnover

Turnover represents the amounts (excluding value added tax) derived from the provision of services to customers.

2  TURNOVER

                                                              1995     1996     1997
                                                              L000     L000     L000
                                                              -----    -----    -----
Analysis of turnover by geographical market of destination:
  United Kingdom............................................  7,301    7,711    9,458
  Rest of Europe............................................     78      142       54
                                                              -----    -----    -----
                                                              7,379    7,853    9,512
                                                              =====    =====    =====

The Spargo Group has one class of business, being the supply of computer software consultancy services. Analysis of the Spargo Group's turnover, operating profit and net assets by geographical origin are not produced as all operations emanate from the United Kingdom.

3  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                              1995    1996    1997
                                                              L000    L000    L000
                                                              ----    ----    ----
Profit on ordinary activities before taxation is stated
  after charging:
Auditors' remuneration......................................     9       9      10
Non-audit fees paid to the auditors and their associates....     4       2       6
Depreciation................................................    83      97      89
Operating lease rentals paid: Other.........................    62      61      67
                                                              ====    ====    ====


Profit after tax for the financial year dealt with in the financial statements of Spargo was L1,152,000 (1996: L771,000; 1995: L554,000)


4  STAFF NUMBERS AND COSTS

                                                              1995    1996    1997
                                                               NO      NO      NO
                                                              ----    ----    ----
The average number of persons employed by the Spargo Group
  (including Directors) during the year was.................   114     112     126

The aggregate payroll costs of these persons were as follows:

                                                              1995     1996     1997
                                                              L000     L000     L000
                                                              -----    -----    -----
Wages and salaries..........................................  3,464    3,750    4,298
Social security costs.......................................    363      391      434
                                                              -----    -----    -----
                                                              3,827    4,141    4,732
                                                              =====    =====    =====

5  DIRECTOR'S EMOLUMENTS

                                                              1995    1996    1997
                                                              L000    L000    L000
                                                              ----    ----    ----
Salaries and benefits.......................................   376     417     340
                                                              ====    ====    ====

There was no Directors' Pension scheme operating during the above periods.

The emoluments of the highest paid Director were as follows:

                                                              1995    1996    1997
                                                              L000    L000    L000
                                                              ----    ----    ----
Salaries and benefits.......................................   162     170     166
                                                              ====    ====    ====

6  INTEREST RECEIVABLE AND SIMILAR INCOME

                                                              1995    1996    1997
                                                              L000    L000    L000
                                                              ----    ----    ----
Bank interest receivable....................................    51      62      96
                                                              ====    ====    ====

                                      III-6

7  INTEREST PAYABLE AND SIMILAR CHARGES

                                                              1995    1996    1997
                                                              L000    L000    L000
                                                              ----    ----    ----
On lease purchase contracts.................................    16      17       8
                                                              ====    ====    ====

8  TAXATION

                                                              1995    1996    1997
                                                              L000    L000    L000
                                                              ----    ----    ----
UK Corporation Tax at 33.9% (1996: 36.5%, 1995: 38.7%)......   349     439     589
Adjustment relating to prior year Corporation Tax...........   (1)     (6)     (1)
                                                              ----    ----    ----
                                                               348     433     588
                                                              ====    ====    ====

9  EARNINGS PER ORDINARY SHARE

Earnings per share have been calculated on the profit for the financial year of L1,152,000 (1996: L771,000, 1995: L554,000) and the average number of ordinary shares in issue during the year of 12,500,000 1 pence shares (1996: 12,500,000, 1995: 12,500,000). Earnings per share on a fully diluted basis are not materially different.

10  TANGIBLE FIXED ASSETS

                                                                   OFFICE
                                                                 EQUIPMENT,
                                                  LEASEHOLD     FURNITURE AND   COMPUTER     MOTOR
                                                 IMPROVEMENTS     FITTINGS      EQUIPMENT   VEHICLES   TOTAL
           SPARGO GROUP AND COMPANY:                 L000           L000          L000        L000     L000
           -------------------------             ------------   -------------   ---------   --------   -----
COST
At 31 December 1996............................       28             71            42         290       431
Additions......................................       --             19            24          56        99
Disposals......................................       --             --            --         (90)      (90)
                                                      --             --            --         ---       ---
At 31 December 1997............................       28             90            66         256       440
DEPRECIATION
At 31 December 1996............................       20             57            27         129       233
Charge for year................................        2              9            11          67        89
On disposals...................................       --             --            --         (78)      (78)
                                                      --             --            --         ---       ---
At 31 December 1997............................       22             66            38         118       244

                                                                   OFFICE
                                                                 EQUIPMENT,
                                                  LEASEHOLD     FURNITURE AND   COMPUTER     MOTOR
                                                 IMPROVEMENTS     FITTINGS      EQUIPMENT   VEHICLES   TOTAL
           SPARGO GROUP AND COMPANY:                 L000           L000          L000        L000     L000
           -------------------------             ------------   -------------   ---------   --------   -----
COST
At 31 December 1995............................       28              88           28         240       384
Additions......................................       --               7           14         116       137
Disposals......................................       --             (24)          --         (66)      (90)
                                                      --             ---           --         ---       ---
At 31 December 1996............................       28              71           42         290       431
DEPRECIATION
At 31 December 1995............................       17              67           19         101       204
Charge for year................................        3              14            8          72        97
On disposals...................................       --             (24)          --         (44)      (68)
                                                      --             ---           --         ---       ---
At 31 December 1996............................       20              57           27         129       233
NET BOOK VALUE
At 31 December 1997............................        6              24           28         138       196
                                                      ==             ===           ==         ===       ===
At 31 December 1996............................        8              14           15         161       198
                                                      ==             ===           ==         ===       ===
At 31 December 1995............................       11              21            9         139       180
                                                      ==             ===           ==         ===       ===

                                      III-7

The total net book value of motor vehicles of L138,000 (1996 : L161,000 , 1995 :
L139,000) is in respect of assets acquired under finance lease purchase contracts. Depreciation for the year on these assets was L67,000 (1996 :
L72,000, 1995 : L56,000).

11  DEBTORS

                                                              1996     1997
                 SPARGO GROUP AND COMPANY:                    L000     L000
                 -------------------------                    -----    -----
Trade debtors...............................................  1,217    1,230
Prepayments and accrued income..............................     73       73
ACT recoverable after more than one year....................     78      117
                                                              -----    -----
                                                              1,368    1,420
                                                              =====    =====

12  CASH AT BANK AND IN HAND

                                                              1996     1997
                 SPARGO GROUP AND COMPANY:                    L000     L000
                 -------------------------                    -----    -----
Cash........................................................  1,246      847
Short term deposits.........................................     --    1,255
                                                              -----    -----
                                                              1,246    2,102
                                                              =====    =====

13  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              1996     1997
                 SPARGO GROUP AND COMPANY:                    L000     L000
                 -------------------------                    -----    -----
Obligations under finance leases and hire purchase
  contracts.................................................     59       25
Trade creditors.............................................    258      232
Other creditors including taxation and social security:
  Corporation tax...........................................    384      557
  Other taxes and social security...........................    346      429
Proposed dividend...........................................    313      469
Accruals and deferred income................................    171      311
                                                              -----    -----
                                                              1,531    2,023
                                                              =====    =====

14  OBLIGATIONS UNDER FINANCE LEASES AND HIRE PURCHASE CONTRACTS

                                                              1996    1997
                 SPARGO GROUP AND COMPANY:                    L000    L000
                 -------------------------                    ----    ----
The maturity of obligations under finance leases and hire
  purchase contracts net of finance charges, is as follows:
  Within one year...........................................   59      25
  In the second to fifth years..............................    6      18
                                                               --      --
                                                               65      43
                                                               ==      ==

15  CALLED UP SHARE CAPITAL

                                                              1996    1997
                                                              L000    L000
                                                              ----    ----
Authorised..................................................  167     167
                                                              ---     ---
Allotted, called up and fully paid:
  Ordinary shares of 1p each................................  125     125
                                                              ===     ===

                                      III-8

16  RECONCILIATION OF MOVEMENT IN SHAREHOLDER'S FUNDS

                                                              1996     1997
                 SPARGO GROUP AND COMPANY:                    L000     L000
                 -------------------------                    -----    -----
At 1 January................................................  1,067    1,275
Profit for the financial year...............................    771    1,152
Dividends paid and proposed.................................  (563)    (750)
                                                              -----    -----
At 31 December..............................................  1,275    1,677
                                                              =====    =====

17  RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
ACTIVITIES

                                                              1996     1997
                 SPARGO GROUP AND COMPANY:                    L000     L000
                 -------------------------                    ----     ----
Operating profit............................................  1,159    1,652
Depreciation charge.........................................     97       89
(Increase)/decrease in debtors..............................    338      (13)
Increase/(decrease) in creditors............................   (127)     197
(Profit) on sale of fixed assets............................    (16)     (16)
                                                              -----    -----
Net cash inflow from operating activities...................  1,451    1,909
                                                              =====    =====

18  ANALYSIS OF CHANGES IN NET FUNDS

                                                                                            BALANCE AT
                                             BALANCE AT                   OTHER NON CASH    31 DECEMBER
                                           1 JANUARY 1997    CASH FLOW       CHANGES           1997
                                                L000           L000            L000            L000
                                           --------------    ---------    --------------    -----------
Cash at bank and in hand.................      1,246            (399)           --               847
Term deposits............................         --           1,255            --             1,255
Finance leases...........................        (65)             59           (37)              (43)
                                               -----           -----           ---             -----
Net funds................................      1,181             915           (37)            2,059
                                               =====           =====           ===             =====

                                                                                            BALANCE AT
                                             BALANCE AT                   OTHER NON CASH    31 DECEMBER
                                           1 JANUARY 1996    CASH FLOW       CHANGES           1997
                                                L000           L000            L000            L000
                                           --------------    ---------    --------------    -----------
Cash at bank and in hand.................        802             444            --             1,246
Term deposits............................         --              --            --                --
Finance leases...........................        (87)            100           (78)              (65)
                                               -----           -----           ---             -----
Net funds................................        715             544           (78)            1,181
                                               =====           =====           ===             =====

19  FINANCIAL COMMITMENTS


     Contracted capital expenditure at the year end amounted to L10,925 (1996:
L15,000)



     Annual commitments under operating leases were as follows:



                                                                  1996                  1997
                                                           ------------------    ------------------
                                                           LAND AND              LAND AND
                                                           BUILDINGS    OTHER    BUILDINGS    OTHER
                                                             L000       L000       L000       L000
                                                           ---------    -----    ---------    -----
Operating leases which expire in the second to fifth
  years..................................................     66          1         87          1
                                                              ==          ==        ==          ==


                                      III-9

                                  APPENDIX IV

                    CERTAIN MARKET AND DIVIDEND INFORMATION

1  MARKET AND PRICE DATA


The following table sets out the closing middle market quotations for a Spargo Share (as derived from SEDOL) and the closing Computer Horizons Common Stock price on NASDAQ, in each case for the first dealing day that both the LSE and NASDAQ were open for business in each month from January 1998 to June 1998 (with 1 June 1998 also being the latest practicable date before the posting of this Offer Document) and for 6 May 1998 (the day before the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal):



                                                                                          COMPUTER
                                     SPARGO                                               HORIZONS
                                   SHARE PRICE                                          COMMON STOCK
DATE                               (IN PENCE)                  DATE                  PRICE (IN DOLLARS)
----                               -----------                 ----                  ------------------
2 January 1998.................       156.0       2 January 1998.................          42.063
2 February 1998................       157.5       2 February 1998................          43.188
2 March 1998...................       217.5       2 March 1998...................          50.875
1 April 1998...................       265.5       1 April 1998...................          50.375
1 May 1998.....................       279.0       1 May 1998.....................          37.125
6 May 1998.....................       290.0       6 May 1998.....................          35.688
1 June 1998....................       285.0       1 June 1998....................          33.750


2  DIVIDEND POLICY

No cash dividends have ever been paid on Computer Horizons' Common Stock. Computer Horizons' current policy is to retain earnings for use in its business. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of Computer Horizons, as well as other factors as the Board of Directors of Computer Horizons may deem relevant.

                                   APPENDIX V

                             ADDITIONAL INFORMATION

1  RESPONSIBILITY

(a) The directors of Computer Horizons (whose names are set out in paragraph 2(a) below) accept responsibility for the information contained in this Offer Document, except for the information in this Offer Document concerning Spargo, its subsidiaries and their respective businesses, the directors of Spargo and persons acting in concert with, and associates of, Spargo. Subject as aforesaid, to the best of the knowledge and belief of the directors of Computer Horizons (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The directors of Spargo (whose names are set out in paragraph 2(b) below) accept responsibility for the information contained in this Offer Document relating to Spargo, its subsidiaries and their respective businesses, themselves, and persons acting in concert with, and associates of, Spargo. To the best of the knowledge and belief of the directors of Spargo (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c) The statements set out in paragraphs (a) and (b) above are included solely to comply with the requirements of Rule 19.2 of the City Code and shall not be deemed to establish or expand any liability under the Securities Act.

2  DIRECTORS

(a) The directors of Computer Horizons are:

John J Cassese                         --  Chairman and President
Thomas J Berry                         --  Non-Executive
Rocco J Marano                         --  Non-Executive

The executive offices of Computer Horizons are located at 49 Old Bloomfield Avenue, Mountain Lakes, New Jersey 07046-1495.

(b) The directors of Spargo are:

Arthur Leonard Robert Morton           --  Executive Chairman
Winston Anthony Richard Spargo         --  Chief Executive
Carl Patrick Gouveia                   --  Finance Director
Michael Edward Wilson Jackson          --  Non-Executive
Nicholas Whitmey                       --  Non-Executive
Richard Mark Lewis                     --  Non Executive

The registered office of Spargo, which is also the business address of its directors, is 31 Beaufort Court, Admiral Way, Waterside, South Quay, London E14 9XL.

3  DISCLOSURES OF INTERESTS AND DEALINGS


(a) At the close of business on 1 June 1998 (the latest practicable date prior to the posting of this Offer Document), the interests of the directors of Spargo (within the meaning of Parts VI and X of the Companies Act), all of which (save as noted below) are beneficial, in Spargo Shares which have been notified to Spargo pursuant to section 324 or 328 of the Companies Act or are required to be entered in the register of Spargo directors' interests maintained under the provisions of section 325 of the Companies Act were as follows:

                                                                        PERCENTAGE
                 NAME                    NO. OF SPARGO SHARES     OF ISSUED SHARE CAPITAL
                 ----                    ---------------------    -----------------------
W A R Spargo(1)........................        5,000,000                   40.0
A L R Morton(2)........................        4,349,000                   34.8
C P Gouveia............................              nil                     --
M E W Jackson..........................           17,500                    0.1
N Whitmey(3)...........................           10,000                     --
R M Lewis..............................              nil                     --

        -----------------------
        Notes:
        (1) All of the Spargo Shares attributable to WAR Spargo are held on trust on behalf of WAR Spargo and his family.
        (2) 4,324,000 of the Spargo Shares attributable to ALR Morton are held on trust on behalf of his children, and his wife is the beneficial owner of the remainder.
        (3) All of the Spargo Shares attributable to N Whitmey are held by his wife (or by a nominee on her behalf).

     Irrevocable undertakings to accept the Offer have been received in respect of all the Spargo Shares set out above, representing in aggregate approximately 75.01 per cent. of the issued share capital of Spargo.


(b) As at the close of business on 1 June 1998 (the latest practicable date prior to the posting of this Offer Document) the following options and awards over Spargo Shares had been granted to certain directors of Spargo and remain outstanding under the Spargo Share Option Scheme:


                                             NUMBER OF
                                           SPARGO SHARES     EXERCISE                DATES
         NAME            DATE OF GRANT     UNDER OPTION       PRICE               EXERCISABLE
         ----            -------------    ---------------    --------    ------------------------------
C P Gouveia............  21 April 1995        40,000           81p       21 April 1998 to 20 April 2005

SPARGO PHANTOM SHARE OPTION AGREEMENT

Spargo has entered into a Phantom Share Option Agreement dated 29 July 1997 pursuant to which it has granted rights to certain individuals to receive cash based on the excess of (a) the market price of a Spargo Share on the day before the date of exercise over (b) the exercise price per Spargo Share subject to such right. If the Offer becomes or is declared unconditional, such rights will become exercisable for a period of 30 days following the date on which the Offer becomes unconditional. Any such rights that are not exercised during such 30-day period shall lapse and be of no further force or effect.

(c) There have been no dealings by directors of Spargo or their connected persons in Spargo Shares during the disclosure period, save as follows:


              NAME                    DATE        TRANSACTION    NO. OF SPARGO SHARES     PRICE PER SHARE
              ----                ------------    -----------    ---------------------    ---------------
N Whitmey.......................  24 July 1997     Purchase              7,400                 117p

(d) Peel Hunt (in its capacity as non-exempt market maker) has dealt for value in Spargo Shares during the disclosure period as follows:


                                      NUMBER OF      PRICE PER       NUMBER OF      PRICE PER
                                    SPARGO SHARES   SPARGO SHARE   SPARGO SHARES   SPARGO SHARE
               DATE                   PURCHASED         (P)            SOLD            (P)
               ----                 -------------   ------------   -------------   ------------
April 1997........................      25,300        123-125          17,154         127-128
May 1997..........................          --             --           9,230         127-128
June 1997.........................      25,000            126          10,000             128
July 1997.........................      13,000        105-108          12,900         114-117
August 1997.......................      30,000            116          27,000       116.5-117
September 1997....................          --             --          12,435         119-135
October 1997......................      23,000        124-135          14,405         125-139
November 1997.....................          --             --          14,340         126-147
December 1997.....................          --             --           2,000             151
January 1998......................      19,900        145-161           8,500         155-162
February 1998.....................       6,162        190-208          33,529         160-215
March 1998........................     118,985            253         111,056         213-265
2 April 1998......................         500            262              --              --
3 April 1998......................       5,000            263              --              --
7 April 1998......................       5,000            258              --              --
14 April 1998.....................       5,000            258              --              --
15 April 1998.....................       3,000            245           5,000             245
                                                                        3,000             247
16 April 1998.....................       7,000            245              --              --
17 April 1998.....................       3,500            243              --              --
20 April 1998.....................       3,000            240              --              --
22 April 1998.....................          --             --           4,716             249
28 April 1998.....................       2,000            255              --              --
1 May 1998........................       2,500            277           5,000             280
5 May 1998........................       1,000            285           3,000             292
6 May 1998........................          --             --           3,000             293
7 May 1998........................       2,500            325           3,027             295
                                        10,000            317           6,000             320
                                                                       10,000             322
8 May 1998........................       2,500            312           5,000             324
                                         2,500            317          20,000             320
                                        25,500            320
11 May 1998.......................       1,970            312              --              --
12 May 1998.......................       8,500            310              --              --
14 May 1998.......................          --             --           1,500             313
18 May 1998.......................       1,000            305          10,000             312
19 May 1998.......................      10,000            308              --              --
                                         2,800            305
20 May 1998.......................       1,400            297           5,000             300
21 May 1998.......................       2,500            297              --              --
22 May 1998.......................          --             --           1,500             303
26 May 1998.......................       3,413            300              --              --
28 May 1998.......................      29,000            273          17,500             275
                                                                       10,000             282

(e) As of 1 June 1998 (the latest practicable date before posting this Offer Document), the interests (within the meaning of Parts VI and X of the Companies Act) of the directors of Computer Horizons in Computer Horizons Common Stock (excluding options exercisable for Computer Horizons Common Stock, which are addressed in (f) below) were as follows:



                                                 NO. OF SHARES OF          PERCENTAGE
                                                COMPUTER HORIZONS        OF ISSUED SHARE
                   NAME                            COMMON STOCK              CAPITAL
                   ----                      ------------------------    ---------------
John J Cassese(1)..........................         1,071,967                    3.7
Thomas J Berry.............................             5,194                     --
Rocco J Marano.............................            16,500                     --


---------------

(1) 22,950 shares of Computer Horizons Common Stock attributable to John J Cassese are held by his wife in trust on behalf of his children.



(f) As at the close of business on 1 June 1998 (the latest practicable date prior to the posting of this Offer Document) the following options and awards over Computer Horizons Common Stock had been granted to certain directors of Computer Horizons and remain outstanding:



                                               NUMBER OF SHARES
                                             OF COMPUTER HORIZONS
                                                 COMMON STOCK       EXERCISE
         NAME              DATE OF GRANT         UNDER OPTION        PRICE          EXERCISE PERIOD
         ----            -----------------   --------------------   --------   --------------------------
John J Cassese.........   24 February 1993         189,845            $1.25     Date of grant-23 Feb 2003
                          17 February 1994          16,293            $2.81     Date of grant-17 Feb 2004
                          17 February 1994         110,273            $2.81     Date of grant-17 Feb 2004
                           9 February 1995         118,125            $4.44      Date of grant-9 Feb 2005
                           17 January 1996           7,142           $14.00     Date of grant-17 Jan 2006
                           17 January 1996          67,859           $14.00     Date of grant-17 Jan 2006
                           30 January 1997          70,239           $21.00     Date of grant-30 Jan 2007
                           30 January 1997           4,761           $21.00     Date of grant-30 Jan 2007
                           12 January 1998           2,531           $39.50     Date of grant-12 Jan 2008
                           12 January 1998          72,469           $39.50     Date of grant-12 Jan 2008
Thomas J Berry.........       5 March 1991           6,244            $1.79            Current-5 Mar 2001
                            1 January 1994          10,125            $2.32            Current-1 Jan 2004
                            1 January 1995          10,125            $4.00            Current-1 Jan 2005
                            1 January 1996          10,125           $16.89            Current-1 Jan 2006
                            1 January 1997          10,125           $25.67            Current-1 Jan 2007
Rocco J Marano.........      3 August 1995          22,563            $9.00            Current-3 Aug 2005
                             3 August 1995          15,187            $9.00         3 Aug 1998-3 Aug 2005
                             3 August 1995          15,188            $9.00         3 Aug 1999-3 Aug 2005
                            1 January 1997          10,125           $25.67            Current-1 Jan 2007
                            1 January 1998          10,125           $45.50            Current-1 Jan 2008


(g) There have been no dealings for value by the directors of Computer Horizons in Computer Horizons Common Stock during the disclosure period, save as follows:


                                                                          NO. OF SHARES OF
                                                                         COMPUTER HORIZONS       PRICE PER
          NAME                   DATE              TRANSACTION              COMMON STOCK         SHARE($)
          ----             -----------------    ------------------    ------------------------   ---------
John J Cassese...........       25 June 1997           Sale                     5,000             $37.50
                                 7 July 1997           Sale                     5,000              37.50
                                 8 July 1997           Sale                    37,000              38.06
                                 9 July 1997           Sale                    53,000              37.11
                           23 September 1997           Sale                   492,500              33.72(1)
                             12 January 1998     Grant of option                2,531              39.50
                             12 January 1998     Grant of option               72,469              39.50

                                                                          NO. OF SHARES OF
                                                                         COMPUTER HORIZONS       PRICE PER
          NAME                   DATE              TRANSACTION              COMMON STOCK         SHARE($)
          ----             -----------------    ------------------    ------------------------   ---------
Thomas J Berry...........       28 July 1997           Sale                    15,000              37.25
                             3 February 1998           Sale                     5,700              44.60
                                22 July 1997    Exercise of option             15,000               1.79
                             26 January 1998    Exercise of option              5,700               1.79
                               20 April 1998    Exercise of option              5,194               1.79
Rocco J Marano...........       28 July 1997    Exercise of option             11,000               9.00
                              1 January 1998     Grant of option               10,125              45.50
                               17 March 1998           Sale                     6,500              44.63


---------------
Note: (1) These shares were sold as part of a follow-on public offering. The price was $35.50, less a 5 per cent. broker commission.


(h) In addition to John J Cassese, the following table sets out certain information with respect to the beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) of Computer Horizons Common Stock on the dates set out in the notes below by any person known to Computer Horizons to own beneficially more than 5 per cent. of the outstanding Computer Horizons Common
Stock:



                                                              NUMBER OF
NAME                                                            SHARES      PERCENTAGE(I)
----                                                          ----------    -------------
FMR Corp(ii)................................................   3,154,190         11.64
Pilgrim Baxter(iii).........................................   2,558,308          9.44
Putnam(iv)..................................................   1,997,916          7.0
    (i)  Based upon information supplied on Schedules 13G filed with the SEC. Applicable percentage based on 28,949,672 shares of
         Computer Horizons Common Stock outstanding as of 21 May 1998
         (the latest practicable date prior to the posting of this
         document).
    (ii) Based on information provided in a Schedule 13G filed on 14
         February 1998.
    (iii) Based on information provided in a Schedule 13G filed on 11
         February 1998.
    (iv) Based on information provided in a Schedule 13G filed on 27
         January 1998.


(i) Save as disclosed above:


    (i)  neither Computer Horizons nor any subsidiary of Computer
         Horizons owns any Spargo Shares;
    (ii) no Director of Computer Horizons or Spargo is interested (as defined in Parts VI and X of the Companies Act), directly or indirectly, in relevant securities (as defined below);
    (iii) no person acting in concert with Computer Horizons owns or controls any relevant securities;
    (iv) no person who has irrevocably committed to accept the Offer owns or controls any relevant securities;
    (v)  Spargo owns no relevant securities;
    (vi) no subsidiary of Spargo, nor any pension fund of Spargo or of any of its subsidiaries, nor any bank, stockbroker, financial or other professional adviser (excluding exempt market-makers) to Spargo or to any subsidiary of Spargo or to any associated company of Spargo or any persons controlling, controlled by, or under the same control as any such bank, stockbroker, financial or other professional adviser, owns or controls or is interested, directly or indirectly, in any relevant securities; and
    (vii) no person mentioned in sub-paragraphs (i) to (v) above has dealt for value in relevant securities during the disclosure period and no person mentioned in sub-paragraph (vi) has dealt for value in relevant securities between 7 May 1998 and 1 June 1998 (the latest practicable date before posting this Offer Document).


(j) For purposes of the above:

    (i)  "relevant securities" include:
         (A)  Spargo Shares;
         (B) securities convertible into (A), rights to subscribe for (A) and options (including traded options) in respect of, or derivatives referenced to, (A);
         (C)  equity share capital of Computer Horizons;

         (D) securities of Computer Horizons which carry substantially the same rights as those to be issued under the Offer; and
         (E) securities convertible into (C) or (D), rights to subscribe for (C) or (D) and options (including traded options) in respect of, or derivatives referenced to, (C) or (D);
    (ii) "bank" means any bank whose relationship to any relevant party is not solely the provision of normal commercial banking services; and
         "disclosure period" means the period commencing on 7 May 1997 and
    (iii) ending on 1 June 1998 being respectively the date 12 months preceding the announcement by Spargo that it had received an approach that might or might not lead to an agreed merger proposal and the latest practicable date before the posting of this Offer Document.



4  SERVICE CONTRACTS OF SPARGO DIRECTORS


(a) WAR Spargo has a service agreement with Spargo and ALR Morton has a consultancy agreement with Spargo, both of which commenced on 1 June 1994. Both agreements are terminable by either party giving not less than 12 months' notice in writing. WAR Spargo is entitled to receive an annual salary of L150,000 and ALR Morton is entitled to receive an annual fee of L30,000, both reviewable annually with effect from 1 June each year. WAR Spargo's service agreement contains certain post termination restrictions. WAR Spargo is entitled to 10 per cent. of the increase in net profit over the agreed budget of Spargo for 1998, paid monthly in arrears, with any profit shortfall each month carried forward on a cumulative basis and applied to any further payments arising.



(b) MEW Jackson, N Whitmey and RM Lewis were all appointed non-executive directors of Spargo with effect from 1 June 1994. Each appointment is continuous, but subject to the provisions of Spargo's Articles of Association dealing with the appointment and retirement of directors by rotation. Each non-executive director is entitled to receive an annual fee of L7,500.


(c) Save as disclosed above, there are no service or services agreements between any Director of Spargo having more than twelve months to run, and no such contract has been entered into or amended or replaced within the six months preceding the date of this Offer Document.

5  MATERIAL CONTRACTS

The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by the Computer Horizons Group since 7 May 1996 and are or may be material:

(a) Pursuant to the Agreement and Plan of Merger, dated as of 2 December 1997, among Computer Horizons, CG Computer Services Corporation, a California corporation ("CG"), CHC Acquisition Corp., a California corporation and wholly-owned subsidiary of Computer Horizons ("CG Sub"), Alan R Grushcow and Sabina Ephraim (the "CG Merger Agreement"), the merger of CG Sub with and into CG (the "CG Merger") was consummated on 19 December 1997. Pursuant to the CG Merger, CG became a wholly-owned subsidiary of Computer Horizons and each of the shares of common stock, no par value, of CG that were outstanding immediately prior to the consummation of the CG Merger were converted into the right to receive 0.79033 shares of Computer Horizons Common Stock. As a result of the CG Merger, Alan R Grushcow and Sabina Ephraim, the sole stockholders of CG (the "CG Stockholders"), received a total of 566,666 shares of Computer Horizons Common Stock for all of the outstanding shares of CG. Approximately 56,666 of such shares of Computer Horizons Common Stock are being held in escrow in the event Computer Horizons shall be entitled to indemnification for certain breaches by the CG Stockholders of representations, warranties or obligations made by them in the CG Merger Agreement. Subject to any claims for indemnification, one-half of such escrowed shares (or if such shares have been liquidated, the cash value thereof) were delivered to the CG Stockholders upon the issuance of an audit report with respect to the consolidated financial statements of Computer Horizons for the fiscal year ending 31 December 1997 and the balance of such escrowed shares shall be delivered to the CG Stockholders upon the first anniversary of consummation of the CG Merger.

(b) Pursuant to the Agreement and Plan of Merger, dated as of 4 February 1998 (the "Princeton Merger Agreement"), by and among Computer Horizons, PS Merger Corp., a New Jersey corporation ("Princeton Sub"), Princeton Softech, Inc., a New Jersey corporation ("Princeton") and the stockholders of Princeton (the "Princeton Stockholders"), the merger of Princeton Sub with and into Princeton (the "Princeton Merger") was consummated on 27 February 1998. Pursuant to the Princeton Merger, Princeton became a wholly-owned subsidiary of Computer Horizons, and each share of common stock, no par value, of Princeton that was outstanding immediately prior to the consummation of the Princeton Merger was converted into the right to receive
    1.1626 shares of Computer Horizons Common Stock, subject to adjustment to ensure the issuance of a whole number of shares of Computer Horizons Common Stock to each Princeton Stockholder. As a result of the Princeton Merger, Computer Horizons issued to the Princeton Stockholders a total of 954,213 shares of Computer Horizons Common Stock for all of the outstanding shares of Princeton. 95,409 of such shares of Computer Horizons Common Stock are being held in escrow for the purpose of satisfying the indemnification obligations of the Princeton Stockholders for certain breaches of representations, warranties and covenants of the Princeton Stockholders and Princeton set forth in the Princeton Merger Agreement. Subject to any claims for indemnification, such escrowed shares shall be delivered to the Princeton Stockholders upon the first anniversary of consummation of the Princeton Merger.

6  COMPULSORY ACQUISITION


If, on or before the expiration of four months from the date of posting of this Offer Document, Computer Horizons has, as a result of acceptances of the Offer or, subject to certain conditions, otherwise acquired or contracted to acquire, at least 90 per cent. in value of the Spargo Shares to which the Offer relates then (i) Computer Horizons will be entitled, and intends, to acquire compulsorily the remainder of the outstanding Spargo Shares in accordance with sections 428-430F of the Companies Act, and (ii) in such circumstances a holder of Spargo Shares may require Computer Horizons to purchase his or her Spargo Shares in accordance with the procedures and time limits described in section 430A of the Companies Act.


7  LEGAL MATTERS

Certain legal matters with respect to the validity of the Computer Horizons Common Stock registered hereby are being passed upon by Latham & Watkins, New York, New York.

8  EXPERTS

(a) The consolidated financial statements and schedule of Computer Horizons and subsidiaries as of 31 December 1996 and 31 December 1997 and for each of the years in the three-year period ended 31 December 1997 have been audited and included or incorporated by reference herein in reliance upon the reports of Grant Thornton, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.


(b) The consolidated financial statements of the Spargo Group as of 31 December 1996 and 31 December 1997 and for both of the years in the two-year period ended 31 December 1997 included herein have been audited by KPMG Audit Plc, Chartered Accountants and Registered Auditors, and are included herein in reliance upon the authority of said firm in giving said reports. The consolidated financial statements for the year ended 31 December 1995 were audited by KPMG, Chartered Accountants and Registered Auditors, in a similar capacity.


9  GENERAL


(a) Broadview Associates, Peel Hunt and Latham & Watkins have given and not withdrawn their written consent to the issue of this Offer Document with the references to their names, and Grant Thornton and KPMG Audit Plc, independent auditors, have given and have not withdrawn their consent to the inclusion of their opinions, each in the form and context in which they are included.



(b) Save as disclosed in this Offer Document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Computer Horizons or any party acting in concert with Computer Horizons for the purposes of the Offer and any of the directors or recent directors, shareholders or recent shareholders of Spargo having any connection with or dependence on the Offer.



(c) Except with respect to the transfer of Spargo Shares to any of Computer Horizons' subsidiaries, there is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Spargo Shares to be acquired by Computer Horizons pursuant to the Offer will be transferred to any other person.


(d) Save as disclosed in this Offer Document, neither Computer Horizons nor any person acting in concert with Computer Horizons nor Spargo nor any associate of Spargo has any arrangement (including any indemnity or option arrangement), agreement or understanding (formal or informal) of whatever nature relating to relevant securities (as defined in paragraph 3(g) above), which may be an inducement to deal or refrain from dealing.

     In this sub-paragraph (d):

    (i)  references to an "associate" are to:
     (A) subsidiaries and associated companies of Computer Horizons and Spargo respectively and companies of which any such subsidiaries or associated companies are associated companies;
     (B) banks, financial and other professional advisers (including stockbrokers) to Computer Horizons and Spargo respectively or a company covered in (A) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;
     (C) the directors (together with their close relatives and related trusts) of Computer Horizons and Spargo respectively or a company covered in (A) above; and
     (D) the pension funds of Computer Horizons and Spargo respectively or a company covered in (A) above;
    (ii) references to a "bank" do not apply to a bank whose sole relationship with Computer Horizons and Spargo respectively or a company covered in (A) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work; and
    (iii) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

(e)No proposal exists in connection with the Offer that any payment or other benefit shall be made or given to any director of Spargo as compensation for loss of office or as consideration for or in connection with his retirement from office.

(f)The total emoluments receivable by the Directors of Computer Horizons will not be varied as a result of the proposed acquisition of Spargo or by any other associated transactions.


(g) (i) So far as the Directors of Computer Horizons are aware, save as disclosed in this Offer Document, there have been no material changes in the financial or trading position of Computer Horizons since 31 December 1997 (the date to which its latest published audited accounts were prepared).
    (ii) So far as the Directors of Spargo are aware, save as disclosed in this Offer Document (in particular in the Chairman's letter to Spargo Shareholders), there have been no material changes in the financial or trading position of Spargo since 31 December 1997 (the date to which its latest published audited accounts were prepared).


(h) Broadview Associates, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, has approved the contents of this Offer Document solely for the purposes of section 57 of the Financial Services Act 1986.

10  DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection during normal business hours on any weekday (English public holidays excepted) at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN while the Offer remains open for acceptance:

(a) the Certificate of Incorporation and Bylaws of Computer Horizons;

(b) the Memorandum and Articles of Association of Spargo;

(c) the published audited consolidated accounts of Spargo for the two financial years ended 31 December 1997;

(d) the Form 10-K of Computer Horizons for the two financial years ended 31 December 1996 and 31 December 1997;

(e) Computer Horizons' Annual Report to Stockholders for the two financial years ended 31 December 1996 and 31 December 1997;

(f) the Quarterly Report on Form 10-Q of Computer Horizons in respect of the quarter ended 31 March 1998;

(g) the Definitive Proxy Statement of Computer Horizons in connection with Computer Horizons' 1997 Annual Meeting of Shareholders;

(h) the Current Report on Form 8-K of Computer Horizons dated 13 March 1998 and the Current Report on Form 8-K/A dated 17 March, 1998;


(i) the irrevocable undertakings to accept the Offer referred to on pages 2, 3, 4 and V-2 of this Offer Document;


(j) the service contracts referred to in paragraph 4 of this Appendix V;

(k) the material contracts of Computer Horizons referred to in paragraph 5 of this Appendix V;

(l) the letters of consent referred to in paragraph 9 of this Appendix V;


(m) the Affiliate Agreements referred to on page 6 of this Offer Document;


(n) this Offer Document and the Form of Acceptance;

(o) the rules of the Spargo Share Option Scheme; and

(p) all documents filed by Computer Horizons pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Document and prior to the date on which the Offer becomes or is declared unconditional in all respects.

                                  APPENDIX VI

               DESCRIPTION OF COMPUTER HORIZONS CAPITAL STOCK AND
                  CHANGES IN THE RIGHTS OF SPARGO SHAREHOLDERS

1  DESCRIPTION OF THE CAPITAL STOCK OF COMPUTER HORIZONS

1.1  COMPUTER HORIZONS COMMON STOCK


As of 21 May 1998, 28,949,672 shares of Computer Horizons Common Stock were outstanding, out of a total authorised share capital of 100,000,000 shares of Computer Horizons Common Stock. All outstanding shares of Computer Horizons Common Stock are fully paid and nonassessable.


1.2  AUTHORIZED BUT UNISSUED PREFERRED STOCK

The Computer Horizons Board of Directors has the authority, without further action by the Computer Horizons Stockholders, to issue up to 200,000 shares of preferred stock, par value $.01, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. Issuance of Computer Horizons preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of Computer Horizons. There are currently no shares of preferred stock issued or outstanding.

1.3  COMPUTER HORIZONS PREFERRED STOCK RIGHTS PLAN


Pursuant to a Rights Agreement dated as of 6 July 1989, as amended ("Rights Agreement"), between Computer Horizons and Chase Manhattan Bank (formerly Chemical Bank), as Rights Agent, each outstanding share of Computer Horizons Common Stock has attached to it .131 of one right (the "Right" or "Rights") which entitles the registered holder of such share to purchase from Computer Horizons one one-hundredth ( 1/100) of a share of Series A Preferred Stock, par value $.10 per share, (the "Series A Preferred"), at a price of $30.00 per one one-hundredth ( 1/100) of a share (the "Purchase Price"), subject to adjustment.


The Rights are attached to all certificates representing shares of Computer Horizons Common Stock and no separate Rights Certificates (as defined below) are distributed nor will be distributed until the earlier to occur of: (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire beneficial ownership of 20 per cent. or more of the outstanding Computer Horizons Common Stock (an "Acquiring Person"); or (ii) 10 business days (or such later day as may be determined by action of the Board of Directors prior to such time as any person or group becomes an Acquiring Person) following the commencement of a tender offer or exchange offer if, upon consummation thereof, any person or group would be the beneficial owner of 20 per cent. or more of the outstanding Computer Horizons Common Stock (the earlier of such dates being called the "Distribution Date"). The date of announcement of the existence of an Acquiring Person referred to in clause (i) above is hereinafter referred to as the "Share Acquisition Date."

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with Computer Horizons Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), all new Computer Horizons Common Stock certificates issued upon the transfer or new issuance of shares of Computer Horizons Common Stock, including certificates issued in connection with the Offer, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights) the surrender for transfer of any certificates for Computer Horizons Common Stock outstanding will also constitute the transfer of the Rights associated with Computer Horizons Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of Computer Horizons Common Stock on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on 16 July 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are redeemed or exchanged by Computer Horizons as described below.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that proper provisions shall be made so that each holder of a Right, except as provided below, shall thereafter have the right to receive, upon exercise, shares of Computer Horizons Common Stock (or, at Computer Horizons' option, Computer Horizons Common Stock Equivalents, as such term is defined in the Rights Agreement) having a value equal to two times the exercise price of the Right. Upon the occurrence of the event described in the first sentence of this paragraph, any Rights beneficially owned by: (i) an Acquiring Person or an Associate or Affiliate (as such terms are defined in the Rights Agreement) of an Acquiring Person; (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such; or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either
(a) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (b) a transfer which the Board of Directors of Computer Horizons has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of the Rights Agreement, shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of the Rights Agreement or otherwise.

In the event that, following the earlier of the Distribution Date and the Share Acquisition Date: (i) Computer Horizons engages in a merger or other business combination transaction in which Computer Horizons is not the surviving corporation; (ii) Computer Horizons engages in a merger or other business combination transaction with another person in which Computer Horizons is the surviving corporation, but in which Computer Horizons Common Stock is changed or exchanged; or (iii) more than 50 per cent. of Computer Horizons' assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

The Purchase Price payable, and the number of shares of Series A Preferred or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred;
(ii) upon the grant to holders of the Series A Preferred of certain rights, options or warrants to subscribe for shares of Series A Preferred or convertible securities at less than the current market price of the Series A Preferred; or
(iii) upon the distribution to holders of Series A Preferred of evidences of indebtedness, shares of Preferred Stock, assets or cash (excluding a regular semiannual cash dividend) or of subscription rights, options or warrants (other than those referred to above).

The number of outstanding Rights and the number of shares of Series A Preferred issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of Computer Horizons Common Stock or a stock dividend on Computer Horizons Common Stock payable in shares of Computer Horizons Common Stock or subdivisions, consolidations or combinations of Computer Horizons Common Stock occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1 per cent. in such Purchase Price. No fractional shares shall be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred, which may, at the election of Computer Horizons, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred on the last trading date prior to the date of exercise.

At any time prior to the Share Acquisition Date, the Board of Directors of Computer Horizons may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Before the redemption period expires, it may be extended by the Board of Directors. Immediately upon the action of the Board of Directors of Computer Horizons ordering the redemption of the Rights, the Rights will terminate and the only right to the holders of Rights will be to receive the Redemption Price. At any time after the time that any person or group of affiliated or associated persons becomes an Acquiring Person, the Board of Directors of Computer Horizons may exchange the Rights (except Rights which previously have been voided as described above), in whole, but not in part, at an exchange ratio of one share of Computer Horizons Common Stock (or one Computer Horizons Common Stock Equivalent) per Right.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Computer Horizons, including, without limitation, the right to vote or to receive dividends. The terms of the Rights may be amended by Computer Horizons and the Rights Agent, provided, that, following the earlier of the Share Acquisition Date and the Distribution Date, the amendment does not adversely affect the interests of holders of Rights (other than an Acquiring Person) and provided that no amendment shall be made which decreases the Redemption Price.

The Rights have certain anti-takeover effects. The Rights would cause substantial dilution to a person or group that attempts to acquire Computer Horizons without conditioning the offer on the Rights being redeemed. The Rights should not interfere with any merger or other business combination approved by Computer Horizons because the Rights may be redeemed by the Board of Directors of Computer Horizons at any time prior to such time as any entity becomes an Acquiring Person. See "Information Regarding Computer Horizons -- Risk
Factors -- Risks Relating to Computer Horizons' Business -- Anti-Takeover Provisions."

1.4  WARRANTS


As of 1 June 1998 (the latest practicable date before the posting of this Offer Document), warrants to purchase an aggregate of 45,130 shares of Computer Horizons Common Stock were outstanding.


2  DESCRIPTION OF COMPUTER HORIZONS COMMON STOCK

The following is a brief description of certain rights of holders of Computer Horizons Common Stock. For a complete understanding of these rights, stockholders are referred to the constitutional documents of Computer Horizons, the New York General Business Corporation Law ("NYBCL") and the laws and applicable regulations and listing requirements of NASDAQ.

2.1  GENERAL

Computer Horizons is incorporated in the State of New York, United States, and operates in accordance with the NYBCL. The rights of Computer Horizons Stockholders are determined by the NYBCL, the securities and other legislation of the United States, Computer Horizons' Certificate of Incorporation and Computer Horizons' By-Laws. Computer Horizons Common Stock is traded on NASDAQ.

2.2  CERTIFICATES

Computer Horizons Common Stock is issued in registered form. Every holder of Computer Horizons Common Stock is entitled to a share certificate.

2.3  DIVIDENDS

Subject to preferences applicable to any outstanding Computer Horizons preferred stock, holders of Computer Horizons Common Stock are entitled to receive ratably such dividends as may be declared by the Computer Horizons Board of Directors out of funds legally available for this purpose.

2.4  MEETINGS

Annual meetings of the Computer Horizons Stockholders are held on the date designated by the Computer Horizons Board of Directors. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than sixty days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of the issued and outstanding shares of Computer Horizons entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the Board of Directors, the Chairman of the Board or the President and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of stockholders holding of record at least 50 per cent. of the outstanding shares of stock of Computer Horizons entitled to vote at such meeting.

2.5  VOTING RIGHTS

The holders of Computer Horizons Common Stock are entitled to one vote for each share held of record. Stockholders may vote by proxy.

2.6  LIQUIDATION, DISSOLUTION OR WINDING UP

In the event of a liquidation, dissolution or winding up of Computer Horizons, after payment shall have been made to holders of preferred stock of the full amounts to which they shall be entitled, the holders of Computer Horizons Common Stock are entitled, to the exclusion of the holders of preferred stock, to share ratably according to the number of shares held by them in all remaining assets available for distribution to the Computer Horizons stockholders.

2.7  TRANSFERS

The Computer Horizons By-Laws do not allow the Board of Directors to refuse to register transfers of shares.

2.8  OTHER RIGHTS

Holders of Computer Horizons Common Stock have no preemptive, redemption, conversion or other subscription rights.

3  DIFFERENCES BETWEEN COMPUTER HORIZONS COMMON STOCK AND SPARGO SHARES


There are a number of differences between the rights attaching to Computer Horizons Common Stock, as detailed above, and those attaching to Spargo Shares. Certain rights attaching to Spargo Shares, where those differences exist, are identified below. Such differences may arise from the differences between the legislation governing Spargo and Computer Horizons as well as between the constitutional documents of the two companies. The following is not a complete description of the differences between the rights associated with Spargo Shares compared to Computer Horizons Common Stock. Further, it does not address the differing rights of holders of Computer Horizons preferred stock should any be issued. For a complete understanding of such differences, Stockholders are referred to the laws and applicable regulations of England and the NYBCL, the rules of the LSE and NASDAQ, and the constitutional documents of both Spargo and Computer Horizons.


3.1  GENERAL

Spargo is incorporated in England and operates in accordance with the Companies Act. Rules and regulations governing trading of Spargo Shares differ from those relating to Computer Horizons.

3.2  DIVIDENDS

Pursuant to Spargo's Articles of Association, and subject to the restrictions of English law, dividends may be declared by the Board of Spargo, or by Spargo, on the recommendation of the Spargo Board, by ordinary resolution in an amount not to exceed that recommended by the Spargo Board.

3.3  MEETINGS

The holders of not less than one tenth of the paid up voting capital of Spargo have the right to requisition general meetings of shareholders.

3.4  TRANSFERS

The Spargo Articles of Association allow the Spargo Board, in its absolute discretion, and without giving any reason for so doing to refuse to register certain transfers of Spargo Shares, being the transfer of any share which is not fully paid up to any person whom they shall not approve as transferee and the transfer of any share, whether or not fully paid up, on which Spargo has a lien. The Spargo Board may also decline to register a transfer in favour of more than four joint transferees.

                                  APPENDIX VII

                                  DEFINITIONS

In this Offer Document and the accompanying Form of Acceptance the following definitions apply, unless the context requires otherwise:

"AFFILIATE"                  when used in relation to a specified person, a
                             person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified person


"AFFILIATE AGREEMENTS"       agreements between Computer Horizons and persons
                             deemed by Computer Horizons to be Affiliates of Spargo, inter alia, restricting the ability of such persons to deal in Spargo Shares or Computer
                             Horizons Common Stock


"AUSTRALIA"                  the Commonwealth of Australia and its dependent
                             territories

"BOARD" OR "DIRECTORS" OR
  "BOARD OF DIRECTORS"       the board of directors of Computer Horizons or
                             Spargo, as the case may be

"BROADVIEW ASSOCIATES"       BVA Associates Limited

"CANADA" Canada, its possessions and territories and all areas subject to its jurisdiction or any political sub-division thereof

"CERTIFICATED" OR
  "IN CERTIFICATED FORM"     not in uncertificated form

"CITY CODE"                  The City Code on Takeovers and Mergers of the
                             United Kingdom

"COMPANIES ACT"              Companies Act 1985 of Great Britain, as amended

"COMPULSORY ACQUISITION"     compulsory acquisition by Computer Horizons,
                             pursuant to sections 428 to 430F in each case inclusive of the Companies Act on the same terms as the Offer, of all outstanding Spargo Shares to which the Offer relates


"COMPUTER HORIZONS"          Computer Horizons Corp.



"COMPUTER HORIZONS COMMON


  STOCK"                     $0.10 par value common stock of Computer Horizons



"COMPUTER HORIZONS GROUP"    Computer Horizons and its affiliates



"COMPUTER HORIZONS


  STOCKHOLDERS"              holders of Computer Horizons Common Stock


"CREST" the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations)

"CRESTCO"                    CRESTCo Limited

"CREST MEMBER"               a person who has been admitted by CRESTCo as a
                             system-member (as defined in the Regulations)

"CREST PARTICIPANT"          a person who is, in relation to CREST, a
                             system-participant (as defined in the Regulations)

"CREST SPONSOR"              a CREST participant admitted to CREST as a CREST
                             sponsor

"CREST SPONSORED MEMBER"     a CREST member admitted to CREST as a sponsored
                             member


"DOLLARS" OR "$"             US dollars


"ENLARGED COMPUTER HORIZONS
  GROUP" the Computer Horizons Group following the acquisition of Spargo pursuant to the Offer

"EXCHANGE ACT"               United States Securities Exchange Act of 1934, as
                             amended, and the rules and regulations thereunder

"FORM OF ACCEPTANCE"         the form of acceptance relating to the Offer

"GRANT THORNTON"             Grant Thornton LLP

"INLAND REVENUE"             the UK Inland Revenue

                                      VII-1

"ILLUSTRATIVE EXCHANGE
RATE" L1:$1.6318, being the mid-point of the closing spread of the dollar to sterling spot rate, as shown in the Financial Times (UK edition) on 21 May 1998 being the latest practicable date prior to the announcement by Computer Horizons of its intention to make the Offer

"IRC" The United States Internal Revenue Code of 1986, as amended

"IRG"                        IRG Plc

"JAPAN" Japan, its cities, prefectures, territories and possessions


"JOINT VENTURE"              Birla Horizons International, an entity organized
                             under the laws of India 50 per cent. of the interests of which are held by Computer Horizons


"LSE"                        London Stock Exchange Limited

"MEMBER ACCOUNT ID"          the identification code or number attached to any
                             member account in CREST

"NASDAQ"                     the National Market System operated by Nasdaq Inc.

"NEW COMPUTER HORIZONS
  COMMON STOCK"              Computer Horizons Common Stock to be issued
                             pursuant to the Offer

"OFFER" the recommended offer by Broadview Associates on behalf of Computer Horizons to acquire all the Spargo Shares on the terms and subject to the conditions set out in this Offer Document and the Form of Acceptance, including, where the context so requires, any subsequent revision, variation, extension or renewal thereof

"OFFER DOCUMENT"             this document (including the Appendices hereto)

"OFFER PERIOD"               has the meaning given to such term in paragraph
                             6(b) of Part B of Appendix I

"OPTIONHOLDERS"              holders of options under the Spargo Share Option
                             Scheme

"PANEL"                      the Panel on Takeovers and Mergers of the United
                             Kingdom

"PARTICIPANT ID"             the identification code or membership number used
                             in CREST to identify a particular CREST member or other CREST participant

"PEEL HUNT"                  Peel, Hunt & Company Limited

"POUNDS", "POUNDS
STERLING",
  "STERLING" OR "L"          UK pounds sterling

"REGISTRATION STATEMENT"     the Registration Statement on Form S-4 relating to
                             the Offer filed by Computer Horizons with the SEC under the Securities Act

"REGULATIONS"                the Uncertificated Securities Regulations 1995 (SI
                             1995 No. 95/3272) of the United Kingdom

"SEC"                        United States Securities and Exchange Commission

"SECURITIES ACT"             United States Securities Act of 1933, as amended,
                             and the rules and regulations thereunder

"SEDOL"                      the London Stock Exchange Daily Official List

"SETTLEMENT EXCHANGE RATE"   the mid-point of the closing spread of the dollar
                             to sterling spot rate, as shown in the Financial
                             Times (UK edition), as of the date on which the Offer becomes or is declared unconditional in all respects

"SPARGO"                     Spargo Consulting PLC

"SPARGO ACQUISITION"         the acquisition of Spargo Shares pursuant to the
                             Offer

"SPARGO GROUP"               Spargo and its subsidiaries


"SPARGO OPTIONS"             options over Spargo Shares under the Spargo Share
                             Option Scheme


"SPARGO SHARES"              existing issued and fully paid ordinary shares of
                             1p each in Spargo and any further such shares which are unconditionally allotted or issued before the date on which the Offer closes (or such earlier date as Computer Horizons may, subject to the City
                             Code, determine)

"SPARGO SHAREHOLDERS"        holders of Spargo Shares

                                      VII-2

"SPARGO SHARE OPTION
SCHEME"                      Spargo Executive Share Option Scheme 1994

"SPARGO SHARES TO
  WHICH THE OFFER RELATES"   the aggregate of (a) the Spargo Shares which have
                             been unconditionally allotted or issued on the date on which the Offer is made and (b) Spargo Shares unconditionally allotted or issued after such date but on or before the date on which the Offer closes
                             (or such earlier date as Computer Horizons may, subject to the City Code, decide) but excluding
                             Spargo Shares which at the date of the Offer are held by Computer Horizons and/or its associates
                             (within the meaning of section 430E of the Companies Act) or which, at such date, Computer
                             Horizons and/or its associates have (otherwise than under such a contract as is described in section
                             428(5) of the Companies Act) contracted to acquire

"TFE INSTRUCTION"            a Transfer from Escrow instruction (as defined by
                             the CREST Manual issued by CRESTCo)

"TTE INSTRUCTION"            a Transfer to Escrow instruction (as defined by the
                             CREST Manual issued by CRESTCo)

"THIRD PARTY"                a government or governmental, quasi-governmental,
                             supranational, statutory, regulatory or
                             investigative body, trade agency, professional association, institution, court or any other similar person or body whatsoever in any jurisdiction

"TREATY" US-UK double tax convention relating to income and capital gains

"UNCERTIFICATED" OR
  "IN UNCERTIFICATED FORM"   for the time being recorded on the register of
                             members of Spargo as being held in uncertificated form and title to which, by virtue of the Regulations, may be transferred by means of CREST

"UK GAAP"                    UK generally accepted accounting principles

"UK RESIDENT"                a person who is resident in the UK for tax purposes
                             and, in the case of UK taxation of capital gains, a person who is ordinarily resident in the UK for tax purposes

"UNITED KINGDOM" OR "UK"     United Kingdom of Great Britain and Northern
                             Ireland

"UNITED STATES" OR "US"      United States of America, its territories and
                             possessions, any State of the United States and the District of Columbia and all other areas subject to its jurisdiction

"US GAAP"                    US generally accepted accounting principles


"US RESIDENT"                a person that is any of the following: (1) a
                             citizen of the US, (2) a resident alien (for US federal income tax purposes), (3) a corporation, partnership or other entity created or organised in or under the laws of the US or any political subdivision thereof, and (4) an estate or trust the income of which is subject to US federal income taxation regardless of source and that is not resident in the UK for tax purposes


"WIDER COMPUTER HORIZONS
  GROUP" Computer Horizons, its subsidiaries and any companies in which Computer Horizons or any of its subsidiaries has a direct or indirect interest in 20 per cent. or more of the voting capital

"WIDER SPARGO GROUP"         Spargo and its subsidiaries and any companies in
                             which Spargo or any of its subsidiaries has a direct or indirect interest in 20 per cent. or more of the voting capital

                                      VII-3

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Computer Horizons' Certificate of Incorporation, as amended (the "Certificate of Incorporation") provides, as permitted by Section 402(b) of the New York Business Corporation Law (the "BCL") that no director shall be personally liable to Computer Horizons or any shareholder for damages for any breach of duty as a director, provided that the Certificate of Incorporation does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) his acts violated Section 719 of the BCL.

The Certificate of Incorporation also provides, in accordance with Section 722 of the BCL, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he is the legal representative,
(1) is or was a director or officer of Computer Horizons or (2) is or was serving at the request of Computer Horizons as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by Computer Horizons to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Computer Horizons to provide broader indemnification rights than said law permitted Computer Horizons to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators, provided, however, that, except for actions brought to enforce such indemnification rights, Computer Horizons shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of Computer Horizons. The right to indemnification conferred in the Certificate of Incorporation is a contract right and includes the rights to be paid by Computer Horizons the expenses incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if the BCL requires, the payment of such expenses incurred by a director or officer in his capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to Computer Horizons of an undertaking by or on behalf of such director or officer to repay all amounts so advanced as to which it shall ultimately be determined that such director or officer is not entitled to be indemnified.

The Certificate of Incorporation further provides, in accordance with the BCL, that the indemnification rights provided therein are not exclusive of any other rights that any person may have, and that Computer Horizons may, subject to certain restrictions imposed by the BCL, maintain insurance to protect itself and its officers and directors against expenses, liabilities and losses, whether or not Computer Horizons would be permitted to indemnify such person against such expenses, liabilities and losses under the BCL.


     Computer Horizons currently has a $15,000,000 directors' and officers' liability insurance policy.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

The following documents are filed as part of or incorporated by reference in this Registration Statement.


EXHIBIT                 DESCRIPTION                       INCORPORATED BY REFERENCE TO
-------                 -----------                       ----------------------------
3(a-1)    Certificate of Incorporation as amended   Exhibit 3(a) to Registration Statement
          through 1971.                             on Form S-1 (File No. 2-42259).
3(a-2)    Certificate of Amendment dated May 16,    Exhibit 3(a-2) to Form 10K for the
          1983 to Certificate of Incorporation.     fiscal year ended February 28, 1983.
3(a-3)    Certificate of Amendment dated June 15,   Exhibit 3(a-3) to Form 10K for the
          1988 to Certificate of Incorporation.     fiscal year ended December 31, 1988.
3(a-4)    Certificate of Amendment dated July 6,    Exhibit 3(a-4) to Form 10K for the
          1989 to Certificate of Incorporation.     fiscal year ended December 31, 1994.
3(a-5)    Certificate of Amendment dated February   Exhibit 3(a-5) to Form 10K for the
          14, 1990 to Certificate of                fiscal year ended December 31, 1989.
          Incorporation.
3(a-6)    Certificate of Amendment dated May 1,     Exhibit 3(a-6) to Form 10K for the
          1991 to Certificate of Incorporation.     fiscal year ended December 31, 1994.
3(a-7)    Certificate of Amendment dated July 12,   Exhibit 3(a-7) to Form 10K for the
          1994 to Certificate of Incorporation.     fiscal year ended December 31, 1994.
 3(b)     Bylaws, as amended and presently in       Exhibit 3(b) to Form 10K for the year
          effect.                                   ended December 31, 1988.
 4(a)     Rights Agreement dated as of July 6,      Exhibit 1 to Registration Statement on
          1989 between Computer Horizons and        Form 8-A dated July 7, 1989.
          Chemical Bank, as Rights Agent ("Rights
          Agreement") which includes the form of
          rights Certificate as Exhibit B.
 4(b)     Amendment No. 1 dated as of February 13,  Exhibit 1 to Amendment No. 1 on Form 8
          1990 to Rights Agreement.                 dated February 13, 1990 to Registration
                                                    Statement on Form 8-A.
 4(c)     Amendment No. 2 dated as of August 10,    Exhibit 4(c) to Form 10K for the fiscal
          1994 to Rights Agreement.                 year ended December 31, 1994.
 4(d)     Employee's Savings Plan and Amendment     Exhibit 4.4 to Registration Statement on
          Number One.                               Form S-8 dated December 5, 1995.
 4(e)     Employee's Savings Plan Trust Agreement   Exhibit 4.5 to Registration Statement on
          as Amended and Restated Effective         Form S-8 dated December 5, 1995.
          January 1, 1996.
   5      Opinion of Latham & Watkins.              Filed herewith.
 10(a)    Employment Agreement dated as of          Exhibit 10(a) to Form 10K for the year
          February 16, 1990 between the Company     ended December 31, 1989.
          and John J Cassese.
 10(b)    Employment Agreement dated as of January  Exhibit 10(g) to Form S-3 dated August
          1, 1997 between the Company and William   14, 1997.
          J Murphy.
 10(c)    Employment Agreement dated as of March    Exhibit 10(c) to Form 10K for the year
          6, 1997 between the Company and Michael   ended December 31, 1996.
          J Shea.
 10(d)    Note Agreement dated as of March 15,      Exhibit 10(i) to Form 10K for the year
          1988 between the Company and              ended December 31, 1988.
          Massachusetts Mutual Life Insurance
          Company.
 10(e)    1991 Directors' Stock Option Plan, as     Exhibit 10(g) to Form 10K for the fiscal
          amended.                                  year ended December 31, 1994.
 10(f)    1994 Incentive Stock Option and           Exhibit 10(h) to Form 10K for the fiscal
          Appreciation Plan.                        year ended December 31, 1994.

EXHIBIT                 DESCRIPTION                       INCORPORATED BY REFERENCE TO
-------                 -----------                       ----------------------------
 10(g)    $15,000,000 Discretionary Line of Credit  Exhibit 10(h) to Form S-3a dated payable to Chase Manhattan Bank dated as  September 23, 1997.
          of June 30, 1997.
 10(h)    $10,000,000 Discretionary Line of Credit  Exhibit 10(h) to Form 10K for the fiscal
          from PNC Bank.                            year ended December 31, 1996.
 23(a)    Consent of Latham & Watkins (included in  Filed herewith.
          its opinion filed as Exhibit 5).
 23(b)    Consent of Grant Thornton LLP.            Filed herewith.
 23(c)    Consent of KPMG Peat Marwick.             Filed herewith.
  24      Power of Attorney (included on page II-4  Previously filed.
          of this Registration Statement).
 99(a)    Press Announcement.                       Previously filed.
 99(b)    Form of Acceptance.                       Previously filed.


  (b) Financial Statement Schedules
  None

ITEM 22.  UNDERTAKINGS.

(a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of the prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in additions to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirement of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating other securities offering therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the first day of June, 1998.



                                          COMPUTER HORIZONS CORP.



                                          By:      /s/ JOHN J CASSESE

                                            ------------------------------------


                                          Name:        John J Cassese

                                              ----------------------------------
                                                  Chairman of the Board and
                                                         President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

                /s/ JOHN J CASSESE                   Chairman of the Board and President   June 1, 1998
---------------------------------------------------    (Principal Executive Officer) and
                  John J Cassese                       Director

                         *                           Executive Vice President, Chief       June 1, 1998
---------------------------------------------------    Financial Officer and Secretary
                 William J Murphy                      (Principal Accounting Officer)

                         *                           Vice President and Controller         June 1, 1998
---------------------------------------------------
                  Michael J Shea

                         *                                        Director                 June 1, 1998
---------------------------------------------------
                  Thomas J Berry

                         *                                        Director                 June 1, 1998
---------------------------------------------------
                  Rocco J Marano

              *By: /s/ JOHN J CASSESE
  ----------------------------------------------
                  John J Cassese
                   Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT                  DESCRIPTION                       INCORPORATED BY REFERENCE TO
-------                  -----------                       ----------------------------
 3(a-1)    Certificate of Incorporation as amended    Exhibit 3(a) to Registration Statement
           through 1971.                              on Form S-1 (File No. 2-42259).
 3(a-2)    Certificate of Amendment dated May 16,     Exhibit 3(a-2) to Form 10K for the
           1983 to Certificate of Incorporation.      fiscal year ended February 28, 1983.
 3(a-3)    Certificate of Amendment dated June 15,    Exhibit 3(a-3) to Form 10K for the
           1988 to Certificate of Incorporation.      fiscal year ended December 31, 1988.
 3(a-4)    Certificate of Amendment dated July 6,     Exhibit 3(a-4) to Form 10K for the
           1989 to Certificate of Incorporation.      fiscal year ended December 31, 1994.
 3(a-5)    Certificate of Amendment dated February    Exhibit 3(a-5) to Form 10K for the
           14, 1990 to Certificate of ended           fiscal year December 31, 1989.
           Incorporation.
 3(a-6)    Certificate of Amendment dated May 1,      Exhibit 3(a-6) to Form 10K for the
           1991 to Certificate of Incorporate.        fiscal year ended December 31, 1994.
 3(a-7)    Certificate of Amendment dated July 12,    Exhibit 3(a-7) to Form 10K for the
           1994 to Certificate of Incorporation.      fiscal year ended December 31, 1994
 3(b)      Bylaws, as amended and presently in        Exhibit 3(b) to Form 10K for the year
           effect.                                    ended December 31, 1988.
 4(a)      Rights Agreement dated as of July 6,       Exhibit 1 to registration Statement on
           1989 between Computer Horizons and         form 8-A dated July 7, 1989.
           Chemical Bank, as Rights Agent ("Rights
           Agreement") which includes the form of
           rights Certificate as Exhibit B.
 4(b)      Amendment No. 1 dated as of February       Exhibit 1 to Amendment No. 1 on Form 8
           13, 1990 to Rights Agreement.              dated February 13, 1990 to Registration
                                                      Statement on Form 8-A.
 4(c)      Amendment No. 2 dated as of August 10,     Exhibit 4(c) to Form 10K for the fiscal
           1994 to Rights Agreement.                  year ended December 31, 1994.
 4(d)      Employee's Savings Plan and Amendment      Exhibit 4.4 to Registration Statement
           Number One.                                on Form S-8 dated December 5, 1995.
 4(e)      Employee's Savings Plan Trust Agreement    Exhibit 4.5 to Registration Statement
           as Amended and Restated Effective          on Form S-8 dated December 5, 1995.
           January 1, 1996.
 5         Opinion of Latham & Watkins.               Filed herewith.
10(a)      Employment Agreement dated as of           Exhibit 10(a) to Form 10K for the year
           February 16, 1990 between the Company      ended December 31, 1989.
           and John J Cassese.
10(b)      Employment Agreement dated as of           Exhibit 10(g) to Form S-3 dated August
           January 1, 1997 between the Company and    14, 1997.
           William J Murphy.
10(c)      Employment Agreement dated as of March     Exhibit 10(c) to Form 10K for the year
           6, 1997 between the Company and Michael    ended December 31, 1996.
           J Shea.
10(d)      Note Agreement dated as of March 15,       Exhibit 10(i) to Form 10K for the year
           1988 between the Company and               ended December 31, 1988.
           Massachusetts Mutual Life Insurance
           Company.
10(e)      1991 Directors' Stock Option Plan, as      Exhibit 10(g) to Form 10K for the
           amended.                                   fiscal year ended December 31, 1994.
10(f)      1994 Incentive Stock Option and            Exhibit 10(h) to Form 10K for the
           Appreciation Plan.                         fiscal year ended December 31, 1994.

EXHIBIT                  DESCRIPTION                       INCORPORATED BY REFERENCE TO
-------                  -----------                       ----------------------------
10(g)      $15,000,000 Discretionary Line of          Exhibit 10(h) to Form S-3a dated
           Credit payable to Chase Manhattan Bank     September 23, 1997.
           dated as of June 30, 1997.
10(h)      $10,000,000 Discretionary Line of          Exhibit 10(h) to Form 10K for the
           Credit from PNC Bank.                      fiscal year ended December 31, 1996.
23(a)      Consent of Latham & Watkins (included      Filed herewith.
           in its opinion filed as Exhibit 5).
23(b)      Consent of Grant Thornton LLP.             Filed herewith.
23(c)      Consent of KPMG Peat Marwick.              Filed herewith.
24         Power of Attorney (included on page        Previously filed.
           II-4 of this Registration Statement).
99(a)      Press Announcement                         Previously filed.
99(b)      Form of Acceptance                         Previously filed.